UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant:	☒
Filed by a Party other than the Registrant:	☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

REDWOOD TRUST, INC.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

REDWOOD TRUST, INC.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389-7373

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Redwood Trust, Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders of Redwood Trust, Inc., a Maryland corporation, to be held on May 21, 2024 at 8:30 a.m., Pacific time, at 4 Park Plaza, Suite 320, Irvine, California 92614 (the “Annual Meeting”), for the following purposes:
1.To consider and vote upon the election of Greg H. Kubicek, Christopher J. Abate, Doneene K. Damon, Armando Falcon, Douglas B. Hansen, Debora D. Horvath, Georganne C. Proctor, Dashiell I. Robinson, and Faith A. Schwartz to serve as directors until the annual meeting of stockholders in 2025 and until their successors are duly elected and qualify;
2.To consider and vote upon the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2024;
3.To consider and vote upon a non-binding advisory resolution to approve named executive officer compensation as described in this Proxy Statement;
4.To consider and vote upon an amendment to our 2002 Employee Stock Purchase Plan to increase the number of shares available for purchase; and
5.To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, stockholders will not receive paper copies of our proxy materials unless they specifically request them. We will send a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 11, 2024 to our stockholders of record as of the close of business on March 27, 2024. We are also providing access to our proxy materials over the Internet beginning on or about April 11, 2024. Electronic delivery of our proxy materials will reduce printing and mailing costs, as well as associated waste, relating to our Annual Meeting.
The Notice contains instructions for accessing the proxy materials, including the Proxy Statement and our annual report, and provides information on how stockholders may obtain paper copies free of charge. The Notice also provides the date and time of the Annual Meeting; the matters to be acted upon at the Annual Meeting and the Board of Directors' recommendation with regard to each matter to be acted upon; information about voting procedures; and information on how to attend the Annual Meeting.

YOUR VOTE IS IMPORTANT.
PLEASE PROMPTLY AUTHORIZE A PROXY TO CAST YOUR VOTES THROUGH THE INTERNET FOLLOWING THE VOTING PROCEDURES DESCRIBED IN THE NOTICE OR, IF YOU HAVE REQUESTED AND RECEIVED PAPER COPIES OF THE PROXY MATERIALS, BY TELEPHONE OR BY SIGNING, DATING AND RETURNING THE PROXY CARD SENT TO YOU.

Our Board of Directors has fixed the close of business on March 27, 2024 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting.
We would like your shares to be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we respectfully request that you authorize your proxy over the Internet following the voting procedures described in the Notice. In addition, if you have requested or received a paper or email copy of the proxy materials, you can authorize your proxy over the telephone or by signing, dating and returning the proxy card sent to you. We encourage you to authorize your proxy by any of these methods even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

By Order of the Board of Directors,
/s/ Andrew P. Stone
Secretary
April 1, 2024

TABLE OF CONTENTS

Introduction	1
Information About the Annual Meeting	2
Who May Attend the Annual Meeting	2
Who May Vote	2
Voting by Proxy; Board of Directors’ Voting Recommendations	2
Quorum Requirement	3
Other Matters	3
Information About the Proxy Statement and the Solicitation of Proxies	3
Annual Report	3
Householding	4
Corporate Governance	5
Corporate Governance Standards	5
Process for Nominating Potential Director Candidates	5
Director Independence	6
Board Leadership Structure	6
Executive Sessions	6
Board of Directors’ Role in Risk Oversight	7
Board of Directors’ Role in ESG Oversight	8
Board of Directors’ Self-Evaluation Process	8
Board Tenure and Refreshment; Mandatory Retirement Age	9
Communications with the Board of Directors	10
Director Attendance at Annual Meetings of Stockholders	10
Code of Ethics; Insider Trading Policy	10
Corporate Responsibility/ESG at Redwood	11
Stock Ownership Requirements	16
Required Stock Ownership by Directors	16
Required Stock Ownership by Executive Officers	16
Item 1 — Election of Directors	18
Meetings and Committees of the Board of Directors	25
Director Compensation	26
Information About Our Executive Officers	30
Security Ownership of Directors and Executive Officers	32
Security Ownership of Certain Beneficial Owners	33
Executive Compensation	34
Executive Summary of Compensation Discussion and Analysis	35
Compensation Discussion and Analysis	49
Executive Compensation Tables	83
Compensation Risks	100
CEO Pay Ratio	101
Pay vs. Performance Comparison	102
Securities Authorized For Issuance Under Equity Compensation Plans	108
Additional Information About Directors and Executive Officers	109
Audit Committee Matters	110
Item 2 — Ratification of Appointment of the Independent Registered Public Accounting Firm	112
Item 3 — Vote on an Advisory Resolution to Approve Named Executive Officer Compensation	113
Item 4 — Vote on an Amendment to the 2002 Redwood Trust, Inc. Employee Stock Purchase Plan to Increase the Number of Shares Available for Purchase Thereunder	115
Stockholder Proposals for the 2025 Annual Meeting	121
Information Incorporated by Reference	121
Annex A — Reconciliation of Non-GAAP EAD ROE to ROE Based on GAAP Financial Results	A-1
Annex B — Additional Disclosure Regarding Non-GAAP Adjusted ROE and Non-GAAP Adjusted EAD ROE	B-1
Annex C — 2002 Redwood Trust, Inc Employee Stock Purchase Plan, as Amended	C-1

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REDWOOD TRUST, INC.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389-7373

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2024

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Redwood Trust, Inc., a Maryland corporation (“Redwood,” the “Company,” “we,” or “us”), for exercise at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 21, 2024 at 8:30 a.m., Pacific time, at 4 Park Plaza, Suite 320, Irvine, California 92614, and at any adjournment or postponement thereof.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice of internet availability of proxy materials. All stockholders will have the ability to access proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this Proxy Statement available on the Internet on or about April 11, 2024 and to mail the Notice to all stockholders entitled to vote at the Annual Meeting on or about April 11, 2024. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials on or about April 11, 2024 or within three business days of such request.

The address and telephone number of our principal executive office are as set forth above and our website is www.redwoodtrust.com. Information on our website is not a part of this Proxy Statement.

INFORMATION ABOUT THE ANNUAL MEETING

Who May Attend the Annual Meeting

Only stockholders who own our common stock as of the close of business on March 27, 2024, the record date for the Annual Meeting, will be entitled to attend the Annual Meeting. In the discretion of management, we may permit certain other individuals to attend the Annual Meeting, including members of the media and our employees.

Who May Vote

Each share of our common stock outstanding on the record date for the Annual Meeting entitles the holder thereof to one vote. The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 27, 2024. As of March 28, 2024, there were 131,660,340 shares of common stock issued and outstanding. You can vote in person at the Annual Meeting or by proxy. You may authorize your proxy through the Internet by following the voting procedures described in the Notice or, if you have requested and received paper copies of the proxy materials, by telephone or by signing, dating, and returning the proxy card sent to you. To use a particular voting procedure, follow the instructions on the Notice or the proxy card that you request and receive by mail or email.

If your shares are held in the name of a bank, broker, or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If your shares are not registered in your own name and you plan to cast your votes at the Annual Meeting, you should contact your broker or agent to obtain a broker’s proxy card and bring it to the Annual Meeting in order to vote.

Voting by Proxy; Board of Directors’ Voting Recommendations

You may authorize your proxy over the Internet or, if you request and receive a proxy card by mail or email, over the phone or by signing, dating and returning the proxy card sent to you. If you vote by proxy, the individuals named on the proxy, or their substitutes, will cast your votes in the manner you indicate. If you date, sign, and return a proxy card without marking your voting instructions, your votes will be cast in accordance with the recommendations of Redwood’s Board of Directors, as follows:
•For the election of each of the nine nominees to serve as directors until the annual meeting of stockholders in 2025 and until their successors are duly elected and qualify;
•For the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2024;
•For the approval of the non-binding advisory resolution approving the compensation of our named executive officers;
•For the approval of the amendment to our 2002 Employee Stock Purchase Plan to increase the number of shares available for purchase thereunder; and
•In the discretion of the proxy holder on any other matter that properly comes before the Annual Meeting.
You may revoke or change your proxy at any time before it is exercised by submitting a new proxy through the Internet or by telephone, delivering to us a signed proxy with a date later than your previously delivered proxy, by voting in person at the Annual Meeting, or by sending a written revocation of your proxy addressed to Redwood’s Secretary at our principal executive office.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce printing and mailing costs, as well as associated waste, relating to our Annual Meeting.

Quorum Requirement

The presence, by attendance at the Annual Meeting or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

Other Matters

Our Board of Directors knows of no other matters that may be presented for stockholder action at the Annual Meeting. If other matters properly come before the Annual Meeting, however, it is intended that the persons named in the proxies will vote on those matters in their discretion.

Information About the Proxy Statement and the Solicitation of Proxies

Your proxy is solicited by our Board of Directors and we will bear the costs of this solicitation. Proxy solicitations will be made by mail, and also may be made by our directors, officers, and employees in person or by telephone, facsimile transmission, e-mail, or other means of communication. Banks, brokerage houses, nominees, and other fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of shares of our common stock entitled to be voted at the Annual Meeting and to obtain authorization for the execution of proxies on behalf of beneficial owners. We will, upon request, reimburse those parties for their reasonable expenses in forwarding proxy materials to their beneficial owners.

In addition, we have retained MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018, to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and to contact brokerage houses and other nominees, fiduciaries and custodians to request that such entities forward soliciting materials to beneficial owners of our common stock. For these services, we will pay MacKenzie Partners, Inc. a fee not expected to exceed $15,000, plus expenses.

Annual Report

Our 2023 Annual Report, consisting of our Annual Report on Form 10-K for the year ended December 31, 2023, is being made available to stockholders together with this Proxy Statement and contains financial and other information about Redwood, including audited financial statements for our fiscal year ended December 31, 2023. Certain sections of our 2023 Annual Report are incorporated into this Proxy Statement by reference, as described in more detail under “Information Incorporated by Reference” at the end of this Proxy Statement. Our 2023 Annual Report is also available on our website.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name may receive only one copy of the Notice, unless one or more of these stockholders provide notice that they wish to continue receiving individual copies. This procedure reduces our printing and mailing costs, as well as associated waste.

Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of this document for your household, please contact your bank or broker.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of this document in the future, please contact your bank or broker.

Beneficial owners can request additional information about householding from their banks or brokers.

CORPORATE GOVERNANCE

Corporate Governance Standards

Our Board of Directors has adopted Corporate Governance Standards (“Governance Standards”). Our Governance Standards are available on our website as well as in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office. The Governance Standards contain general principles regarding the composition and functions of our Board of Directors and its committees.

Process for Nominating Potential Director Candidates

Identifying and Evaluating Nominees for Directors.  Our Board of Directors nominates director candidates for election by stockholders at each annual meeting and elects new directors to fill vacancies on our Board of Directors between annual meetings of the stockholders. Our Board of Directors has delegated the selection and initial evaluation of potential director nominees to the Governance and Nominating Committee with input from the Chief Executive Officer and President. The Governance and Nominating Committee makes the final recommendation of candidates to our Board of Directors for nomination. Our Board of Directors, taking into consideration the assessment of the Governance and Nominating Committee, also determines whether a nominee would be an independent director.

Stockholders’ Nominees.  Our Bylaws permit stockholders to nominate a candidate for election as a director at an annual meeting of the stockholders subject to compliance with certain notice and informational requirements, as more fully described below in this Proxy Statement under “Stockholder Proposals for the 2025 Annual Meeting.” A copy of the full text of our current Bylaws may be obtained by any stockholder upon written request addressed to Redwood’s Secretary at our principal executive office. Among other matters required under our Bylaws, any stockholder nominations should include the nominee’s name and qualifications for Board membership and should be addressed to Redwood’s Secretary at our principal executive office.

The policy of the Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for election to our Board of Directors. The Governance and Nominating Committee evaluates stockholder nominations in connection with its responsibilities set forth in its written charter and applies the qualification and diversity criteria set forth in the Governance Standards.

Director Qualifications.  Our Governance Standards contain Board membership criteria that apply to nominees for our Board of Directors. Each member of our Board of Directors must exhibit high standards of integrity, commitment, and independence of thought and judgment, and must be committed to promoting the best interests of Redwood. In addition, each director must devote the time and effort necessary to be a responsible and productive member of our Board of Directors. This includes developing knowledge about Redwood’s business operations and doing the work necessary to participate actively and effectively in Board and committee meetings.

Our Governance Standards also contain criteria that are intended to guide our Governance and Nominating Committee’s considerations of diversity in identifying nominees for our Board of Directors. In particular, our Governance Standards provide that the members of our Board of Directors should collectively possess a broad range of talent, skill, expertise, background, and life experience useful to effective oversight of our business and affairs and sufficient to provide sound and prudent guidance with respect to our operations and interests. Our Board of Directors considers diversity as broadly construed to mean a variety of identities, perspectives, personal and professional experiences and backgrounds. This can be represented in characteristics that include but are not limited to race, ethnicity, national origin, gender and sexual orientation. The self-assessments that are conducted each year by our Board of Directors and our Governance and Nominating Committee include an assessment of whether the Board’s then current composition represents the broad range of talent, skill, expertise, background, and life experience that is called for by our Governance Standards.

Among our nine nominees for election to the Board, four nominees are women and two nominees – one male and one female – self identify as individuals from an underrepresented community. For this purpose, an “individual from an underrepresented community” means an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender.
We believe our directors have a well-rounded variety of diversity, skills, qualifications and experience, and represent an effective mix of deep company knowledge and outside perspectives. Additional information regarding the mix of experience, qualifications, attributes and skills of our directors is included under Item 1—Election of Directors on pages 18 - 24 of this Proxy Statement.

Director Independence

As required under Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual and our Governance Standards, on February 22, 2024 our Board of Directors affirmatively determined that none of the following directors have a material relationship (either directly or as a partner, shareholder, or officer of an organization that has a relationship) with us and that each of them qualifies as “independent” under Section 303A: Greg H. Kubicek, Doneene K. Damon, Armando Falcon, Douglas B. Hansen, Debora D. Horvath, Georganne C. Proctor, and Faith A. Schwartz. The Board of Directors’ determinations were made after consideration of, among other things, the matters described below under “Additional Information About Directors and Executive Officers — Certain Relationships and Related Party Transactions” on page 109 of this Proxy Statement. Two members of our Board of Directors, Mr. Abate and Mr. Robinson, do not qualify as “independent” under Section 303A of the NYSE Listed Company Manual or our Governance Standards because they are Redwood’s Chief Executive Officer and President, respectively.

Board Leadership Structure

At Redwood, there is a separation between the chair of the Board (“Board Chair”) and chief executive officer roles. Redwood’s Board Chair presides over meetings of the Board and serves as a liaison between the Board and management of Redwood. In addition, Redwood’s Board Chair provides input regarding Board agendas, materials, and areas of focus, and may represent Redwood to external constituencies such as investors, governmental representatives, and business counterparties. The Board Chair is currently Greg H. Kubicek, who was elected Chair in May 2022 and who has served as an independent director of Redwood since 2002.

In addition, under the Governance Standards, each of the Audit Committee, Compensation Committee, and Governance and Nominating Committee of Redwood’s Board of Directors is comprised solely of independent directors.
The Board believes this leadership structure is appropriate for Redwood, as it provides for the Board to be led by, and its standing committees to be comprised of, independent directors. As an independent Board Chair, Mr. Kubicek brings two decades of experience of serving on Redwood’s Board along with the important perspective of an independent director to this leadership position.

Executive Sessions

Pursuant to our Governance Standards, our non-employee directors (i.e., the seven of our nine current directors who are not Redwood employees) meet in executive session at each regularly scheduled quarterly meeting of our Board of Directors and at such other times as determined by the Board Chair. In addition, if any non-employee director is not also an independent director, then, under our Governance Standards, our independent directors meet at least annually in executive session without any such non-independent directors.

Board of Directors’ Role in Risk Oversight

The Board of Directors takes a primary role in risk oversight. At its regular meetings, the Board of Directors reviews Redwood’s business and investment strategies and plans and seeks an understanding of the related risks as well as management’s approach to identifying and managing those risks. In carrying out its role in risk oversight, the Board of Directors receives and discusses quarterly reports from the Chief Executive Officer (and other officers of Redwood) and the Audit Committee, which also carries out a risk oversight function delegated by the Board of Directors.

Under its charter, the Audit Committee is specifically charged with (i) inquiring of management and Redwood’s independent registered public accounting firm about significant risks or exposures with respect to corporate accounting, reporting practices of Redwood, the quality and integrity of the financial reports and controls of Redwood, regulatory and accounting initiatives, and any off balance sheet structures and (ii) assessing the steps management has taken to monitor or minimize such risks. In addition, the Audit Committee is specifically charged with regularly discussing with management Redwood’s policies with respect to risk assessment and risk management, including identification of Redwood’s major financial and operational risk exposures and the steps management has taken to monitor or control those exposures. For example, the Audit Committee receives quarterly reports from management regarding various financial risk management topics (such as credit risk, interest rate risk, liquidity risk, and counterparty risk), and various operational risk management topics (such as cybersecurity, operations and regulatory compliance) and regularly discusses with management Redwood's exposure to, and management of, financial and operational risks.

The Audit Committee carries out this function by, among other things, receiving a quarterly risk management report from Redwood’s Chief Executive Officer and other Redwood officers, and a quarterly internal audit report from Redwood’s head of internal audit, reviewing these reports, and discussing them by asking questions and providing direction to management. In addition, as noted below under “Audit Committee Matters – Audit Committee Report,” the Audit Committee also receives and discusses regular and required communications from Redwood’s independent registered public accounting firm regarding, among other things, Redwood’s internal controls. In addition to discussion of these reports during Audit Committee meetings, as circumstances merit, the Audit Committee holds separate executive sessions with one or more of the Chief Executive Officer, Chief Financial Officer, Redwood’s head of internal audit, and representatives of Redwood’s independent registered public accounting firm to discuss any matters that the Audit Committee or these persons believe should be discussed in the absence of other members of management. Redwood's Chief Financial Officer and head of internal audit each also regularly communicate with the Chair of the Audit Committee between Audit Committee meetings.

Oversight of Cybersecurity Risk. As part of its risk oversight function, the Board of Directors, including through delegation to the Audit Committee, regularly receives risk management reporting from various officers of the Company responsible for cybersecurity and information technology (“IT”) risk, and oversees management’s administration of Redwood’s cybersecurity risk management program. For example, officers within Redwood’s IT department provide periodic (generally at least once per quarter) reports from management to the Audit Committee related to cybersecurity, Redwood’s cybersecurity risk management program and related risks, with copies of these reports also provided to our full Board. These reports supplement materials and presentations from outside experts that are also provided to members of the Board of Directors from time to time as part of the Board’s and Audit Committee’s continuing education on risk oversight topics such as cybersecurity that impact companies in our industry and, more generally, publicly-traded companies. In addition, management has policies and procedures in place to ensure that event-driven updates are provided on a timely basis to the Audit Committee and the Board of Directors regarding any material cybersecurity incidents and, as appropriate, any incidents with lesser impact potential. Additional discussion of Redwood’s Cybersecurity Risk Management and Strategy, as well of Cybersecurity Governance at Redwood is included within Part I, Item 1C of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 29, 2024.

In addition, when appropriate, the Board of Directors may delegate to the Compensation Committee and Governance and Nominating Committee risk oversight responsibilities with respect to certain matters or request that other committees review certain risk oversight matters. For example, the Compensation Committee has been delegated the responsibility for determining, on an annual basis, whether Redwood’s compensation policies and practices are reasonably likely to have a material adverse effect on Redwood. As another example, the Governance and Nominating Committee reports to the Board of Directors the results of its analysis of potential risks related to board leadership and composition, board structure, and executive succession planning.

The Board of Directors believes that this manner of administering the risk oversight function effectively integrates oversight into the Board of Directors’ leadership structure, because the risk oversight function is carried out both at the Board level as well as through delegation to the Audit Committee, which consists solely of independent directors, and, when appropriate, to the Compensation Committee and Governance and Nominating Committee, which also consist solely of independent directors.

Board of Directors’ Role in ESG Oversight
Redwood’s management, under the oversight of the Board of Directors, formulates Redwood’s strategic and operational approach to environmental, social, and governance (“ESG”) matters and executes on specific ESG initiatives. The Board of Directors’ oversight of management’s approach to ESG matters includes the Board’s standing Committees playing primary roles and regularly providing reports to the full Board regarding, among other things, the following:
•Investment and Environmental Matters. Risks and opportunities related to investments that have a nexus with the Company’s ESG initiatives are reviewed as part of the Audit Committee’s oversight of financial risk. In addition, the Audit Committee reviews updates from management regarding environmental- and climate change-related risk and disclosure requirements.
•Human Capital/Social Matters. The Compensation Committee reviews updates from management regarding risk and opportunity related to social matters, including, among other things, human capital-related matters such as workforce inclusion and diversity initiatives and employee engagement efforts.
•Governance Matters. The Governance and Nominating Committee is responsible for overseeing corporate governance matters at Redwood, including, among other things, Board structure, Board composition and succession planning, the Board’s self-evaluation process, and the receipt, retention, and treatment of reported concerns related to potential violations of Redwood’s Code of Ethics.
A further review of Corporate Responsibility/ESG at Redwood is set forth on pages 11 - 15 of this Proxy Statement. Additional information about Redwood’s corporate responsibility and sustainability programs and initiatives is included on Redwood’s corporate website at www.redwoodtrust.com under the heading “Corporate Responsibility.”

Board of Directors’ Self-Evaluation Process

The Board believes it is important to periodically assess its own performance and effectiveness in carrying out its strategic and oversight role with respect to the Company. The Board evaluates its performance through annual self assessments at the Board and Committee levels, as well as through annual individual director self assessments that include one-on-one meetings conducted by the Board Chair with each of the other directors (with respect to the Board Chair, the Chair of the Governance and Nominating Committee). These self assessments include analysis of the effectiveness of the Board, its Committees and its directors, how they are functioning and areas of potential improvement. The results of these performance reviews are also considered, among other things, by the Governance and Nominating Committee and the Board when considering whether to recommend a director for re-election and whether to consider new director candidates.

Board Tenure and Refreshment; Mandatory Retirement Age

Consistent with our Governance Standards, the Board is mindful that the composition of the Board, from a tenure and refreshment perspective, should reflect an appropriate mix of individuals with significant experience as a member of Redwood’s Board, together with individuals who are newer to service on Redwood’s Board, who bring fresh perspectives and additional diversity of thought. For example, given Redwood’s business model, which includes engaging in mortgage banking activities, investing in long-term mortgage loan obligations and regularly accessing the mortgage loan finance markets, directors who have served on Redwood’s Board through multiple economic and financial market cycles are valued for the continuity and long-term perspectives they provide to other Board members and to management. At the same time, the business environment in which Redwood operates is constantly evolving – including from human capital and technological perspectives – and, therefore, Board refreshment is important to the continued effectiveness of the Board in the oversight of these and other evolving matters of importance to Redwood.
At Redwood, refreshment of the composition of Redwood’s Board regularly occurs, for a variety of reasons, including the following:
•Director Retirement / Departure. Director departures and retirements, including in accordance with the mandatory retirement age set forth in our Governance Standards, prompt refreshment.
◦For example, in 2023, one director retired from the Board of Directors at age 69 in order to attend to family matters.
•Mandatory Retirement Age. Under our Governance Standards, an individual, including an incumbent director, is generally ineligible to stand for election or re-election to the Board after reaching age 75.
•For example, in 2022, two directors retired from the Board of Directors in accordance with the mandatory retirement provisions of our Governance Standards.
•Board Expansion. Redwood is permitted under its Charter to increase the size of the Board of Directors; expanding the size of the Board when merited enables Redwood to add new Board members to address emerging needs for Board-level expertise.
•For example, in November 2023, Redwood announced that the size of the Board would be increased, and Ms. Damon was elected to serve on the Board.

•Board’s Succession Planning / Self-Evaluation Process. The Board’s collective and individual self-assessment process (described further above under the heading “Board of Directors’ Self-Evaluation Process”) provides perspectives on Board composition that can prompt refreshment. In addition, Board refreshment results from the Board’s ongoing succession planning efforts to attract new directors to replace directors who are expected to retire or otherwise depart from the Board.
Refreshment of Board leadership positions is another area of focus that the Board believes is important to its continued effectiveness over the long-term. Redwood’s Governance Standards include provisions regarding the rotation of Board leadership positions, including a stated expectation that the Board Chair position, as well as the Committee Chair positions for each of the Board’s standing committees, will rotate at regular intervals.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with our Board of Directors by e-mail addressed to boardofdirectors@redwoodtrust.com. The Board Chair has access to this e-mail address and provides access to other directors as appropriate. Communications that are intended specifically for non-employee directors should be addressed to the Board Chair.

Director Attendance at Annual Meetings of Stockholders

Pursuant to our Governance Standards, Redwood’s directors are expected to attend annual meetings of stockholders. All of Redwood’s directors nominated for election in 2023 attended the 2023 annual meeting of stockholders in person. We currently expect all directors nominated for election to attend this year's Annual Meeting.

Code of Ethics; Insider Trading Policy

The Board of Directors has adopted a Code of Ethics that applies to all of Redwood’s directors, officers, and employees. The Code of Ethics is available on our website as well as in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office. We intend to post on our website and disclose in a Current Report on Form 8-K, to the extent required by applicable regulations, any change to the provisions of Redwood’s Code of Ethics and any waiver of a provision of the Code of Ethics.

We have adopted an Insider Trading Policy and related procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers, employees and other covered persons that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing requirements of the NYSE. This policy imposes regular blackout periods during which certain individuals may not transact in our securities and pre-clearance procedures for transactions by certain specified individuals, including, among others, the members of our Board and our executive officers. In addition, this policy prohibits certain transactions that we have determined are higher risk or for which there is a heightened appearance of potential improper or inappropriate conduct, including short sales of our securities, options trading in puts, calls or other derivative securities involving our securities, hedging transactions, and margin accounts and pledging of our securities. We regularly review our Insider Trading Policy with our Board and management. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to Redwood’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 29, 2024.

CORPORATE RESPONSIBILITY & ESG AT REDWOOD

Our corporate vision is to be the leading operator and strategic capital provider for sustainable innovation in housing finance. The support we provide to the housing market is critical to the long-term growth and health of the economy and our nation. Throughout our Operating Businesses as well as our Investment Portfolio, we play an active role in supporting various areas of the residential housing market, including by enhancing liquidity in the residential real estate finance markets and, in turn, facilitating home ownership and access to housing across the United States.

Corporate responsibility and ESG are important to achieving our overarching vision, support our ability to grow and deliver attractive risk adjusted returns to stockholders and integrated into our overall long-term strategy. We believe that the sustainability of Redwood's business depends on a broad array of factors, including a continuing focus on investments in our people, ethics and integrity, and corporate responsibility. Strong corporate governance, coupled with sound financial and operational risk management, are also essential pillars that support Redwood's growth and sustainability.

ESG Report

In 2023, Redwood published our second annual ESG report which included disclosure on our ESG efforts and metrics relevant to our businesses, as well as selected metrics included in accordance with the Sustainability Accounting Standards Board ("SASB") standards for the Financials Sector Mortgage Finance and Asset Management & Custody Activities industries. More information related to our ESG efforts and practices can be found in this ESG report which can be accessed on our corporate website, www.redwoodtrust.com, under the heading "Corporate Responsibility." The information on our website, including our ESG report, is not incorporated by reference in this Proxy Statement.

VALUE REPORTING FOUNDATION
SASB STANDARDS
REDWOOD TRUST
ESG REPORT
Making Housing More Accessible

ESG Oversight

Our Board of Directors oversees management's approach to ESG matters, with standing Board Committees playing a primary role in overseeing different aspects of ESG. Management regularly reports to the Board and its committees regarding ESG matters.

AUDIT COMMITTEE

As part of its oversight of financial risk, the Audit Committee reviews updates from management regarding various ESG-related risks and initiatives.The Audit Committee reviews updates from management regarding environmental-related and climate change-related risk and disclosure requirements.

COMPENSATION COMMITTEE

The Compensation Committee oversees risk and opportunity related to human capital matters and reviews regular updates from management on various human capital topics such as workforce trends, employee engagement efforts, and succession planning.

GOVERNANCE AND NOMINATING COMMITTEE

ESG Management-Level Steering Committee

Several years ago, Redwood formed a cross-functional ESG Management Advisory Committee ("ESG Committee") to support our ongoing efforts and initiatives related to sustainability, human capital, environmental, social and corporate governance issues, and other policy matters that are relevant to Redwood and our stakeholders. The ESG Committee is broadly responsible for charting Redwood's strategy relating to ESG, as well as developing, implementing, and monitoring initiatives, policies and procedures at Redwood to carry out that strategy. In addition, the ESG Committee is responsible for coordinating and overseeing communications relating to ESG matters with Redwood's shareholders, workforce, customers and business counterparties, communities and other stakeholders. The ESG Committee is comprised of our Chief Executive Officer (Chair) and President (Vice Chair), as well as officers across finance, legal, risk, human resources, and other departments. The ESG Committee meets on a regular basis, with the Chair providing regular updates to the Board's committees and the full Board.

Board of Directors
9 Total Board Members
8 New Board Members SINCE 2016
GENDER DIVERSITY
Female 44%
Male 56%
TENURE
1-5 Years 44%
6-10 Years 22%
10+ Years 33%
Average Tenure 10 Years
COMMITTEE CHAIRS
Female/ Ethnically/Racially Diverse 100%
AGE
65-69 Years Old 45%
40-59 Years Old 33%
60-64 Years Old 22%
Average Age 60 Years
INDEPENDENCE
Non-Independent 22%
Independent 78%
RACIAL/ETHNIC DIVERSITY
Ethnically/Racially Diverse 22%
Caucasian 78%

GOVERNANCE BEST PRACTICES

Director Overboarding Limits	Separate CEO and Board Chair Roles
Stock Ownership Requirements for Executive Officers and Directors	Independent Board Chair
Continuing Education for Directors	Annual Election of All Directors with Majority Voting Standard
Mandatory Retirement for Directors at Age 75	Annual Board and Committee Self-Evaluation
Shareholder Engagement	Executive Compensation Clawback Policy
Board Oversight of ESG	One Common Share, One Vote
Shareholder Right to Call Special Meeting	Internal Management Structure
Executive Sessions of Independent Board Members	Independent Standing Board Committees
Board Oversight of Succession Planning	Multiple Audit Committee Financial Experts
Annual "Say-on-Pay" Vote on Executive Compensation	Effective Board Refreshment

2023 SHAREHOLDER ENGAGEMENT[1]

91%
of institutional investors included in 2023 Say-on-Pay/ESG outreach efforts

61%
of institutional investors responded to Say-on-Pay/ESG outreach efforts

Direct engagement with
34%
of institutional investors on Say-on-Pay/ESG

NEW YORK
EXCHANGE

Redwood Employees

EMPLOYEE COMPOSITION AT DECEMBER 31, 2023—ALL EMPLOYEES (289)

All Employees – Gender Diversity

Female
45%
Male
55%

All Employees – Ethnic/Racial Diversity

Ethnically/Racially
Diverse
35%

Executive Team – Gender Diversity[2]

Female
33%
Male
66%

[2] Executive team consists of six members as of December 31, 2023.

Redwood Employees

ENGAGEMENT AND DEVELOPMENT

ENGAGEMENT, RETENTION & DEVELOPMENT

20+ Learning and Engagement Activities

13.2% Voluntary Turnover in 2023

75% of 2023 Promotions Identify as Female or Ethnically/Racially Diverse

EMPLOYEE RESOURCE GROUPS:

3 Employee Resourse Groups

- TogetHER
- Employee Diversity Council
- Employee Foundation

Social

Habitat For Humanity

Backpack Drive For Kids

HAPPY WOMEN'S HISTORY MONTH
IN THIS ISSUE
WHAT WOMEN'S HISTORY MONTH MEANS TO ME
BY SHAWNDA MERRIMAN
LEARN
HISTORY
Welcome!
by TogetHER
This month, TogetHER is taking over the Diversity Council newsletter to bring you a special edition in celebration of Women's History Month. For over 40 years
Diversity Council's Mosaic Newsletter

SOLES4SOULS
Donate your new and gently used shoes here!
Shoe Donation Drive

$550K+ Total charitable donations since inception through Employee Foundation

$350MM+ Capital invested in HEI since inception

46% of 2023 Charitable Contributions to DEIB focused organizations

67% of 2023 bridge loan funding was in support of sponsors seeking to purchase and renovate rental housing units

70% of units in rental properties that Redwood provided long-term financing to in 2023 are considered affordable housing

STOCK OWNERSHIP REQUIREMENTS

Required Stock Ownership by Directors

Pursuant to our Governance Standards, non-employee directors are required to purchase from their own funds at least $50,000 of our common stock within three years from the date of commencement of their Board membership. Vested deferred stock units (“DSUs”) acquired by a director through the voluntary deferral of cash compensation that otherwise would have been paid to that director are counted towards this requirement. Any director whose status has changed from being an employee director to being a non-employee director is not subject to this requirement if that director held at least $50,000 of our common stock at the time of that change in status.

Additionally, non-employee directors are required to own common stock, including vested DSUs acquired through both voluntary and involuntary deferred compensation, equal to at least five times the annual cash retainer payable to non-employee directors (i.e., at least $450,000 in common stock based on the current annual cash retainer in effect) within five years from the date of commencement of their Board membership. Stock and DSUs acquired with respect to the $50,000 stock purchase requirement count toward the attainment of this additional stock ownership requirement. Compliance with these ownership requirements is measured on a purchase/acquisition cost basis.

As of the date of this Proxy Statement, all of our non-employee directors were in compliance with these requirements either due to ownership of the requisite number of shares and vested DSUs, or because the director was within the time period permitted to attain the required level of ownership.

Required Stock Ownership by Executive Officers

The Compensation Committee of our Board of Directors has set the following executive stock ownership requirements with respect to our executive officers:
•Each executive officer is required to own stock with a value at least equal to (i) 6.25 times current salary for the Chief Executive Officer, (ii) 3.25 times current salary for the President, and (iii) three times current salary for the other executive officers;
•Five years are allowed to initially attain the required level of ownership and five years are allowed to acquire additional incremental shares if promoted to a position with a higher requirement or when a salary increase results in a higher requirement (if not in compliance at the indicated times, then the executive officer is required to retain net after-tax shares delivered as compensation or from the 2014 Incentive Plan or the Executive Deferred Compensation Plan until compliance is achieved);
•All shares owned outright are counted, including those held in trust for the executive officer and his or her immediate family, as well as vested and unvested DSUs and any other vested shares held pursuant to other employee plans; and
•Compliance with these requirements is measured on a purchase/acquisition cost basis for shares of common stock, and on grant date value for vested and unvested DSUs.

Redwood’s executive officers are currently the following individuals: Chief Executive Officer – Christopher J. Abate; President – Dashiell I. Robinson; Chief Financial Officer – Brooke E. Carillo; Chief Investment Officer – Fred J. Matera; Executive Vice President, Chief Legal Officer and Secretary – Andrew P. Stone; and Chief Human Resource Officer – Sasha G. Macomber. All of Redwood’s executive officers were in compliance with these stock ownership requirements either due to ownership of the requisite number of shares and vested and unvested DSUs, or because he or she was within the time period permitted to attain the required level of ownership. The chart below illustrates compliance relative to the applicable requirement for each of our executive officers as of March 28, 2024.

Further information about each of Redwood’s executive officers is included within “Information About Our Executive Officers” on pages 30 - 31 of this Proxy Statement.

ITEM 1 — ELECTION OF DIRECTORS

The nominees for the nine director positions are set forth below. In the event we are advised prior to the Annual Meeting that any nominee will be unable to serve or for good cause will not serve as a director if elected at the Annual Meeting, the proxies will cast votes for any person who shall be nominated by the present Board of Directors to fill such directorship. The nominees listed below currently are serving as directors of Redwood.

Vote Required

If a quorum is present, the election of each nominee as a director requires a majority of the votes cast with respect to such nominee at the Annual Meeting. For purposes of the election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee for election as a director exceeds the number of votes cast “against” that nominee. Cumulative voting in the election of directors is not permitted. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote in the election of directors. In accordance with Redwood’s Bylaws and its Policy Regarding Majority Voting, any incumbent nominee for director must offer to resign from the Board if he or she fails to receive the required number of votes for re-election. The Governance and Nominating Committee will consider the offer of resignation and will recommend to the Board whether to accept the offer to resign. The Board will decide whether to accept the offer to resign and will publicly disclose its decision.

Nominees to Board of Directors

Name	Current Position with Redwood
Greg H. Kubicek	Chair of the Board
Christopher J. Abate	Director and Chief Executive Officer
Doneene K. Damon	Director
Armando Falcon	Director
Douglas B. Hansen	Director
Debora D. Horvath	Director
Georganne C. Proctor	Director
Dashiell I. Robinson	Director and President
Faith A. Schwartz	Director

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES IDENTIFIED ABOVE.

Set forth below are summaries of the self-identified diversity characteristics, and the experience, qualifications, attributes and skills, of each of the nominees for election at the Annual Meeting, as well as certain biographical information regarding each of these individuals.

For each nominee for election as a director, set forth on the following pages is biographical information regarding the nominee, as well as factors supporting the Board of Directors’ conclusion to nominate the nominee for election to continue to serve as a director.

Greg H. Kubicek, age 67, is Chair of the Board, having previously served as Vice Chair of the Board from December 2020 to May 2022. After serving as Founder and CEO of The Holt Group, Inc. for 41 years, Mr. Kubicek was appointed CEO of GHK Enterprises, Inc. following Sekisui House’s acquisition of The Holt Group, Inc., a real estate company and its associated funds that purchase, develop, own, and manage real estate properties. Mr. Kubicek has also served as Chair of the the Board of Cascade Corporation, an international manufacturing corporation. Mr. Kubicek holds an A.B. in Economics from Harvard College.
The Board of Directors concluded that Mr. Kubicek should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes
•Management and entrepreneurial experience
•Expertise and experience in the real estate development industry
•Experience and expertise in the property management business
•Professional and educational background

Christopher J. Abate, age 44, has served as Chief Executive Officer since May 2018 and as a director since December 2017. Mr. Abate has been employed with Redwood since April 2006, previously serving as Redwood’s President from July 2016 to May 2018, Chief Financial Officer from March 2012 to August 2017, and Controller from January 2009 to March 2013. From October 2019 to December 2021, Mr. Abate served as Chair of the Board of Structured Finance Association

Association. Before joining Redwood, Mr. Abate was employed by PricewaterhouseCoopers LLP. He holds a B.A. in accounting and finance from Western Michigan University, an M.B.A. from the University of California at Berkeley and Columbia University.

The Board of Directors concluded that Mr. Abate should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience, including experience as Chief Executive Officer, President, Chief Financial Officer, and Controller of Redwood
•Skill and experience in managing balance sheet exposures and managing risks
•Skill and experience in executing capital markets transactions
•Finance and accounting expertise and experience
•Professional and educational background

Doneene K. Damon, age 56, has been a director of Redwood since November 2023. Ms. Damon is a practicing attorney as a Director of Richards, Layton & Finger, P.A. (“RLF”), a multidisciplinary law firm based in Wilmington, Delaware, which she joined in 1992. Ms. Damon served as the President of RLF from 2019 to 2022, and currently serves as chair of the firm’s Corporate Trust and Agency Services Group and as Chief Diversity Director. Ms. Damon also currently serves on the the Board of Directors of Brown Advisory Delaware Trust Company and as a board member of the Structured Finance Association, the Forum of Executive Women and the Delaware Business Roundtable. Ms. Damon’s commitment to public service and nonprofit organizations includes current or past service as a member of Delaware’s Judicial Nominating Commission, the Delaware Prosperity Partnership, and the Delaware Bench and Bar Diversity Project. Ms. Damon previously served as the Chair of the Board of Directors of Christiana Care Health System, Inc. and Health Services, Inc., and she currently serves on the Board of Directors of St. Joseph’s University and is a member of the Board of Visitors of Temple University’s Beasley School of Law. Ms. Damon holds a B.S. in Accounting from St. Joseph’s University in Philadelphia and a J.D. from Temple University’s School of Law.

The Board of Directors concluded that Ms. Damon should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience
•Skill and experience in executing structured finance transactions
•Expertise and experience in legal and regulatory matters
•Expertise and experience relating to corporate and institutional governance
•Professional and educational background

Armando Falcon, age 63, has been a director of Redwood since March 2021. Mr. Falcon is CEO of Falcon Capital Advisors LLC, a management consulting firm based in Washington, DC, that provides strategic advice and technical assistance to financial services companies, mortgage industry companies, and government agencies on matters involving process reengineering, project management, regulatory compliance, and data analytics, which he founded in 2007. He previously served served as the Director of the Office of Federal Housing Enterprise Oversight, and as the General Counsel for the Committee on Banking and Financial Services of the U.S. House of Representatives. Mr. Falcon currently serves on the Board of Directors of the Structured Finance Association. Mr. Falcon also serves as an advisor to the Board of Directors of the National Association of Hispanic Real Estate Professionals. Mr. Falcon holds a B.A. from St. Mary’s University, an M.P.P. from Harvard University, and a J.D. from the University of Texas.

The Board of Directors concluded that Mr. Falcon should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience
•Experience in government service and financial regulation
•Expertise and experience in the real estate finance and financial services industries
•Expertise and experience relating to corporate and institutional governance
•Professional and educational background

Douglas B. Hansen, age 66, is a founder of Redwood, and served as Redwood’s President from 1994 through 2008. Mr. Hansen retired from his position as President of Redwood at the end of 2008. Mr. Hansen has been a director of Redwood since 1994. Mr. Hansen serves on the Board of Directors of Four Corners Property Trust, Inc., a publicly traded real estate investment trust. Mr. Hansen also serves on the board of River of Knowledge, a not-for-profit institution. Mr. Hansen holds holds an A.B. in Economics from Harvard College and an M.B.A. from Harvard Business School.
The Board of Directors concluded that Mr. Hansen should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience, including experience as Redwood’s President since its founding in 1994 through 2008
•Skill and experience in investing in real estate-related assets and managing portfolios of such investments
•Skill and experience in managing balance sheet exposures and managing risks
•Skill and experience in executing capital markets transactions
•Experience in finance and accounting matters
•Professional and educational background

Debora D. Horvath, age 69, has been a director of Redwood since 2016. Ms. Horvath is Principal of Horvath Consulting LLC, which she founded in 2010. Ms. Horvath served as an Executive Vice President for JP Morgan Chase & Co. from 2008 to 2010. Ms. Horvath served as an Executive Vice President and Chief Information Officer for Washington Mutual, Inc. (“WaMu”) from 2004 to 2008. In addition to being the technology leader at WaMu, Ms. Horvath was responsible for the Enterprise

Enterprise Project Office and was Chair of WaMu’s Environmental Council. Ms. Horvath, a 25-year veteran from General Electric Company (“GE”), served 12 years as a Senior Vice President and Chief Information Officer for the GE insurance businesses. Ms. Horvath has been a Director of StanCorp Financial Group, Inc. since 2013. She was a director of the Federal Home Loan Bank of Seattle from 2012 to January 2014. Ms. Horvath holds a B.A. in Business Administration from Baldwin Wallace University and is a graduate of GE’s Financial Management Program (FMP).

The Board of Directors concluded that Ms. Horvath should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience
•Experience as a chief information officer
•Expertise and experience relating to information technology and technology risk management
•Accounting and finance experience
•Expertise and experience relating to institutional governance
•Professional and educational background

Georganne C. Proctor, age 67, has been a director of Redwood since March 2006. Ms. Proctor is the former Chief Financial Officer of TIAA-CREF, and served in that position from June 2006 to July 2010. Additionally, Ms. Proctor served jointly as Chief Financial Officer and Executive Vice President for Enterprise Integration at TIAA-CREF from January 2010 to July 2010. From July 2010 to October 2010, she continued to serve as Executive Vice President for Enterprise Integration

Integration at TIAA-CREF. From 2003 to 2005, Ms. Proctor was Executive Vice President of Golden West Financial Corporation, a thrift institution. From 1994 to 1997, Ms. Proctor was Vice President of Bechtel Group, a global engineering firm, and also served as its Senior Vice President and Chief Financial Officer from 1997 to 2002 and as a director from 1999 to 2002. From 1991 to 1994, Ms. Proctor served as finance director of certain divisions of The Walt Disney Company, a diversified worldwide entertainment company. Ms. Proctor previously served as Chair of Avantax, Inc.’s Board of Directors from July 2019 to November 2023. She also served on the Board of Directors of Sculptor Capital Management, Inc. from 2011-2021, Kaiser Aluminum Corporation from 2006 to 2009 and SunEdison, Inc. from 2013 to 2017. Ms. Proctor holds a B.S. in Business Management from the University of South Dakota and an M.B.A. from California State University East Bay.

The Board of Directors concluded that Ms. Proctor should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Management experience
•Expertise as a chief financial officer
•Expertise and experience in the banking, insurance, and investment management industries
•Professional and educational background

Dashiell I. Robinson, age 44, has served as Redwood’s President since December 2017 and as a director since August 2021. Prior to joining Redwood in September 2017, Mr. Robinson was employed at Wells Fargo Securities, serving as the Head of Mortgage Finance within the Asset-Backed Finance Group. In that role, Mr. Robinson led a team of banking professionals responsible for financing and distributing an array of residential mortgage products, and serving a broad suite of of the firm's operating and investing clients. Prior to his employment at Wells Fargo, Mr. Robinson was employed within the Structured Credit Products Group at Wachovia Capital Markets from 2001 to 2008, serving in banking, structuring and risk mitigation roles. Mr. Robinson also serves as a member of the Board of Directors of the Jewish Community Center of San Francisco. Mr. Robinson holds a B.A. in English from Georgetown University.

The Board of Directors concluded that Mr. Robinson should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience, including experience as President and Executive Vice President of Redwood
•Expertise and experience in the real estate finance and financial services industries
•Skill and experience investing in mortgages and other real estate-related assets and managing portfolios of such investments
•Skill and experience in executing capital markets and structured finance transactions
•Professional and educational background

Faith A. Schwartz, age 63, has been a director of Redwood since March 2021. Ms. Schwartz is the Founder & CEO of Housing Finance Strategies, LLC, a professional services and advisory practice focusing on capital markets, rating agencies, and mortgage modernization and innovation, which she founded in 2016. Ms. Schwartz currently serves on the Board of Directors of Gateway First Bank, as well as on the boards of several other privately held mortgage industry-focused companies companies, including Class Valuation LLC. From 2013 to 2016, Ms. Schwartz served as Senior Vice President of Federal Practice of CoreLogic, Inc., a provider of property information, insight, analytics and data-enabled solutions. She is also the founder of HOPE NOW Alliance, a public-private initiative launched in 2007 to seek solutions for American families facing foreclosure during the Great Recession. Ms. Schwartz also previously served as Senior Vice President of Government, Housing, and Industry at Option One Mortgage Corporation, a subsidiary of H&R Block, from 2003 to 2007 and as Director of Alternative Markets and Director of National Sales at Freddie Mac between 1997 and 2003. From October 2021 to October 2023, Ms. Schwartz served on the Consumer Advisory Board for the Consumer Finance Protection Bureau (CFPB). She also previously served on the Federal Reserve Board’s Consumer Advisory Council. In 2010, Ms. Schwartz founded HOPE LoanPort, a technology non-profit organization that helps families reach and sustain their goal of homeownership. She started her career at Dominion Bancshares Mortgage Company as Vice President of Capital Markets and Wholesale Lending. Ms. Schwartz holds a B.S. from Shippensburg State College and an M.B.A. from the University of Pittsburgh.

The Board of Directors concluded that Ms. Schwartz should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience
•Expertise and experience in the real estate finance industry and the use of technology within this industry
•Expertise and experience in the banking and financial services industries
•Professional and educational background

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors currently consists of nine directors. Our Board of Directors has established three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The membership of each Committee and the function of each Committee are described below. Each of the Committees has adopted a charter and the charters of all Committees are available on our website and in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office.
Our Board of Directors held a total of nine meetings during 2023. The non-employee directors of Redwood met in executive session at five meetings during 2023. Mr. Kubicek presided at executive sessions of the non-employee directors during 2023, all of whom qualified as “independent” under Rule 303A of the NYSE Listed Company Manual. No director attended fewer than 75% of the meetings of the Board of Directors and the Committees on which he or she served and all of our directors attended last year’s annual meeting of stockholders in person.

Audit Committee. Redwood has a separately designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee’s function includes providing oversight regarding accounting, auditing, risk management, and financial reporting practices of Redwood. The Audit Committee consists solely of non-employee directors, all of whom our Board of Directors has determined are independent within the meaning of the listing standards of the NYSE and the rules of the SEC. Our Board of Directors has determined that all members of the Audit Committee are “financially literate” within the meaning of the applicable regulations and standards and has designated each of Ms. Horvath and Ms. Proctor as an “audit committee financial expert” within the meaning of the applicable regulations and standards. The Audit Committee met nine times in 2023 in order to carry out its responsibilities, as discussed below under “Audit Committee Matters — Audit Committee Report.”

Compensation Committee. The Compensation Committee’s function includes reviewing and approving Redwood’s compensation philosophy, reviewing the competitiveness of Redwood’s compensation practices, as well as risks that may arise from those practices, determining and approving the annual base salaries and incentive compensation paid to our executive officers, approving the terms and conditions of proposed incentive plans applicable to our executive officers and other employees, approving and overseeing the administration of Redwood’s employee benefit plans, and reviewing and approving hiring and severance arrangements for our executive officers. The Compensation Committee also oversees risk and opportunity related to human capital and social matters, which at Redwood includes, among other things, matters such as workforce inclusion and diversity initiatives and employee engagement efforts. The Compensation Committee consists solely of non-employee directors, each of whom our Board of Directors has determined is independent within the meaning of the listing standards of the NYSE and are “non-employee directors” within the meaning of the rules of the SEC. The Compensation Committee met five times in 2023 in order to carry out its responsibilities, as discussed below under “Executive Compensation — Compensation Discussion and Analysis.”

Governance and Nominating Committee. The Governance and Nominating Committee’s function includes reviewing and considering corporate governance guidelines and principles, evaluating potential director candidates and recommending qualified candidates to the full Board, reviewing executive succession planning, and evaluating executives in connection with succession planning, and overseeing the self-evaluation of the Board of Directors. The Governance and Nominating Committee also carries out responsibilities related to the receipt, retention, and treatment of reported concerns related to potential violations of Redwood’s Code of Ethics. The Governance and Nominating Committee consists solely of non-employee directors, each of whom our Board of Directors has determined is independent within the meaning of the listing standards of the NYSE. The Governance and Nominating Committee met four times in 2023 in order to carry out its responsibilities.

Committee Members

The current members of each of the three standing committees are listed below, with the Chair appearing first.

Audit	Compensation	Governance and Nominating
Debora D. Horvath	Georganne C. Proctor	Armando Falcon
Georganne C. Proctor	Doneene K. Damon	Doneene K. Damon
Faith A. Schwartz	Armando Falcon	Greg H. Kubicek
	Debora D. Horvath	Faith A. Schwartz
Greg H. Kubicek

DIRECTOR COMPENSATION

Information on our non-employee director cash compensation paid (or currently scheduled to be paid) during the annual periods commencing in May 2022, May 2023, and May 2024, is set forth in the tables below. Non-employee director cash compensation is paid quarterly, in arrears.

	Non-Employee Director Cash Compensation
		Annual Period Commencing May 1,
		2022, 2023, and 2024
	Annual Retainer *	$90,000
	Retainer for Service as a Committee Member (per Committee)**	$12,500
	————
*	The Chairs of the Audit Committee and the Governance and Nominating Committee each receive an additional annual cash retainer of $20,000. The Chair of the Compensation Committee receives an additional annual cash retainer of $30,000 (increased from $20,000 in 2022). The additional annual cash retainer payable to the Chair of the Board of the Directors is currently $120,000.
**	Non-employee directors who are members of Board Committees receive a retainer for their service on each Committee and do not receive committee meeting attendance fees. In cases where a non-employee director is formally invited to participate in a committee meeting of which he or she is not a member, he or she will be paid $2,000 per meeting for in-person attendance and $1,000 per meeting for telephonic attendance.
After submission of appropriate documentation on a timely basis, non-employee directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings, as well as for their and, in some cases, their guests’ attendance at other Redwood-related meetings or events. Non-employee directors may also be reimbursed for out-of-pocket expenses incurred in attending conferences or educational seminars that relate to their Board service and are approved by the Chair of the Governance and Nominating Committee.
Non-employee directors are also granted deferred stock units (“DSUs”), or comparable equity-based awards, each year at the time of the annual meeting of stockholders. The number of DSUs granted is determined by dividing the dollar value of the grant by the closing price of Redwood’s common stock on the NYSE on the day of grant (and rounding to the nearest whole share amount). In May 2023, non-employee directors received an annual DSU award valued at $125,000.
On the 2024 Annual Meeting date, non-employee directors who are re-elected will receive an annual grant of vested DSUs for the May 2024 to May 2025 annual period determined by dividing $125,000 by the closing price of Redwood’s common stock on the meeting date. Non-employee directors may also be granted equity-based awards upon their initial election to the Board. These initial and annual DSU grants are fully vested upon grant, and they are generally subject to a mandatory three-year holding period. Dividend equivalent rights on DSUs are generally paid in cash to directors on each dividend distribution date.

In August 2023, following a review of director compensation by the Compensation Committee and Governance and Nominating Committee, with the assistance of the Compensation Committee’s independent compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), the Board of Directors reviewed the compensation program for non-employee directors and determined to maintain the current compensation program with no additional changes beyond the increase of $10,000 for the annual cash retainer for service as Compensation Committee Chair which had been previously approved at the end of the May 2022 to May 2023 annual compensation cycle. In connection with this review, Semler Brossy conducted an independent review of Redwood’s non-employee director compensation program at the request of the Compensation Committee. The review conducted by Semler Brossy included a comparison against non-employee director compensation at the companies that comprise Redwood's executive compensation peer group. The non-employee director compensation program is intended to maintain Redwood’s total average annual compensation for non-employee directors at or near the compensation peer group median. Further detail regarding the executive compensation peer group is provided on pages 59 - 60 of this Proxy Statement under the heading “Executive Compensation in 2023 — Compensation Peer Group for 2023.” In particular, the Board approved the existing compensation program: an annual cash retainer for Board service of $90,000; an annual equity retainer for Board service of $125,000; an annual cash retainer for service as a Committee member of $12,500 (per Committee); an annual cash retainer for service as Audit Committee Chair of $20,000; an annual cash retainer for service as Governance and Nominating Committee Chair of $20,000; an annual cash retainer for service as Compensation Committee Chair of $30,000; and an annual cash retainer for service as Board Chair of $120,000.
Each director may elect to defer receipt of cash compensation or dividend equivalent rights through Redwood’s Executive Deferred Compensation Plan. Cash balances in the Executive Deferred Compensation Plan are unsecured liabilities of Redwood and are utilized by Redwood as available capital to fund investments and operations. Based on each director’s election, deferred compensation can either be deferred into a cash account and earn a rate of return that is equivalent to 120% of the applicable long-term federal rate published by the IRS compounded monthly or be deferred into deferred stock units which will, among other things, entitle them to receive dividend equivalent rights related to those units.
Each year the Compensation Committee and Governance and Nominating Committee review Redwood’s compensation of non-employee directors with the assistance of the Compensation Committee’s independent compensation consultant. Any changes to non-employee director compensation recommended by these Committees are subject to review and approval by the Board. These Committees intend to complete their annual review of Redwood’s non-employee director compensation prior to year-end in 2024, when updated comparative compensation data will be available. Any changes to non-employee director compensation that are approved by the Board following this 2024 review may increase or decrease non-employee director compensation for the May 2024 to May 2025 annual period from the amounts set forth in the “Non-Employee Director Cash Compensation” table on the preceding page.

Non-Employee Director Compensation — 2023

The following table provides information on non-employee director compensation for the 2023 calendar year. Director compensation is set by the Board and is subject to change. Directors who are employed by Redwood do not receive any compensation for their Board activities and do not appear in the table below.

Current Non-Employee Directors	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Doneene K. Damon(4)	$18,750	$69,519	—	$88,269
Armando Falcon	$135,000	$124,996	—	$259,996
Douglas B. Hansen	$98,000	$124,996	—	$222,996
Debora D. Horvath	$135,000	$124,996	—	$259,996
Greg H. Kubicek	$235,000	$124,996	—	$359,996
Georganne C. Proctor	$151,071	$124,996	—	$276,067
Faith A. Schwartz	$115,000	$124,996	—	$239,996
Directors Retired During 2023
George W. Madison(5)	$86,250	$124,996	—	$211,246
(1)Fees earned are based on the non-employee director compensation policy in place for 2023: (i) annual cash retainer of $90,000; (ii) additional annual retainer for the Chair of the Board of $120,000; (iii) additional annual cash retainer for Audit Committee Chair and Governance and Nominating Committee Chair of $20,000 and for Compensation Committee Chair of $30,000; (iv) invitational committee fees of $2,000 (in person) and $1,000 (telephonic); and (v) an annual committee retainer of $12,500 per committee.
(2)Stock awards consisted of grants of vested DSUs. The value of DSUs awarded was determined in accordance with FASB Accounting Standards Codification Topic 718. The value of dividend equivalent rights associated with DSUs was taken into account in establishing the value of these DSUs and previously granted DSUs. Therefore, dividend equivalent rights payments made during 2023 to non-employee directors are not considered compensation or other amounts reported in the table above.
(3)As of December 31, 2023, the aggregate number of stock awards/DSUs outstanding for each then-serving non-employee director was as follows: Doneene K. Damon had 12,856 vested DSUs, Armando Falcon had 45,795 vested DSUs, Douglas B. Hansen had 44,767 vested DSUs; Debora D. Horvath had 83,298 vested DSUs; Greg H. Kubicek had 404,059 vested DSUs; George W. Madison had no DSUs; Georganne C. Proctor had 197,331 vested DSUs; and Faith A. Schwartz had 45,795 vested DSUs.
(4)Ms. Damon joined Redwood's Board effective November 2, 2023.
(5)Mr. Madison retired from Redwood's Board effective September 30, 2023.

The following table provides information on stock unit distributions in common stock to non-employee directors from our Executive Deferred Compensation Plan in 2023. Stock units distributed represent compensation previously granted in prior years and were reported as director compensation in those prior years.

Current Non-Employee Directors	DSUs Distributed (#)(1)	Aggregate Value of DSUs Distributed ($)(2)
Armando Falcon	6,756	$42,429
Douglas B. Hansen	12,459	$79,364
Debora Horvath	12,459	$79,364
Faith A. Schwartz	6,756	$42,429
Directors Retired During 2023
George W. Madison(3)	103,480	$737,817

(1)Mr. Hansen and Ms. Horvath’s 2023 DSU distributions included annual director’s grants awarded in 2020. Mr. Falcon’s and Ms. Schwartz’s 2023 DSU distributions also included directors fees earned in 2021 which they elected to defer into additional DSUs under Redwood’s Executive Deferred Compensation Plan. Mr. Madison’s 2023 DSU distribution included annual director grants as well as certain DERs and directors fees earned from 2020 to 2023, which he elected to defer into additional DSUs under Redwood’s Executive Deferred Compensation Plan.
(2)The aggregate value of DSUs distributed is calculated by multiplying the number of DSUs distributed by the fair market value of Redwood common stock on the date of distribution.
(3)Mr. Madison retired from Redwood's Board effective September 30, 2023.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Executive officers of Redwood are listed in the table below.

Name	Position	Age
Christopher J. Abate	Chief Executive Officer	44
Dashiell I. Robinson	President	44
Brooke E. Carillo	Chief Financial Officer	37
Fred J. Matera	Chief Investment Officer	60
Andrew P. Stone	Executive Vice President, Chief Legal Officer and Secretary	53
Sasha G. Macomber	Chief Human Resources Officer	55
Biographical information regarding these executive officers is set forth below.

Christopher J. Abate, age 44, serves as Chief Executive Officer and as a director of Redwood. Mr. Abate has been employed with Redwood since April 2006, previously serving as Redwood’s President from July 2016 to May 2018, Chief Financial Officer from March 2012 to August 2017, and Controller from January 2009 to March 2013. From October 2019 to December 2021, Mr. Abate served as Chair of the Board of the Structured Finance Association. Before joining Redwood, Mr. Abate was employed by PricewaterhouseCoopers LLP. He holds a B.A. in accounting and finance from Western Michigan University, and an M.B.A. from the University of California at Berkeley and Columbia University.

Dashiell I. Robinson, age 44, serves as President of Redwood and as a director of Redwood. He joined the Company as Executive Vice President in September 2017. Prior to joining Redwood in September 2017, Mr. Robinson was employed at Wells Fargo Securities, serving as the Head of Mortgage Finance within the Asset-Backed Finance Group. In that role, Mr. Robinson led a team of banking professionals responsible for financing and distributing an array of residential mortgage products and serving a broad suite of the firm’s operating and investing clients. Prior to his employment at Wells Fargo, Mr. Robinson was employed within the Structured Credit Products Group at Wachovia Capital Markets from 2001 to 2008, serving in banking, structuring and risk mitigation roles. Mr. Robinson holds a B.A. in English from Georgetown University.

Brooke E. Carillo, age 37, serves as Chief Financial Officer of Redwood. Prior to joining Redwood in May 2021, Ms. Carillo was employed at Annaly Capital Management, Inc., most recently serving as the Head of Corporate Development and Strategy. In that role, Ms. Carillo led the corporate strategy, capital markets and investor relations departments, and served on the firm’s Operating Committee. Prior to joining Annaly in 2010, Ms. Carillo worked in investment banking within the Financial Institutions Group at Bank of America Merrill Lynch. Ms. Carillo holds a B.S. in Economics from Duke University.

Fred J. Matera, age 60, serves as Chief Investment Officer of Redwood. Prior to being named Chief Investment Officer, Mr. Matera held the role of Head of Redwood Residential from December 2020 to September 2022. Mr. Matera also previously served as a Redwood board member from March 2019 to December 2020. Prior to that, Mr. Matera was co-founder of MoVi Partners, an advisory firm focused on promoting innovation through diversity in the fintech industry. During 2008-2016, Mr. Matera held several leadership positions with Redwood, including Chief Investment Officer and Head of Commercial. He has more than 30 years’ experience at top financial and mortgage banking firms, serving in senior-level positions. Mr. Matera has a bachelor’s degree in Economics from Tufts University, and an M.B.A. in finance from The Wharton School of the University of Pennsylvania.

Andrew P. Stone, age 53, serves as Executive Vice President, Chief Legal Officer and Secretary of Redwood. Mr. Stone has been employed by Redwood since December 2008. Prior to joining Redwood, he served as Deputy General Counsel of Thomas Weisel Partners Group, Inc. from 2006 to 2008 and, between 1996 and 2006, he practiced corporate and securities law at Sullivan & Cromwell LLP and Brobeck, Phleger & Harrison LLP. Mr. Stone holds a B.A. in mathematics and history from Kenyon College and a J.D. from New York University School of Law.

Sasha G. Macomber, age 55, serves as Chief Human Resource Officer of Redwood. Prior to joining Redwood in April 2018, Ms. Macomber spent 11 years with Peet’s Coffee in the San Francisco Bay Area, leading various aspects of human resources including talent acquisition, talent management, HR business partnerships, employee engagement, and leadership communications. Ms. Macomber has also held HR leadership roles within consumer goods and technology companies, including The North Face, Room & Board, and QRS Corporation. Ms. Macomber has a B.A. degree in English Literature from Mills College and an M.S. in Organizational Development from the University of San Francisco.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information, as of March 28, 2024, about the beneficial ownership of our capital stock by our current directors and executive officers, our NEOs and by all of our current directors, executive officers, and NEOs as a group. As indicated in the notes, the table includes certain common stock equivalents held by these individuals through Redwood-sponsored plans and benefits programs. Except as otherwise indicated and for such power that may be shared with a spouse, each person has sole investment and voting power with respect to the shares shown to be beneficially owned. Beneficial ownership is determined in accordance with SEC rules.

Executive Officers and NEOs	Shares of Capital Stock Beneficially Owned(1)
Christopher J. Abate(3)	660,921	*
Dashiell I. Robinson(4)	439,153	*
Brooke E. Carillo(5)	102,616	*
Fred J. Matera(6)	378,764	*
Andrew P. Stone(7)	235,411	*
Sasha G. Macomber(8)	115,294	*

Non-Employee Directors
Doneene K. Damon(9)	12,856	*
Armando Falcon(10)	52,551	*
Douglas B. Hansen(11)	434,120	*
Debora D. Horvath(12)	129,470	*
Greg H. Kubicek(13)	512,426	*
Georganne C. Proctor(14)	197,331	*
Faith A. Schwartz(15)	52,551	*
All directors, executive officers, and NEOs as a group (13 persons)(16)	3,323,464	2.5%

* Less than 1%.
(1)Represents shares of common stock outstanding and common stock underlying deferred stock units and performance stock units that have vested or will vest within 60 days of March 28, 2024. Redwood’s directors and executive officers collectively own zero shares of the Company’s preferred stock.
(2)Based on 131,660,340 shares of our common stock outstanding as of March 28, 2024. All references to vested Deferred Stock Units (“DSUs”) in the footnotes below include vested DSUs scheduled to vest within 60 days of March 28, 2024.
(3)Includes 295,500 shares of common stock, 365,421 DSUs.
(4)Includes 149,058 shares of common stock, 290,095 DSUs.
(5)Includes 41,772 shares of common stock and 60,844 DSUs.
(6)Includes 61,029 shares of common stock, and 317,735 DSUs.
(7)Includes 121,887 shares of common stock, 113,524 DSUs.
(8)Includes 21,865 shares of common stock, 93,429 DSUs.
(9)Includes 12,856 DSUs.
(10)Includes 6,756 shares of common stock and 45,795 DSUs.
(11)Includes 389,353 shares of common stock and 44,767 DSUs.
(12)Includes 46,172 shares of common stock and 83,298 DSUs.
(13)Includes 106,454 shares of common stock held in direct ownership, living trusts and through an unaffiliated pension plan, 1,913 shares held of record by Mr. Kubicek’s spouse, and 404,059 vested DSUs.
(14)Includes 197,331 DSUs.
(15)Includes 6,756 shares of common stock and 45,795 DSUs.
(16)Includes 1,248,515 shares of common stock, 1,611,528 DSUs, and 463,423 PSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of the dates noted below, with respect to shares of our common stock owned by each person or entity known by us to be the beneficial owner of approximately 5% or more of our common stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class(1)
BlackRock, Inc.(2)	19,932,048	15.1%
The Vanguard Group(3)	12,973,503	9.9%
Wellington Management Group, LLP(4)	11,314,715	8.6%

(1)Based on 131,660,340 shares of our common stock outstanding as of March 28, 2024.
(2)Address: 50 Hudson Yards, New York, New York 10001. The information in the above table and this footnote concerning the shares of common stock beneficially owned by BlackRock, Inc. (BlackRock) is based on the amended Schedule 13G filed by BlackRock with the SEC on January 22, 2024, which indicates that BlackRock and certain other subsidiary entities make aggregate reports on Schedule 13G and that such entities, in the aggregate as of December 31, 2023, had sole dispositive power with respect to 19,932,048 shares and sole voting power with respect to 19,635,803 shares.
(3)Address: 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The information in the above table and this footnote concerning the shares of common stock beneficially owned by The Vanguard Group (Vanguard) is based on the amended Schedule 13G filed by Vanguard with the SEC on February 13, 2024, which indicates that Vanguard and certain other subsidiary entities make aggregate reports on Schedule 13G and that such entities, in the aggregate as of December 31, 2023, had sole dispositive power with respect to 12,782,563 shares, shared dispositive power with respect to 190,940 shares, and shared voting power with respect to 73,186 shares.
(4)Address: 280 Congress Street, Boston, Massachusetts 02210. The information in the above table and this footnote concerning the shares of common stock beneficially owned by Wellington Management Group, LLP (Wellington) is based on the amended Schedule 13G filed by Wellington with the SEC on February 8, 2024, which indicates that Wellington and certain other affiliated entities make aggregate reports on Schedule 13G and that such entities, in the aggregate as of December 31, 2023, did not have sole dispositive power over any shares, and had shared dispositive power with respect to 11,314,715 shares and shared voting power with respect to 10,603,265 shares.

EXECUTIVE COMPENSATION

Table of Contents

Executive Summary of Compensation Discussion and Analysis	35
Compensation Discussion and Analysis (CD&A)	49
Section I - Introduction	49
Named Executive Officers	49
Compensation Committee	49
Redwood’s Business Model and Internal Management Structure	50
Overall Compensation Philosophy and Objectives	51
Outreach to Stockholders	52
Stockholder Feedback	53
Section II - Executive Compensation in 2023	56
Redwood’s 2023 Performance	56
Elements of Compensation in 2023	57
Process for Compensation Determinations for 2023	58
Compensation Peer Group for 2023	59
2023 Base Salaries	60
2023 Performance-Based Annual Bonus Compensation	61
Performance-Based Annual Bonuses Earned for 2023	66
2023 Long-Term Equity-Based Incentive Awards	69
Vesting and Mandatory Holding Periods for 2023 Long-Term Equity-Based Incentive Awards	73
Pay-for-Performance Outcomes from Long-Term Equity-Based Incentive Awards	74
Section III - Other Compensation, Plans and Benefits	76
Deferred Compensation	76
Employee Stock Purchase Plan	76
401(k) Plan and Other Matching Contributions	77
Other Compensation and Benefits	77
Severance and Change of Control Arrangements	77
Section IV - Compensation-Related Policies and Tax Considerations	79
Mandatory Executive Stock Ownership Requirements	79
Prohibition on Use of Margin, Pledging, and Hedging in Respect of Redwood Shares	79
Clawback Policy	80
Tax Considerations	80
Accounting Standards	80
Section V - Conclusion	81
Certain Compensation Determinations Relating to 2024	81
2024 Maximum Total Annual Bonus	82
Compensation Committee Report	82
Executive Compensation Tables	83
Compensation Risks	100
CEO Pay Ratio	101
Pay vs. Performance Comparison	102

COMPENSATION DISCUSSION & ANALYSIS (CD&A) - EXECUTIVE SUMMARY
➢ Introductory Remarks of the Compensation Committee Chair

In 2023 the Compensation Committee continued its focus on maintaining an executive compensation program that aligns management with stockholders and supports the Company’s short- and long-term strategic, financial and operational objectives. The program’s structure continues to reflect our long-standing pay-for-performance philosophy, while also incorporating important changes that were outlined in the Compensation Discussion and Analysis (CD&A) set forth in last year’s annual proxy statement. In this year’s CD&A we again review that updated structure, as well as incremental changes that the Committee considered and implemented over the balance of 2023 in response to further stockholder feedback.

The Executive Summary that follows provides an overview of this philosophy and updated structure, reviews the Company’s annual and longer-term performance through the end of 2023, and details the compensation awarded to and realized by Redwood’s CEO in 2023. A review of the compensation of all of the named executive officers, and a deeper level of detail with respect to the CEO, is provided in the full CD&A section of this annual proxy statement, together with the Executive Compensation Tables and additional disclosures that follow the CD&A.

Overall, we believe that Redwood has assembled a team of high-functioning executives with the collective set of skills needed to enable the Company to capitalize on its strategic vision, navigate the current marketplace and business environment, and sustainably drive value creation for stockholders over the near- and longer-term. Of course, these same qualities also mean that the human capital we have invested in is sought after by both direct competitors and others in the mortgage, investment and financial services industries. As such, our compensation program is one of the places where the “rubber meets the road” in linking together the Company’s ability to attract and retain talent, incentivize and reward performance that exceeds the rigorous goals we set, downwardly calibrate pay outcomes for below-target performance, and focus energy and attention on key strategic and operational goals – all in a manner that is in-line with stockholders interests.

In closing, as the Compensation Committee Chair, I continue to be thankful for the time and effort our stockholders dedicate to engaging with me and the rest of the Redwood team. I am deeply involved with the Company’s efforts to reach out to stockholders regarding the executive compensation program, listen to the perspectives that different stockholders provide, and share this important feedback with the full Committee and Board. During 2023 our engagement process continued to be extensive, resulting in meaningful stockholder dialogue and providing valuable insights, as further described in the following pages.

Georganne C. Proctor,
Chair – Compensation Committee

COMPENSATION PHILOSOPHY; BEST PRACTICES AND RISK MITIGANTS
➢ Performance-Based Executive Compensation
Redwood’s pay-for-performance compensation program is administered by the independent Compensation Committee of the Board of Directors (the Committee) and is designed to:
•Incentivize attainment of business goals and sustainable stockholder returns, including:
◦Generating attractive returns-on-equity, measured on both a GAAP and non-GAAP basis, that support regular and growing dividends and stable-to-increasing book value; and
◦Meeting annual strategic, operational, risk-management, and sustainability/ESG goals.
•Align the interests of executives with those of long-term stockholders in achieving strong stockholder returns, in absolute terms and relative to other mortgage REITs and small-cap financial services firms.
•Enable Redwood to hire and retain executives with needed mortgage, investment and financial services expertise in a competitive marketplace.
◦Peer and broader market compensation data is used to compare and evaluate compensation program structure, as well as target levels of executive compensation.
•Avoid incentivizing inappropriate risk taking.
➢ Best Practices and Risk Mitigants
The Committee seeks to incorporate best practices into Redwood’s executive compensation program, including by retaining a nationally recognized independent compensation consultant (Semler Brossy) to advise it. A summary of key best practices and risk mitigants that are part of the compensation program are set forth below.

Executive Compensation – Key Best Practices & Risk Mitigants
What Redwood Does		What Redwood Does Not Do
✓	Directly links annual bonuses to Redwood’s financial and operating performance, as well as to risk-management and ESG-related goals	×	No uncapped annual bonuses, with individual performance component and total bonus amount each subject to caps
✓	Uses profitability- and return-based financial metrics, including total stockholder return (TSR), to support alignment with stockholders	×	No revenue- or volume-based financial metrics are used in a manner that could incentivize inappropriate risk taking
✓	Imposes three- or four-year performance/ vesting/holding periods on equity-based awards to executives(1)	×	No above-target vesting of PSUs if absolute TSR over the three-year performance measurement period is negative
✓	Provides the Compensation Committee discretion to reduce annual bonus amounts	×	No “single-trigger” change-in-control severance or equity award acceleration
✓	Maintains robust stock ownership requirements for executives, with CEO subject to a peer-leading ownership requirement(2)	×	No excise tax gross-up payments for any change-in-control related severance or other payments
✓	Maintains a compensation “clawback” policy in line with requirements of the NYSE and the Dodd-Frank Act	×	No margin, pledging, or hedging transactions permitted with respect to Redwood’s common or preferred stock
Endnotes are set forth on page 46, following the conclusion of this Executive Summary.

STOCKHOLDER OUTREACH AND ENGAGEMENT
➢ Redwood’s Stockholder Outreach and Engagement
During 2023, Redwood continued its long-standing commitment to outreach and engagement with stockholders regarding executive compensation. Engagement with institutional stockholders is generally led by the Chair of the Committee and conducted primarily through virtual meetings and conference calls. Together with the Committee Chair, Redwood’s outreach team includes key members of the Company’s Investor Relations, Human Resources, Finance and Corporate Secretary departments.

Outreach and Engagement During 2023(3)

à
Outreach. In advance of and following the May 2023 annual meeting, Redwood undertook an outreach effort reaching 91% of shares held by institutional stockholders. (These stockholders represented 68% of all outstanding shares of common stock.)
Outreach to Institutional Stockholders (as a percentage of shares held by institutions)

à	Response. Redwood received responses from 61% of shares held by institutional stockholders. (These stockholders represented 46% of all outstanding shares of common stock.)
à
Direct Engagement. Redwood’s engagement team, including the Committee Chair, directly engaged through virtual meetings and tele-conferences with investors representing 34% of shares held by institutional stockholders. (These stockholders represented 26% of all outstanding shares of common stock.)

à
“Say-on-Pay” Support. At Redwood’s May 2023 annual meeting, 83.5% of shares voted were in support for “Say-on-Pay”, a meaningful increase from the level of support received in 2022. This increase in “Say-on-Pay” support from 2022 to 2023 is reflective of the generally positive feedback that stockholders provided regarding how the Committee responded to the 2022 “Say-on-Pay” vote. Excluding the low level of support received in 2022, stockholders have provided an average of approximately 90% support since the inception of “Say-on-Pay” voting at Redwood in 2011.

Stockholder Feedback in 2023
As described above, in 2023 the Committee Chair and Redwood’s outreach team continued its practice of engaging with stockholders regarding executive compensation. Engagement was focused primarily on gathering feedback and perspectives on the changes to the design and structure of the executive compensation program that had been implemented by the Committee following the 2022 annual meeting of stockholders. Many of these changes were adopted in response to the low support that the Company’s Say-on-Pay vote received in 2022 and the stockholder feedback that followed.
A summary of key feedback received in 2023, and how the Committee has responded, is set forth below and on the following page, as well as in the in the full CD&A that follows.
•Recognition of the Committee’s Strong Level of Responsiveness. Overall, stockholders recognized the high level of responsiveness undertaken by the Committee following the 2022 Say-on-Pay vote. Stockholders generally indicated that they understood and appreciated the structural changes made to, among other things: lower maximum annual bonus opportunities; lower the “leverage” factor used for

Endnotes are set forth on page 46, following the conclusion of this Executive Summary.

STOCKHOLDER OUTREACH AND ENGAGEMENT (cont.)

formulaically determining realization of above-target annual bonuses; and exclusively use 3-year performance measurement periods in the performance-based equity awards (PSUs) granted to executives (rather than three linked 1-year periods).
Stockholders also reinforced their view that the year-over-year stability of the program’s structure going forward was important, as was avoiding unnecessary complexity. This feedback was part of commentary from stockholders recognizing that the Committee has to balance different stockholder perspectives regarding both the quantum and structure of compensation with competitive and retention considerations.
à How We Are Responding. In 2024, the Committee has continued the key structural changes it implemented in 2023, including not only those noted above, but also the introduction of an additional performance metric into the determination of annual bonus realization and higher stock ownership requirements for executives.
•Continued Focus on Rigorous Performance Targets. The Committee also continued to set performance targets that challenge executives with “stretch” goals. For example, the Adjusted ROE financial performance target from 2022 was carried forward into the annual bonus structure for 2023 and continued to represent a high target relative to risk-free benchmark interest rates. In addition, the Committee continued to set an above-median performance target for the relative-TSR based component of vesting for PSUs granted in 2023.
•Continued Focus on the Balance of Long-Term and Short-Term Elements of Compensation. While stockholders generally provided positive feedback on the structural changes the Committee had implemented in 2023, which they viewed as emphasizing long-term over short-term elements of executive compensation, they indicated that in making annual Say-on-Pay voting decisions they would continue to monitor the relative make-up of these elements of compensation. In this regard, for example, a stockholder encouraged the Committee to continue to regularly compare executives’ maximum annual bonus opportunities (annual bonus caps) to those of peers and competitors.
à How We Are Responding. The Committee continued its long-standing practice of having long-term equity-based incentive (LTI) awards be the predominant element of executives’ target compensation. In particular (and as further described within this Executive Summary):
•Majority of Target Compensation is Long-Term Focused. LTI awards made up more than 58% of the target annual compensation for the CEO at the outset of both 2023 and 2024.(4)
•More than 50% of CEO’s LTI Award is Performance Stock Units. More than 50% of the CEO’s LTI awards granted as part of 2023 and 2024 target compensation were PSUs with performance-based vesting based on 3-year book value TSR and 3-year relative TSR. (5)

•Further Lowering of Annual Bonus Cap. In addition, after further review and consideration, in the fourth quarter of 2023, the Committee further lowered executives’ maximum annual bonus opportunities going forward into 2024 from 3.5x to 3.0x of their target annual bonuses.
.

CEO’s Annual Bonus Cap (as a multiple of target annual bonus) 2021 4.4x 2022 3.6x 2023 3.5x 2024 3.0x

Endnotes are set forth on page 46, following the conclusion of this Executive Summary.

CEO’S TARGET COMPENSATION STRUCTURE – OUTSET OF 2023
➢ Elements of CEO’s Target Compensation Structure – Outset of 2023
Entering 2023, the Committee structured target compensation for Redwood’s CEO as illustrated in the chart below. As described further herein, the Committee’s determinations were made after taking into account Redwood’s business model and outlook, strategic and operational objectives, stockholder feedback and an overall review of the structure of Redwood’s executive compensation program compared to peers and competitive practice.

Key Highlights – CEO’s Target Compensation at Outset of 2023

•Long-Term Incentives. Long-term equity-based incentive (LTI) awards continued to be the predominant element of target compensation for the CEO at the outset of 2023.
•As illustrated in the graph to the right, 100% of LTI awards granted at year-end 2022 (as part of target compensation for 2023) were in the form of PSUs with a 3-year performance measurement/vesting period beginning on January 1, 2023.
•Performance-Based. Performance-based elements comprised approximately 86% of the CEO’s target compensation at the outset of 2023 – with annual bonus. realization driven by 2023 returns and PSU value realization driven by book value TSR and relative TSR over the going-forward 2023-2025 three-year period.
CEO’s Target Compensation - Outset of 2023*

Base Salary/Benefits
14%
Target Annual Bonus
27%
PSUs:
59%
Performance-
Based: 86%
LTI Awards /
Equity Value at
Risk: 59%

        _____________________________
*The CEO’s target annual compensation at the outset of 2023 was comprised of the following elements: base salary of $900,000; target 2023 annual bonus of $1.8 million; $54,000 value of standard benefits; and PSUs awarded at year-end 2022 with a grant date value of $4 million.

Discussion of the CEO’s LTI award granted at year-end 2023 and other elements of the CEO’s target annual compensation at the outset of 2024 are set forth below under “CEO’s Target Compensation Structure – Outset of 2024.”

•Fixed Compensation. Fixed elements (salary and standard benefits) represented less than 15% of the CEO’s target compensation at the outset of 2023.

REDWOOD’S 2023 ANNUAL FINANCIAL PERFORMANCE
➢ Key Financial Performance and Return Metrics
Redwood’s business includes two mortgage banking operating platforms – Residential Consumer and Residential Investor – that originate and/or transact in residential mortgage loans. These operating platforms generate mortgage banking revenue and create investments to hold as portfolio assets. Investments that Redwood creates, together with other mortgage- and housing-related assets that Redwood invests in, comprise the investment portfolio that Redwood manages and through which it generates interest income and gains. Based on this business model, the Committee has viewed GAAP and non-GAAP return-on-equity metrics as highly relevant to measuring annual performance and driving annual bonus realization for executives, while stockholder return metrics, including book value TSR (bvTSR), as well as absolute TSR and relative TSR, are drivers of vesting and value realization from executives’ long-term equity-based incentive compensation.
As further described in the CD&A that follows, measurement of Redwood’s financial performance using these types of metrics is structurally incorporated into Redwood’s executive compensation program, along with consideration of operational metrics and satisfaction of other business and strategic objectives that we believe will drive profitable growth, including goals related to risk management and sustainability/ESG priorities.

Annual Financial Performance – 2023

•Below Target Financial Performance, but Strong Relative Performance. Overall, 2023 continued to present a challenging market and operating environment for Redwood and its industry peers; however, total stockholder return was strong for 2023 and Redwood’s ROE was generally in line with or exceeded residential-focused peers and industry indices, as illustrated in the accompanying graphs.
Key financial performance metrics for 2023 for Redwood were:
•Return on Common Equity (ROE): -0.8%
•Non-GAAP EAD ROE(6): 4.5%
•Book Value TSR: -2.1%
•TSR: 21.9%
•Overall Below Target Annual Bonus Compensation. As further detailed on the following page, Redwood’s annual financial performance for 2023 was below the targets established by the Committee, which drove below-target annual bonus realization for Redwood’s CEO
•Overall below target annual bonus realization for the CEO included a component of bonus realization based on non-financial strategic, operational and related achievements during 2023, as further described on the following pages.

Return-on-Equity (ROE) – 2023(7)
Book Value TSR (bvTSR) - 2023(8)

Redwood
mRF IT Peers
mREIT NAREIT
mREIT NAREIT (ex Comm.)
-2.1%
0.2%
1.9%
0.6%

Total Stockholder Return (TSR) - 2023(9)

Endnotes are set forth on pages 46 - 47, following the conclusion of this Executive Summary.

CEO’S ANNUAL BONUS REALIZATION – 2023
➢ CEO’s Annual Bonus Realization – 2023
As illustrated in the graph below, annual bonus realization by Redwood’s CEO for 2023 was correlated with Redwood’s performance as measured against financial performance targets designated by the Committee at the outset of 2023, as well based on achievement of pre-established strategic, operational and related goals.

Key Highlights – CEO’s 2023 Annual Bonus Realization
•Overall Below-Target Bonus Realization. Overall, the CEO’s realized bonus of $1.2 million for 2023 represented only 68% of the target amount primarily due to below-target financial performance.
•Below-Target Financial Performance. Financial performance for 2023 was below target, resulting in only 27% of target amount being realized for this component of annual bonus.
•In particular, Redwood’s 2023 financial performance fell short of the Committee’s Adjusted ROE target for 2023 of 11.5% and its Adjusted EAD ROE target for 2023 of 7.5%.(10) A further discussion of these non-GAAP financial performance measures and the Committee’s process for setting these target performance levels is set forth within the full CD&A that follows.
CEO’s 2023 Annual Bonus Realization(11)

•Above-Target Individual Performance. The individual performance component of the CEO’s bonus in 2023 was realized above target based on the Committee’s assessment of strong performance relating to strategic, operational and related goals.
•A review of strategic, operational and related achievements during 2023 that supported this level of realization is set forth on the following page.

Endnotes are set forth on page 47, following the conclusion of this Executive Summary.

REDWOOD’S 2023 OPERATIONAL/STRATEGIC PERFORMANCE
➢ 2023 Operational Performance and Strategic Milestones
As noted above, a component of Redwood’s executive compensation program is focused on individual performance as measured by various operational metrics, as well as by the achievement of articulated business and strategic objectives, including goals related to risk management and sustainability/ESG priorities. Below is a review of accomplishments during 2023 that were taken into account by the Committee in determining the CEO’s (and the other executive officers’) individual component of annual bonus for 2023.

2023 Strategic and Operational Achievements
A key emphasis of management in 2023 was strategic and operational positioning for the future, particularly as it related to developing strategic partnerships and additional distribution channels, enhancing Redwood’s financing profile, actively managing our balance sheet, building the Company’s capital base and deploying capital into accretive opportunities. As further described below, actions taken in 2023 had both near- and long-term benefits and strongly positioned the Company for future returns.
Residential Consumer Mortgage Banking. Our Residential Consumer Mortgage Banking platform acquires residential mortgage loans (generally “jumbo” mortgage loans) from third-party originators (which we refer to as “sellers”) and typically distributes these loans through subsequent sale to whole loan buyers or securitization through our SEMT® (Sequoia) securitization program. This platform also transacts and invests in home equity investments (HEIs), which are option contracts that provide homeowners the ability to access their home’s equity without incurring additional mortgage debt.
Key Achievements in 2023:
•Effectively responded to regional bank crisis in early 2023 by adding 68 new or re-established loan seller relationships with bank counterparties; ended 2023 with approximately 190 loan seller relationships – across banks, independent mortgage companies and other counterparties.
•Grew market share from approximately 1% to 5% by locking $3.5 billion of jumbo mortgage loans (i.e., volume of loan purchase commitments); distributed $1.8 billion of loans, including $1.7 billion through five SEMT® securitizations and $126 million through whole loan sales.
•Launched in-house origination platform, branded as “Aspire”, to directly originate HEIs to qualified homeowners; issued our first securitization of HEIs with an investment-grade rating, a key to expanding the investor base for this emerging home equity product.
Key Actions Taken in 2023 for Future Positioning:
•Responded to changing housing finance landscape (including Federal proposal to evolve banks’ Basel III capital requirements) by effectively positioning our platform as a capital and liquidity partner to banks for their existing mortgage portfolios and future jumbo loan originations.
•Maintained a diversified distribution strategy across capital markets executions and whole loan sales – a strong foundation that will continue to support future growth across varying market environments.
•Coupled the creation of the Aspire HEI origination platform with roll-out of new program to acquire second lien mortgage loans – positioning Redwood to respond to increased demand from homeowners for a variety of products to access their home equity.

REDWOOD’S 2023 OPERATIONAL/STRATEGIC PERFORMANCE (cont.)

Residential Investor Mortgage Banking. Our Residential Investor Mortgage Banking platform originates and acquires business purpose mortgage loans for subsequent distribution through our CAFL® securitization program, sale to whole loan buyers, or transfer into a joint venture or our Investment Portfolio. Business purpose mortgage loans are loans to investors in residential single-family rental and multifamily properties, which we classify as either “term” loans (which include fixed-rate loans with maturities that generally range from 3 to 30 years) or “bridge” loans (which include floating-rate loans with maturities that generally range between 12 and 36 months).
Key Achievements in 2023:
•Funded $1.6 billion of loans, including $1.1 billion of bridge loans and $525 million of term loans.
•70% of units in rental properties that Redwood provided long-term financing for are considered affordable housing.
•Distributed $1.1 billion of loans, including $528 million through two CAFL® securitizations and $600 million through whole loan sales.
•Added new whole loans buyers to our network and established a new joint venture with Oaktree Capital Management to invest in our bridge loan originations.
Key Actions Taken in 2023 for Future Positioning:
•Initiated negotiation of strategic partnership to further enhance financing and distribution strategy, leading to Q1 2024 announcement of new strategic joint venture and financing relationship with CPP Investments.
•Launched a new debt service coverage ratio (“DSCR”) loan product, further providing a full spectrum of financing solutions to respond to housing investors’ borrowing needs.
•Continued a focus on affordable housing, a segment of the market that is supported by strong forward-looking supply-demand dynamics.
Investment & Financing. Redwood’s investment portfolio consists of residential housing-related assets organically created through our operating platforms or acquired from third parties, with approximately 80% of our portfolio at year-end 2023 being organically created. Our investment portfolio, which has been carefully constructed over time, expresses our view on the long-term value in residential housing credit.
Key Achievements in 2023:
•Organically unlocked $210 million of capital through financing optimization and establishment of new warehouse lines, including executing three non-recourse securitizations of portfolio assets across HEI, bridge loan and re-performing loan categories.
•Raised $70 million of gross proceeds in inaugural preferred stock issuance and positioned Redwood for issuance of senior unsecured notes offering in early January 2024.
•Through repayments and repurchases (at a discount to par), reduced convertible debt position by 28% year-over-year; overall, lowered recourse debt exposure by 13% year-over-year.
Key Actions Taken in 2023 for Future Positioning:
•Through actions noted above, significantly enhanced overall capital, liquidity and financing position, supporting forward-looking growth objectives for our operating platforms and future capital deployment opportunities for our portfolio.
Human Capital/Sustainability/ESG. Management also achieved important human capital- and sustainability/ESG-related milestones in 2023, as further detailed under the heading “Corporate Responsibility & ESG at Redwood” on pages 11 - 15 of this Proxy Statement; and in 2023 Redwood published its second annual ESG report, in accordance with principles and disclosures of the Sustainability Accounting Standards Board (SASB) Mortgage Finance and Asset Management & Custody Activities industry standards.

CEO’S 2023 LONG-TERM PAY-FOR-PERFORMANCE OUTCOME
➢ Alignment of Long-Term Performance and CEO’s Long-Term Pay Realization
As described above, long-term incentive awards have been the predominant element of target compensation for Redwood’s CEO under the Company’s executive compensation program. Based on the structure of these awards, the CEO’s pay realization from long-term components of pay is generally linked to three-year performance as measured by absolute and relative stockholder returns, as well as to longer-term stock performance for DSUs that vest over a four-year service period.

Redwood’s Long-Term TSR Performance

•Three-Year TSR. Three-year total stock-holder return is a key measure for assessing Redwood’s long-term performance – on both an absolute basis (TSR) and measured relative to peers and industry indices – and is structurally incorporated into key elements of Redwood’s executive compensation program.
•As illustrated in the accompanying graph, Redwood’s three-year TSR significantly outperformed peers and industry indices.

3-Year Total Stockholder Return (TSR)(12)

CEO’s Long-Term Pay Realization in 2023

•Components of Long-Term Compensation. In 2023, Redwood’s CEO had the opportunity to realize value from three different long-term components of compensation:
•Performance-based stock units (PSUs) that were granted at year-end 2020 with a three-year performance measurement/vesting period;
•A three-year LTI award granted in connection with the Company’s mid-2020 strategic repositioning following the severe market, operating, and personnel disruptions that occurred following the onset of the COVID pandemic in March 2020; and
•Deferred stock units (DSUs) that fully vested at the end of 2023 following a four-year vesting/mandatory holding period.
•Pay-for-Performance Outcome – Below Target. As illustrated in the accompanying graph to the right, in alignment with Redwood’s absolute and relative three-year TSR performance illustrated above, the CEO’s overall pay realization from these long-term elements of compensation was only 63% of target/awarded amount.

CEO’s Long-Term/Performance-Based Pay Realization - 2023(13)

Endnotes are set forth on page 47 - 48, following the conclusion of this Executive Summary.

CEO’S TARGET COMPENSATION STRUCTURE – OUTSET OF 2024
➢ Elements of CEO’s Target Compensation Structure – Outset of 2024
Looking forward at the outset of 2024, the Committee structured 2024 target compensation for Redwood’s CEO, as illustrated below. Consistent with its annual process, the Committee’s determinations were made after taking into account Redwood’s business model and outlook, strategic and operational objectives, stockholder feedback and an overall review of the structure of Redwood’s executive compensation program compared to peers and competitive practice.

Key Highlights – CEO’s Target Compensation at Outset of 2024

•Base Salary. The CEO’s base salary was increased by $50,000 for 2024, after review of peer and competitive practice. Fixed elements of compensation (salary and standard benefits) continued to represent less than 15% of the CEO’s target compensation at the outset of 2024.
•Target Annual Bonus. The CEO’s target annual bonus for 2024 continued to be set at 200% of base salary, unchanged from 2023.
•LTI Awards. Long-term equity-based incentive (LTI) awards continued to be the predominant element of target compensation for the CEO at the outset of 2024.
•55% PSUs. 55% of LTI awards granted to the CEO at year-end 2023 (as part of target compensation at the outset of 2024) were in the form of PSUs with a 3-year performance measurement/vesting period beginning on January 1, 2024.
CEO’s Target Compensation - Outset of 2024*

DSUs/
csRSUs:
26%
14%
Base Salary/Benefits
Target Annual Bonus
27%
PSUs:
32%
Performance-
Based: 86%
LTI Awards /
Equity Value at
Risk: 59%

_____________________________
*The CEO’s target annual compensation at the outset of 2024 is comprised of the following elements: base salary of $950,000; target 2024 annual bonus of $1.9 million; estimated $55,000 value of standard benefits; PSUs awarded on December 14, 2023 with a grant date value of $2.255 million; DSUs/csRSUs awarded on December 14, 2023 with a grant date value of $1.845 million.

DSUs/csRSUs awarded on December 14, 2023 have a four-year pro-rata vesting schedule, with one-quarter of units vesting annually. csRSUs awarded on December 14, 2023 are cash-settled at each annual vesting date.

•Performance-Based Compensation. Performance-based elements comprise approximately 86% of the CEO’s target compensation at the outset of 2024 – with annual bonus realization driven by 2024 returns and operational/strategic achievements, and the realization of value from equity-based awards driven by book value TSR, absolute TSR and relative TSR over the 2024-2026 three-year period.

Endnotes to Executive Summary of CD&A:
The following endnotes accompany the foregoing Executive Summary, organized by section heading and title of sub-section or graphic element that corresponds to endnote:
COMPENSATION PHILOSOPHY; BEST PRACTICES AND RISK MITIGANTS:

(1)	In 2023, several types of long-term equity-based incentive awards were granted to executive officers: Performance Stock Units (“PSUs”) and cash-settled Performance Stock Units (“csPSUs”) with a three-year vesting/performance period; Deferred Stock Units (“DSUs”) with a four-year vesting/holding period; and cash-settled Restricted Stock Units (“csRSUs”) with a four-year vesting period. In this Executive Summary of CD&A, we may refer to PSUs and csPSUs collectively as “PSUs” and we may refer to DSUs and csRSUs collectively as “DSUs/csRSUs”.

(2)	Peer comparison of executive stock ownership requirements refers to comparison to Redwood of the following group of mortgage-REIT peers – listed alphabetically using stock tickers: AGNC; ARR; CIM; DX; IVR; MFA; MITT; NLY; NYMT; PMT; RITM and TWO. We refer to this peer group within this Executive Summary of CD&A as Redwood’s “mREIT Peers”. This mREIT Peer group is a group of publicly-traded mortgage REITs whose business models share a common focus on investing in residential mortgages and related assets. Redwood regularly compares its financial performance to these mREIT Peers. This mREIT Peer group is distinct from the larger and broader “compensation peer group” identified by the Committee each year for purposes of peer comparison of executive compensation practices.

STOCKHOLDER OUTREACH AND ENGAGEMENT – OUTREACH AND ENGAGEMENT DURING 2023:

(3)	Shareholder outreach, response and engagement percentages reflect outreach and engagement activity from January 1, 2023 through December 31, 2023. Shareholder outreach and engagement percentages are based on share ownership IHS Markit data as of March 31, 2023.

STOCKHOLDER OUTREACH AND ENGAGEMENT – STOCKHOLDER FEEDBACK IN 2023:

(4)	The target annual compensation for Redwood’s CEO at the outset of 2023 is detailed within this Executive Summary of CD&A on page 39 under the heading “Elements of CEO’s Target Compensation Structure – Outset of 2023” and the target annual compensation for Redwood’s CEO at the outset of 2024 is detailed within this Executive Summary of CD&A on page 45 under the heading “Elements of CEO’s Target Compensation Structure – Outset of 2024”. In each case, the value of LTI awards is based on grant date fair value determined at the time the grant was made in accordance with FASB Accounting Standards Codification Topic 718.

(5)	Book value TSR (also referred to as book value total shareholder return, or “bvTSR”) for a designated period represents the period change in GAAP book value per common share plus dividends declared per common share in the period. Relative TSR (also referred to as relative total shareholder return, or “rTSR”) measures Redwood’s total stockholder return (“TSR”) over a performance measurement period compared to the TSR performance of a comparator group of companies. Further detail on the use of the bvTSR and rTSR performance metrics with the structure of PSUs granted to executive officers in 2023 is set forth on pages 69 - 72 within the main body of CD&A.

REDWOOD’S 2023 ANNUAL FINANCIAL PERFORMANCE:

(6)	Non-GAAP EAD ROE is a non-GAAP performance measure that is defined and described, and is reconciled to ROE based on GAAP financial results, in Annex A to this Proxy Statement.

(7)	Bar graph of “Return-on-Equity (ROE) – 2023” reflects (i) for “Redwood”, Redwood’s return-on-common equity (“ROE”) based on 2023 GAAP financial results; (ii) for “mREIT Peers”, the simple average of the 2023 ROEs for Redwood’s self-designated mortgage REIT peers (listed in note (2) above); (iii) for “mREIT NAREIT”, the simple average of the 2023 ROEs for the component companies of the FTSE Nareit Mortgage REITs index; and (iv) for “mREIT NAREIT (ex. Comm.)”, the simple average of the 2023 ROEs for the component companies of the FTSE Nareit Mortgage REITs index, excluding mortgage REITs classified as commercial-focused with that index. Source for peer and index companies: Bloomberg data for the respective periods presented.

Endnotes to Executive Summary of CD&A: (cont.)

REDWOOD’S 2023 ANNUAL FINANCIAL PERFORMANCE: (cont.)

(8)	Bar graph of “Book Value TSR (bvTSR) – 2023” reflects (i) for “Redwood”, Redwood’s bvTSR based on 12/31/23 book value per share of $8.64, 12/31/22 book value per share of $9.55; and total common stock dividends paid in 2023 of $0.71 per share; (ii) for “mREIT Peers”, the simple average of the 2023 bvTSRs for Redwood’s mREIT Peers (listed in note (2) above); (iii) for “mREIT NAREIT”, the simple average of the 2023 bvTSRs for the component companies of the FTSE Nareit Mortgage REITs index; and (iv) for “mREIT NAREIT (ex. Comm.)”, the simple average of the 2023 bvTSRs for the component companies of the FTSE Nareit Mortgage REITs index, excluding mortgage REITs classified as commercial-focused within that index. Source for peer and index companies: Bloomberg data for the respective periods presented. For three of the component companies of the FTSE Nareit Mortgage REITs index, full year bvTSR data was not available (in certain cases, as a result of acquisition) and these companies were excluded from the simple averages presented.

(9)	Bar graph of “Total Shareholder Return (TSR) – 2023” reflects (i) for “Redwood”, Redwood’s TSR for the one-year period ending 12/31/2023; (ii) for “mREIT Peers”, the simple average of the TSRs for Redwood’s mREIT Peers (listed in note (2) above) for the one-year period ending 12/31/2023; (iii) for “mREIT NAREIT”, the simple average of the TSRs for the component companies of the FTSE Nareit Mortgage REITs index for the one-year period ending 12/31/2023; and (iv) for “mREIT NAREIT (ex. Comm.)”, the simple average of the TSRs for the component companies of the FTSE Nareit Mortgage REITs index for the one-year period ending 12/31/2023, excluding mortgage REITs classified as commercial-focused within that index. Source: Bloomberg data for the respective periods presented.

CEO’S ANNUAL BONUS REALIZATION – 2023:

(10)	Adjusted ROE and Adjusted EAD ROE are each non-GAAP performance measures that are defined and described on page 61 within this CD&A under the heading “2023 Performance-Based Annual Bonus Compensation.” Annex B to this Proxy Statement contains additional discussion, disclosure and details regarding these non-GAAP financial performance metrics. Adjusted ROE and Adjusted EAD ROE should not be considered as alternatives to GAAP net income, GAAP ROE or other measurements of results of operations computed in accordance with GAAP or for federal income tax purposes.

(11)	CEO’s 2023 total target annual bonus was $1.8 million, comprised of a target Company Performance component of $1,350,000 and a target Individual Performance component of $450,000. CEO’s 2023 total realized annual bonus was $1,217,782, comprised of a Company Performance component of $362,782 (27% of target amount for this component) and an Individual Performance component of $855,000 (190% of target amount for this component).

CEO’S 2023 LONG-TERM PAY-FOR-PERFORMANCE OUTCOME – REDWOOD’S LONG-TERM TSR PERFORMANCE:

(12)	Bar graph of “3-Year Total Shareholder Return (TSR)” reflects (i) for “Redwood”, Redwood’s TSR for the three-year period ending 12/31/2023; (ii) for “mREIT Peers”, the simple average of the TSRs for Redwood’s mREIT Peers (listed in note (2) above) for the three-year period ending 12/31/2023; (iii) for “mREIT NAREIT”, the simple average of the 2023 TSRs for the component companies of the FTSE Nareit Mortgage REITs index for the three-year period ending 12/31/2023 (excluding five companies without a three-year history of being publicly traded); and (iv) for “mREIT NAREIT (ex. Comm.)”, the simple average of the TSRs for the component companies of the FTSE Nareit Mortgage REITs index for the three-year period ending 12/31/2023, excluding mortgage REITs classified as commercial-focused with that index and excluding one company without performance data over the three-year period. Source: Bloomberg data for the respective periods presented.

Endnotes to Executive Summary of CD&A: (cont.)

CEO’S 2023 LONG-TERM PAY-FOR-PERFORMANCE OUTCOME – CEO’S LONG-TERM PAY REALIZATION IN 2023:

(13)	Bar graph of “CEO’s Long-Term/Performance-Based Pay Realization – 2023” depicts: (i) a total of $5.25 million of realizable grant/target value of components of long-term compensation for the CEO for 2023, which is comprised of: DSUs with a four-year vesting/delivery schedule that concluded in December 2023, which DSUs had an original grant date fair value in December 2019 of $1.875 million; PSUs with a three-year performance-based vesting period that concluded on January 1, 2024, which PSUs had an original grant date value in December 2018 of $1.875 million; and $1.5 million of grant date/target value of the three-year LTI award granted in mid-2020 (the “3-Year COVID LTI Award”, which was granted in connection with the Company’s strategic repositioning following the severe market, operating, and personnel disruptions that occurred following the onset of the COVID pandemic in March 2020) that was eligible to vest and be realized in 2023; and (ii) total realized compensation value of $3.28 million from these realizable/target components of long-term compensation for the CEO for 2023, which is comprised of: the value of the 113,636 shares of RWT common stock underlying these DSUs which vested in December 2023 (valued at the per share closing price on January 2, 2024, the first trading day in 2024), plus the $0.39 million amount of dividend equivalent payments made in respect of these DSUs over the course of their four-year vesting period; the value of the 214,549 shares of RWT common stock underlying these PSUs which vested based on the performance-based vesting criteria for these PSUs measured over a three-year performance period (valued at the per share closing price on March 12, 2024, the date the Compensation Committee certified the performance-based vesting of these awards); and vesting of $750,000 of cash value from partial vesting of the 3-Year COVID LTI Award.

Compensation Discussion and Analysis (CD&A)

Section I - Introduction

➢	Named Executive Officers

➢	Compensation Committee

➢	Redwood’s Business Model and Internal Management Structure

➢	Overall Compensation Philosophy and Objectives

➢	Outreach to Stockholders

➢	Stockholder Feedback

Named Executive Officers
Under SEC regulations, Redwood had five “Named Executive Officers” for 2023, who are listed below. This CD&A, and the Executive Compensation Tables that follow, is focused on the compensation of Redwood’s “Named Executive Officers,” as well as on Ms. Sasha Macomber, who is also an Executive Officer of Redwood. Ms. Macomber was a “Named Executive Officer” in Redwood’s previous 2023 annual proxy statement and is included in this CD&A and the Executive Compensation Tables that follow for continuity and to facilitate comparison to last year’s executive compensation discussion and analysis. Within this CD&A and the Executive Compensation Tables that follow, we use the term “NEOs” to collectively refer to Ms. Macomber and the five “Named Executive Officers.”
This CD&A is focused on the compensation of Redwood’s NEOs for 2023, although it also provides a description of key updates to Redwood’s executive compensation program that will apply going forward in 2024, as well as some general discussion and analysis of aspects of Redwood’s compensation programs, plans, and practices that apply to all of Redwood’s officers and employees.

Executive Officers Named and Reviewed in this CD&A (“NEOs”)
•Christopher J. Abate, Chief Executive Officer
•Dashiell I. Robinson, President
•Brooke E. Carillo, Chief Financial Officer
•Fred J. Matera, Chief Investment Officer
•Andrew P. Stone, Executive Vice President, Chief Legal Officer, and Secretary
•Sasha G. Macomber, Chief Human Resource Officer

Compensation Committee
The Compensation Committee (the “Committee”) is committed to providing disclosure within this CD&A that gives insight into the process by which it arrives at executive compensation determinations and the underlying rationales. Among other things, this CD&A describes:
•The Committee’s process for reviewing and determining the elements of the compensation of the Chief Executive Officer (“CEO”) and of the other NEOs.
•The rationale for the different elements of the NEOs’ compensation and Redwood’s compensation philosophy, objectives, and methodology for peer comparisons.
•The metrics and goals used for performance-based compensation and factors taken into account in the Committee’s determination of whether those metrics and goals were satisfied.

•The severance and change of control payments that NEOs may become entitled to receive under certain circumstances.
•The role of the Committee’s independent compensation consultant.
The Committee generally meets at least four times annually and, over the course of an annual period, reviews Redwood’s compensation philosophy and its executive compensation plans and programs. After taking into account various factors and analyses, including those described in this CD&A, input from its independent compensation consultant, feedback from stockholders obtained during ongoing outreach efforts, and the outcome of recent stockholder advisory votes on executive compensation (commonly referred to as “Say-on-Pay” votes), the Committee makes compensation determinations it believes are appropriate in light of its executive compensation objectives.

Redwood’s Business Model and Internal Management Structure
Redwood is a specialty finance company focused on several distinct areas of housing credit and is structured as an internally-managed real estate investment trust (“REIT”). Redwood’s mission is to make quality housing, whether rented or owned, accessible to all American households and we believe that the financing we provide makes a positive impact, not just on the American economy, but also on the families who have been able to purchase or rent homes because of Redwood’s important role in housing finance. The nature of Redwood’s business model and internally-managed structure are key factors the Committee has considered in designing Redwood’s executive compensation program and determining appropriate metrics and setting targets and goals for performance-based compensation.
Under the Internal Revenue Code, REITs are required to distribute as dividends at least 90% of the income earned under their REIT status. As a result, like other REITs, Redwood is limited in its ability to grow book value and its equity capital base through the reinvestment of retained earnings, and a key element of returns to stockholders is the level of dividends paid on shares of Redwood’s common stock.
Redwood’s primary sources of income are net interest income from its investments and non-interest income from the mortgage banking activities it conducts through its operating platforms. Net interest income primarily consists of the interest income earned on investments less the interest expense incurred on borrowed funds and other liabilities. Income from mortgage banking activities is generated through the origination and acquisition of loans, and their subsequent sale, securitization, or transfer to Redwood’s investment portfolio. Further details regarding Redwood’s business model include:

•Key Aspects of Redwood’s Business Model. Redwood’s business model occupies a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not well served by government programs. Redwood delivers customized housing credit investments to a diverse mix of investors through its best-in-class securitization platforms, whole-loan distribution activities and its publicly-traded securities. Redwood’s aggregation, origination and investment activities have evolved to incorporate a diverse mix of residential consumer and residential investor housing credit assets. Redwood operates its business in three segments: Residential Consumer Mortgage Banking, Residential Investor Mortgage Banking, and Investment Portfolio.

•Residential Consumer Mortgage Banking. Through its Residential Consumer Mortgage Banking platform, Redwood operates a mortgage loan conduit that acquires residential mortgage loans (e.g., private sector jumbo mortgage loans secured by owner-occupied housing) originated by third-party firms (banks and independent mortgage companies) for subsequent sale, securitization through Redwood’s Sequoia (SEMT®) private-label securitization program, or transfer into Redwood’s investment portfolio. Redwood does not originate residential mortgage loans for owner-occupied housing and does not generally transact in mortgages guaranteed by Fannie Mae/Freddie Mac or the Federal government. Through its Investment Portfolio segment (described below), Redwood also invests in assets created within or sourced through its Residential Consumer Mortgage Banking segment, primarily securities retained from securitization transactions.

•Residential Investor Mortgage Banking. Through its Residential Investor Mortgage Banking platform, Redwood originates business purpose mortgage loans (“BPLs”) secured by investor-owned housing (e.g., single-family and multifamily rental housing) for subsequent securitization, sale, or transfer into our investment portfolio. We classify BPLs as either "term" loans (which include loans with maturities that generally range from 3 to 30 years) or "bridge" loans (which include loans with maturities that generally range between 12 and 36 months). Term loans are mortgage loans secured by residential real estate (primarily 1-4 unit detached or multifamily) that the borrower owns as an investment property and rents to residential tenants. Bridge loans are mortgage loans which are generally secured by unoccupied (or in the case of certain multifamily properties, partially occupied) single-family or multifamily residential real estate that the borrower owns as an investment and that is being renovated, rehabilitated or constructed. Redwood generally distributes most of its term loans through its CAFL® private-label securitization program, or through whole loan sales, and generally transfers bridge loans to Redwood’s investment portfolio or as co-investments to joint ventures it has with capital partners.
•Investment Portfolio. Redwood’s Investment Portfolio includes organic assets and investments sourced through Redwood’s mortgage banking platforms (including whole loans and securities retained from our residential and business purpose mortgage loan securitization activities), as well as investments sourced from third-parties (including securities issued by third parties, investments in multifamily mortgage loan securitizations and reperforming mortgage loan securitizations, servicer advance investments, home equity investments (HEI), and other housing-related investments). The assets that Redwood invests in are generally not guaranteed by Fannie Mae/Freddie Mac or the Federal government.

Redwood’s business model and internally-managed REIT structure inform the Committee’s selection of performance metrics and goals used in its performance-based compensation plans. In addition to total stockholder return (“TSR”) and relative TSR (“rTSR”), which measures Redwood’s TSR as compared to the TSRs of a comparator group of companies, the Committee believes that return-on-equity (“ROE”), book value total stockholder return (“bvTSR”), and other operational and profit-based measures (including certain non-GAAP financial metrics) are highly relevant metrics for determining annual bonuses and measuring longer-term performance because: (i) these financial performance metrics should correlate with Redwood’s ability to increase book value and pay attractive levels of sustainable and growing dividends; (ii) management has “line-of-sight” into how its strategic and operational decisions impact these financial and operational performance measures; and (iii) over the long-term, strong results under these financial and operational performance measures should correlate with strong TSR. Redwood’s approach to using leverage to finance its business and investments, as well as its approach to managing liquidity and operational risks, are factored in when the Committee sets financial and operational performance goals.

Overall Compensation Philosophy and Objectives
Redwood maintains a performance-based compensation philosophy and program for its executive officers that seeks to provide incentives to achieve business goals and sustainable stockholder returns, align the interests of executive officers with those of long-term stockholders, and enable it to hire and retain talented individuals in a competitive marketplace. The Committee is responsible for evaluating Redwood’s executive compensation programs, plans, and practices to ensure that they provide proper incentives and appropriately support Redwood’s business model and performance objectives without creating risks that are reasonably likely to have a material adverse effect on Redwood.

For 2023, Redwood’s executive compensation objectives continued to be as follows:
•Incentivize attainment of business goals and sustainable stockholder returns, including:
•Generating attractive returns-on-equity, measured on both a GAAP and non-GAAP basis, that support regular and growing dividends and stable-to-increasing book value; and
•Meeting annual strategic, operational, risk-management, and sustainability/ESG goals.
•Align the interests of executives with those of long-term stockholders in achieving strong stockholder returns, in absolute terms and relative to other mortgage REITs and small-cap financial services firms.
•Enable Redwood to hire and retain executives with needed mortgage, investment and financial services expertise in a competitive marketplace.
•Avoid incentivizing inappropriate risk taking.
As in prior years, during 2023, the Committee, with input and guidance from its independent compensation consultant, engaged in a review of the structure of Redwood’s executive compensation program. This included a review of the elements of executive compensation, the mix of annual and long-term compensation, the compensation peer group, the overall competitiveness of target levels of cash and equity-based compensation, and the mechanisms through which Redwood’s pay-for-performance philosophy is implemented. In following this process each year, the Committee seeks to incorporate evolving best practices and risk mitigants into Redwood’s executive compensation program.

Outreach to Stockholders
Outreach to stockholders regarding executive compensation during 2023, as well as over the past several years, has provided Redwood with the opportunity to discuss and receive stockholder feedback regarding Redwood’s philosophy and views on executive compensation and specific compensation practices. Redwood’s outreach to stockholders regarding executive compensation has taken place both shortly following the publication of Redwood’s annual proxy statement (i.e., during “proxy season”) and outside of “proxy season,” which often allows for more extensive and in-depth discussions. Additional outreach by the Chair of the Committee to institutional stockholders is contemplated for the future, including in advance of the 2024 Annual Meeting.
•Independent Compensation Committee Chair Active in Ongoing Outreach to Stockholders. The Chair of the Committee generally leads Redwood’s stockholder outreach and engagement efforts, with members of Redwood’s management also participating. In 2023, engagement with institutional stockholders was typically conducted via videoconferences, with the Committee Chair generally leading Redwood’s engagement team. Following each stockholder engagement with the Committee Chair, a summary of the dialogue was circulated to the full Committee, as well as to all other Directors, ensuring that feedback from stockholders reaches all members of Redwood’s Board.
•In-House Outreach Team. Together with the Committee Chair, Redwood’s outreach team includes key members of the Company’s Investor Relations, Human Resources, Finance and Corporate Secretary departments. The Company’s in-house outreach team also meets and engages with a broad base of investors throughout the year to discuss the Company’s business and strategy, as well as other key topics of stockholder focus, including, corporate governance and sustainability/ESG matters that are relevant to the Company’s business.
•Outreach to Stockholders in 2023. In advance of and following the May 2023 annual meeting, Redwood undertook an outreach effort reaching 91% of shares held by institutional stockholders. (These stockholders represented 68% of all outstanding shares of common stock.)
•Engagement Response. Over the course of these outreach efforts, Redwood received responses from 61% of shares held by institutional stockholders. (These stockholders represented 46% of all outstanding shares of common stock.) Certain institutional stockholders responded to these outreach efforts by indicating that previous disclosures by, or engagements with,

Redwood continued to provide the information needed to support their understanding of Redwood’s executive compensation program and, therefore, did not directly engage with Redwood’s engagement team.
•Direct Engagement with the Committee Chair. Redwood’s engagement team, including the Committee Chair, directly engaged through virtual meetings and tele-conferences with investors representing 34% of shares held by institutional stockholders. (These stockholders represented 26% of all outstanding shares of common stock.)
•“Say on Pay Support” in 2023 and Over the Long-Term. At Redwood’s May 2023 annual meeting, stockholders representing approximately 83.5% of shares voted were in support of “Say-on-Pay”, a meaningful increase from the level of support received in 2022. This increase in “Say-on-Pay” support from 2022 to 2023 is reflective of the generally positive feedback that stockholders provided regarding how the Committee responded to the 2022 “Say-on-Pay” vote. Excluding the low level of support received in 2022, stockholders have provided an average of approximately 90% support since the inception of “Say-on-Pay” voting at Redwood in 2011.
The Committee believes that this ongoing stockholder outreach process results in a more detailed understanding of recent “Say-on-Pay” voting results and provides a forum for valuable feedback from stockholders regarding their views on Redwood’s executive compensation philosophy, practices and disclosures.

Stockholder Feedback
As described above, in 2023 the Committee Chair and Redwood’s outreach team continued its practice of engaging with stockholders regarding executive compensation. Engagement was focused primarily on gathering feedback and perspectives on the changes to the design and structure of the executive compensation program that had been implemented by the Committee following the 2022 annual meeting of stockholders. Many of these changes were adopted in response to the low support that the Company’s Say-on-Pay vote received in 2022 and the stockholder feedback that followed. Engagement with stockholders also included discussion of additional updates to the compensation program being considered for 2024. A summary of key feedback received in 2023, and how the Committee has responded, is set forth below.
•Key Feedback from Stockholders:
Stockholders Recognize the Committee’s Strong Level of Responsiveness to the 2022 Say-on-Pay Vote and Prior Feedback in 2022. Overall, stockholders expressed recognition of the high level of responsiveness undertaken by the Committee following the 2022 Say-on-Pay vote and stockholder feedback provided in 2022 before and after that vote. Stockholders generally indicated that they understood and appreciated the structural changes that had been made to the executive compensation program to, among other things: lower maximum annual bonus opportunities; lower the “leverage” factor used for formulaically determining realization of above-target annual bonuses; and exclusively use 3-year performance measurement periods in the performance-based equity awards (PSUs) granted to executives.
Stockholders also reinforced their view that the year-over-year stability of the program’s structure going forward was important, as was avoiding unnecessary complexity. This feedback was part of general commentary from stockholders recognizing that the Committee has to balance different stockholder perspectives regarding both the quantum and structure of compensation with competitive and retention considerations.
•How the Committee is Responding:
Maintain Changes Made to Executive Compensation Program in Response to Prior Feedback and Implement Additional Enhancements. In response to this feedback, in 2024 the Committee has continued the key structural changes it implemented in 2023 to the compensation program, including not only those noted above, but also (i) the introduction of

Adjusted EAD ROE as an additional non-GAAP performance metric into the determination of annual bonus realization and (ii) the implementation in 2024 of a further increase to stock ownership requirements for executives.
Continued Focus on Rigorous Performance Targets. The Committee continued to set performance targets that challenge executives. For example, the Adjusted ROE target from 2022 of 11.5% was not lowered despite challenging market conditions and was carried forward into the annual bonus structure for 2023 (and continued to represent a high target relative to risk-free benchmark interest rates) and the Committee continued to set an above-median performance target for the relative-TSR based component of vesting for PSUs granted in 2023.
•Key Feedback from Stockholders:
Stockholders Are Continuing to Focus on the Balance of Long-Term and Short-Term Elements of Compensation. While stockholders generally provided positive feedback on the structural changes to the executive compensation program the Committee had implemented in 2023, which they viewed as emphasizing long-term over short-term elements of executive compensation, they indicated that in making annual Say-on-Pay voting decisions they would continue to monitor the relative proportions of these elements of compensation. In this regard, for example, a stockholder encouraged the Committee to continue to regularly compare executives’ maximum annual bonus opportunities (annual bonus caps) to those of peers and competitors.
•How the Committee is Responding:
Continue to Have Long-Term Equity Incentives (LTI) be the Predominant Element of Target Compensation. Consistent with stockholder feedback, the Committee continued its long-standing practice of having long-term equity incentives (LTI) be the predominant element of executives’ target compensation. In particular (and as further described within this CD&A):
▪Majority of Executives’ Target Compensation is Long-Term Focused. LTI awards made up more than 58% of the target annual compensation for the CEO at the outset of both 2023 and 2024. With respect to Redwood’s other NEOs, LTI awards made up an average of 58% of target annual compensation across the outset of both 2023 and 2024.
▪Performance Stock Units Account for More than 50% of CEO’s 2023 LTI Awards. More than 50% of the CEO’s LTI awarded as part of 2023 and 2024 target compensation were PSUs with performance-based vesting based on 3-year book value TSR and 3-year relative TSR. With respect to Redwood’s other NEOs, an average of 50% of LTI awards granted as part of 2023 and 2024 target compensation were PSUs with performance-based vesting based on 3-year book value TSR and 3-year relative TSR.
Further Lowering of Annual Bonus Cap Applicable to all Executives. After considering stockholder feedback, in the fourth quarter of 2023, the Committee further lowered executives’ maximum annual bonus opportunities for 2024 from 3.5x to 3.0x of their 2024 target annual bonuses – the second reduction to maximum annual bonus opportunities for executives since 2022.
In addition to the key feedback described above related to executive compensation, in the course of engaging with stockholders the Chair of Committee and the Company’s in-house team engaged in dialogue with stockholders relating to other compensation-related, governance and sustainability/ESG-related topics. With respect to the Company’s executive compensation program, other feedback and dialogue related to, among other things: the operational, financial performance, and return metrics that stockholders focus on when evaluating Redwood’s performance; the use of relative performance measures in the executive compensation program; the relative size of the individual-performance component of the CEO’s (and other executives’) annual bonus and how it incentivizes and recognizes achievement of strategic, operational, risk-management and other goals; the competitiveness of Redwood’s executive compensation program and its impact on the Company’s ability to recruit and retain executive talent; and the dilutive impact of equity-based incentive awards.
In addition to the examples noted above relating to how Redwood directly responded in both 2022 and 2023 to specific feedback provided to the Chair of the Committee, stockholder engagement and feedback in prior years has impacted the Committee’s approach to executive compensation, including the following examples: the decision in 2021 to more explicitly identify individual sustainability/ESG-related goals within the performance-based compensation program – particularly within the annual goals that relate to the individual performance component of annual bonuses; the decision in 2020 to continue to use relative TSR as a key performance-based vesting metric in long-term incentive structures; and the decision in 2018 to update the structure of performance-based equity awards to include bvTSR as a primary performance metric, along with relative TSR as a secondary performance metric.

Section II - Executive Compensation in 2023

➢	Redwood’s 2023 Performance

➢	Elements of Compensation in 2023

➢	Process for Compensation Determinations for 2023

➢	Compensation Peer Group for 2023

➢	2023 Base Salaries

➢	2023 Performance-Based Annual Bonus Compensation

➢	Performance-Based Annual Bonuses Earned for 2023

➢	2023 Long-Term Equity-Based Incentive Awards

➢	Vesting and Mandatory Holding Periods for 2023 Long-Term Equity-Based Incentive Awards

➢	Pay-for-Performance Outcomes from Long-Term Equity-Based Incentive Awards

Redwood’s 2023 Performance

Overall, 2023 continued to present a challenging market and operating environment for Redwood and its industry peers. However, Redwood’s total stockholder return was strong in 2023 and Redwood’s return on common equity was generally in line with or exceeded residential-focused peers and industry indices, as illustrated within the preceding “Executive Summary of CD&A” under the heading “Annual Financial Performance – 2023” on page 40 of this Proxy Statement. As further detailed within this Compensation Discussion and Analysis, Redwood’s annual financial performance for 2023 was below the targets established by the Committee, which drove below-target annual bonus realization for Redwood’s CEO and other NEOs.
Redwood’s 2023 Performance

•2023 Annual Financial Performance
•GAAP return on common equity (“ROE”) was -0.8%.
•Non-GAAP EAD ROE was 4.5%.
◦Non-GAAP EAD ROE is a non-GAAP performance measure that is defined and described, and is reconciled to ROE based on GAAP financial results, in Annex A to this Proxy Statement.
•Redwood paid $0.71 per share in common stock dividends in 2023.

•2023 Annual Stockholder Returns
•Total Stockholder Return (“TSR”) was 21.9%.
•Book Value Total Stockholder Return (“bvTSR”) was -2.1%.

•2023 Operational Performance and Strategic Milestones
•A key emphasis of management in 2023 was strategic and operational positioning for the future, particularly as it related to developing strategic partnerships and additional distribution channels, enhancing Redwood’s financing profile, actively managing Redwood's balance sheet, and building the Company’s capital base for deployment into accretive opportunities. As further described within the preceding “Executive Summary of CD&A” under the heading “2023 Strategic and Operational Achievements” on page 42 of this Proxy Statement, actions taken in 2023 had both near- and long-term benefits and strongly positioned the Company for future returns.

Elements of Compensation in 2023

In 2023, cash compensation for Redwood’s NEOs included a base salary and a performance-based annual bonus. Annual bonuses for 2023 were determined based on company financial performance and on each NEO’s individual performance. For each NEO, the Committee established a target annual bonus amount at the beginning of 2023 that would be earned if Redwood’s financial performance met Committee-established targets and the NEO’s individual performance merited target-level payment. In particular, one portion of each NEO’s annual bonus was determined based on company financial performance (referred to in this CD&A as the Company performance component of target bonus or Company performance or financial performance bonus), and another portion of each NEO’s annual bonus was determined based on individual performance (referred to in this CD&A as the individual performance component of target bonus or individual performance bonus).
The Committee generally intends that the base salary and annual bonus target for each NEO to be appropriate in comparison to a market-based median level, after taking into account factors such as the NEO’s role and responsibilities, competitive factors, and internal equity. In addition, the Committee believes that performance-based bonuses for each NEO should have adequate upside so that total annual compensation actually earned may reach the top-quartile of the market-based level for strong performance.
The market-based levels used by the Committee during 2023 were determined with the assistance of the Committee’s independent compensation consultant. The process included reviewing compensation practices of peer companies selected by the Committee (referred to in this CD&A as the compensation peer group). Further details regarding the compensation peer group and practices for comparisons to this peer group are provided on pages 59 – 60 within this CD&A under the heading “Compensation Peer Group for 2023.”
For 2023, the Committee established the Company performance component of the annual bonus for each NEO such that half of this component would be realized based on Redwood’s 2023 “Adjusted ROE” and the other half of this component would be realized based on Redwood’s 2023 “Adjusted EAD ROE”. Adjusted ROE and Adjusted EAD ROE are each non-GAAP performance measures that are defined and described on page 61 within this CD&A under the heading “2023 Performance-Based Annual Bonus Compensation.” Furthermore, for 2023, the Committee established an Adjusted ROE financial performance target of 11.5% and an Adjusted EAD ROE performance target of 7.5%.
With respect to long-term equity-based compensation, the Committee generally makes annual year-end awards to NEOs in amounts, and subject to terms and vesting conditions, that provide an incentive to create long-term stockholder value and align the interests of NEOs with the interests of long-term stockholders. These year-end awards are intended to provide performance-based compensation opportunities at levels that will be effective in retaining valued and productive executives. In determining the size of annual year-end long-term equity-based compensation opportunities, the Committee uses the same or similar considerations as are applied when setting salaries and target annual bonus opportunities, with the value actually delivered/realized being a result of subsequent performance. For 2023, the value of long-term equity-based compensation granted at year-end to NEOs was determined after taking into account the Committee’s philosophy that:
•Competitive pressure on NEO compensation levels from higher-paying related market sectors should be addressed through the value of long-term equity-based awards. Annual target cash compensation amounts are generally intended to be appropriate in comparison to a median range of the compensation peer group, while long-term equity-based awards may be targeted above the median when justified by performance, experience, or the scope of the individual’s role. The value of long-term equity-based awards may also take into account each NEO’s individual performance.
•The terms and vesting conditions of long-term equity-based awards should result in realized compensation for NEOs that correlates with long-term stockholder value creation (through dividend distributions and share-price growth) over a minimum of three years.

In the first quarter of 2023, for two of Redwood’s NEOs, the Committee also determined to make a long-term equity-based compensation award due to identified competitive, retention and incentive circumstances. As a result, in addition to their annual year-end long-term equity-based award, in January of 2023 Ms. Carillo received an award of DSUs and in February of 2023 Mr. Matera received an award of cash-settled PSUs, each as further described on page 69 within this CD&A under the heading “2023 Long-Term Equity-Based Awards.”
NEOs are also provided with other benefits that are also available to all eligible employees of Redwood on a substantially similar basis. These benefits, which are further described below on pages 76 – 77 within this CD&A, include standard health and welfare benefits and the ability to participate in Redwood’s tax-qualified 401(k) plan and Employee Stock Purchase Plan. In addition, NEOs may participate in Redwood’s Executive Deferred Compensation Plan.
An illustration of the elements of the CEO’s target compensation at the outset of 2023, including base salary, annual bonus target, and long-term equity-based compensation is set forth under the heading “Elements of CEO’s Target Compensation Structure – Outset of 2023” in the Executive Summary of CD&A on page 39 of this Proxy Statement.

Process for Compensation Determinations for 2023
Each year the Committee makes determinations regarding the compensation of Redwood’s NEOs. The process is dynamic and the Committee has the authority to re-examine and adjust the compensation program or process to take into account changing circumstances throughout the year. For 2023 the Committee directly engaged and used the services of a nationally recognized compensation consultant, Semler Brossy Consulting Group LLC (Semler Brossy), to assist it in determining the elements of compensation and providing comparative analyses.
Semler Brossy reports directly to the Committee and acts as the Committee’s consultant regarding director and executive officer compensation-related matters. Semler Brossy is not retained by Redwood or its management in any other capacity and the Committee has the sole authority to establish and terminate the relationship with Semler Brossy. In addition, the Committee conducted an assessment of the independence of Semler Brossy and concluded that no conflict of interest currently exists or existed in 2023 that would result in Semler Brossy not being able to provide independent advice to the Committee.
On an annual basis, the Committee reviews the compensation program for Redwood’s executive officers with its independent compensation consultant and assesses the competitiveness of compensation levels and targets to determine whether it is aligned with Redwood’s compensation philosophy and is externally competitive. In addition, the Committee’s independent compensation consultant assists the Committee in determining the form and structure of the elements of Redwood’s executive compensation program and also provides the Committee with data regarding compensation practices among the compensation peer group. The independent compensation consultant’s analysis covers all elements of direct compensation, including base salary, annual incentives, and long-term incentives. Benefit and perquisite offerings at Redwood are also reviewed, as is equity ownership in Redwood by each NEO. Analysis provided by its independent compensation consultant assists the Committee in understanding the extent to which different elements of each NEO’s compensation are above or below market levels and in understanding the year-to-year changes in awarded, accumulated, and potential NEO compensation.
As part of its year-end process for making compensation determinations for NEOs, in December 2023, the Committee also considered the following: the executive officers’ collective self-assessment of their individual contributions and performance over the year; Mr. Abate’s recommendations with respect to the compensation of the other NEOs; and Semler Brossy’s directional recommendations regarding the elements and amount of compensation for the CEO, and its opinion on the recommendations developed by the CEO for the other NEOs. These recommendations and opinions were based on peer comparisons, other supplemental comparative data, and Redwood’s compensation philosophy. In addition, as part of its process for determining to make long-term equity-based awards to Ms. Carillo and Mr. Matera in the first quarter of 2023, the Committee considered competitive and retention factors, as well as input from Redwood’s CEO and the

Committee’s independent compensation consultant regarding appropriate incentives for these two NEOs based on their roles at Redwood.
Compensation Peer Group for 2023
As in prior years, in 2023 the Committee asked its independent compensation consultant to conduct a market pay analysis with respect to the compensation of Redwood’s NEOs. For 2023, Semler Brossy’s market pay analysis relied primarily on publicly disclosed executive compensation data from the compensation peer group. The Committee may also consider supplemental data that provides insight into executive compensation practices at competitors that are externally managed and, therefore, do not generally disclose comprehensive compensation data for their named executive officers, as well as private companies and divisions of larger public companies for which individual compensation data are not publicly disclosed. Certain of the publicly-traded REITs that Redwood competes with for mortgage-industry talent are externally managed and do not disclose comprehensive executive compensation information and certain peers may not disclose information for officers with responsibilities comparable to all of Redwood’s executive officers.
The Committee considers the use of a market-based compensation analysis important for validating competitive positioning in attracting and retaining executive talent. Each year, to prepare for conducting the competitive pay analysis, the Committee, after consultation with its independent compensation consultant, designates a compensation peer group using a pre-defined process and objective industry and size criteria that is intended to include companies with which Redwood competes for business or for executive talent. The process and objective criteria used to select the 2023 compensation peer group (which was used in the 2023 competitive pay analysis) is detailed below.

Step 1:
Begin with a broad screening process intended to identify publicly traded, U.S.-based companies that are internally managed (externally-managed companies generally have not disclosed comprehensive compensation data and are therefore excluded)

Step 2:	Identify REITs and other companies most similar to Redwood (i.e., direct peers), including:
	•	Mortgage REITs, which are considered “direct peers” along with real estate development and financial services companies with a focus on mortgage servicing or mortgage-related assets
	•	Exclude all companies with market capitalization values outside of a 0.25-4.0x range compared to Redwood, subject to reasonable exceptions for key business competitors and based on 12-month average market capitalization

Step 3:	Identify other relevant business and labor-market competitors:
	•	Financial services companies with both market capitalization value in a 0.5-2.0x range compared to Redwood based on 12-month average market capitalization
	•	Exclude bank holding companies and companies in the cash advance/pawn broker businesses, due to fundamental differences in the underlying business model

Step 4:	Select 15 to 25 companies for inclusion in the compensation peer group:
	•	Generally include all companies identified in Step 2
	•	Generally include companies identified in Step 3 if they: (1) are included in the prior year’s compensation peer group or (2) have been identified as a peer of Redwood’s most-direct peers (e.g., a peer of another mortgage REIT identified in Step 2)
	•	Add additional companies identified in Step 3 to: (1) ensure that the sample size is sufficient and (2) position Redwood closer to the median on key size measures, focusing primarily on market capitalization and secondarily on total assets and net income

The Committee recognizes that the compensation peer group does not include generally higher-paying externally-managed REITs, mortgage-focused divisions of large publicly-traded financial institutions, private equity firms, and hedge funds with which Redwood competes for executive talent. These organizations are not included because they have different business economics and pay models from Redwood, and because comprehensive compensation data for their executives are generally not publicly available.
The Committee reviews the compensation peer group and the selection process and criteria on an annual basis to confirm that it continues to reflect relevant business and labor market competitors for whom comprehensive data is available. Accordingly, the companies included as peers may change from year to year as a result of updates to the selection process and criteria and changes in the real estate and capital markets.
2023 Compensation Peer Group. Based on the above-described methodology, the compensation peer group approved by the Committee for use in preparing and reviewing the competitive pay analysis in 2023 consisted of the following 19 companies:

•	Arbor Realty Trust, Inc.	•	BrightSphere Investments Group, Inc.
•	Chimera Investment Corporation	•	Dynex Capital, Inc.
•	Essent Group Ltd.	•	Granite Point Mortgage, Inc.
•	Ladder Capital Corp.	•	MFA Financial, Inc.
•	Mr. Cooper Group, Inc.	•	New York Mortgage Trust, Inc.
•	NMI Holdings, Inc.	•	PennyMac Financial Services, Inc.
•	Radian Group, Inc.	•	Rithm Capital Corp.
•	Safehold, Inc.	•	Two Harbors Investment Corp.
•	Victory Capital Holdings, Inc.	•	Virtus Investment Partners, Inc.
•	Walker & Dunlop. Inc.

Changes to Compensation Peer Group. As noted above, the companies included in the peer group may change from year to year. The following changes were made to Redwood’s compensation peer group from 2022 to 2023:

	Additions:		Removals:
•	Rithm Capital Corp.	•	iStar Inc.
•	Safehold Inc.
Following the merger of iStar Inc. and Safehold Inc., Safehold Inc. replaced iStar Inc. in the compensation peer group. In addition, Rithm Capital Corp. was identified as an additional company for the compensation peer group, based on its business model and after review of the degree of alignment with key quantitative and qualitative criteria described above for inclusion in the peer group.

2023 Base Salaries
Base salary is a traditional element of executive compensation. The Committee annually establishes base salaries for NEOs after reviewing the market data for similar executives, as well as the experience, skills, and responsibilities of each NEO. The Committee may adjust salaries at other times throughout the year, including at the time of a promotion.
In December 2022, after consultation with its independent compensation consultant and review of its analysis, the Committee made determinations with respect to 2023 NEO base salaries as follows:
•Mr. Abate. The 2023 annual base salary for Mr. Abate, Redwood’s Chief Executive Officer, remained at it’s year-end 2022 level of $900,000.
•Mr. Robinson. The 2023 annual base salary for Mr. Robinson, Redwood’s President, was increased from $825,000 to $850,000.
•Ms. Carillo. The 2023 annual base salary for Ms. Carillo, Redwood’s Chief Financial Officer, was increased from $700,000 to $800,000.

•Mr. Matera. The 2023 annual base salary for Mr. Matera, Redwood’s Chief Investment Officer, was increased from $675,000 to $775,000.
•Mr. Stone. The 2023 annual base salary for Mr. Stone, Redwood’s Executive Vice President and Chief Legal Officer, was increased from $445,000 to $450,000.
•Ms. Macomber. The 2023 annual base salary for Ms. Macomber, Redwood’s Chief Human Resource Officer, was increased from $425,000 to $450,000.

2023 Performance-Based Annual Bonus Compensation
Redwood’s annual bonus program is designed to reward NEOs based on Redwood’s financial performance and each NEO’s individual performance. In accordance with the Committee’s executive compensation philosophy, and the pay-for-performance structure of Redwood’s executive compensation program, there has been significant variability in the performance-based annual bonuses paid to Redwood’s CEO over the last five years, reflecting the variations in Redwood’s compensation program and financial performance over the same period.
As described last year in the Company’s 2023 annual proxy statement, after taking into account stockholder feedback, for 2023 the Committee re-assessed maximum annual bonus opportunities and the methodology for determining realization of annual bonuses. Among other things, going-forward into 2023 the Committee lowered each NEO’s maximum annual bonus opportunity (annual bonus cap) and introduced an additional financial performance metric into the determination of annual bonus realization, while also reducing the “leverage” factor used for determining realization of above-target annual bonuses – i.e., for 2023 the Committee formulaically reduced the percentage of above target annual bonus that could be realized for above-target performance. Set forth below is a description of the components of the 2023 performance-based annual bonus compensation for Redwood’s NEOs, including a description of the financial performance metrics and targets used within the bonus program’s structure.
Components of 2023 Annual Bonuses. In order to align executives’ interests with the interests of stockholders, in the first quarter of 2023 the Committee determined, after consultation with its independent compensation consultant, that 2023 target annual bonuses for NEOs would continue to be weighted as follows:
•Company/Financial Performance Component. 75% on the achievement of predetermined target levels of Redwood’s financial performance for 2023; and
•Individual Performance Component. 25% on individual contributions to the Company’s pre-established annual strategic, business, operational, risk management, and sustainability/ESG goals and objectives for 2023.
The weightings described above were used so that most of an NEO’s target annual bonus will depend directly on company financial performance, while also providing incentives for achievement of individual strategic, business, operational, risk management and sustainability/ESG goals that the Committee believes are in the interests of Redwood and its stockholders, but in some cases may be difficult to quantitatively link to annual company financial performance.
Financial Performance Metrics for 2023 Annual Bonuses. Also during the first quarter of 2023, after a review of Redwood’s compensation program, and following consultation with its independent compensation consultant, the Committee determined to use two different non-GAAP financial performance metrics in 2023 within the methodology for determining realization of each NEO’s performance-based annual bonus – namely, Adjusted ROE and Adjusted EAD ROE1 – each of which is further described below. For 2023, the Committee determined that 50% of the target amount of the financial performance component of annual bonuses would be realized based on 2023 Adjusted ROE and the other 50% of the target amount of the financial performance component of annual bonuses would be realized based on 2023 Adjusted EAD ROE.
1 Note: Adjusted ROE and Adjusted EAD ROE should not be considered as alternatives to GAAP net income, GAAP ROE or other measurements of results of operations computed in accordance with GAAP or for federal income tax purposes. See Annex B to this Proxy Statement for additional discussion, disclosure and details regarding these non-GAAP financial performance metrics.

•Adjusted ROE. Adjusted ROE is a non-GAAP financial performance metric, which has historically been very closely correlated to Redwood’s ROE based on GAAP financial results, but differs in certain respects.
◦Adjusted ROE generally reflects adjusted earnings on average common equity capital adjusted to exclude certain unrealized mark-to-market gains and losses from equity. Because Adjusted ROE is a ratio of earnings to equity capital, the adjustment to exclude certain unrealized mark-to-market gains and losses from equity is made to enable the calculation of an “apples-to-apples” non-GAAP ratio of earnings to common equity capital for purposes of evaluating financial performance.
◦In addition, through adjustments to earnings, Adjusted ROE, among other things, excludes certain acquisition-related expenses – e.g., excludes amortization expense related to intangible assets acquired in acquisitions and the hypothetical income taxes associated with these adjustments.
The Committee believes that Adjusted ROE is an appropriate measure of financial performance to use within its methodology for determining realization of annual bonuses for Redwood’s NEOs because, among other reasons, a key source of earnings at Redwood is income from investments in mortgage loans and other real estate-related assets, as well as from mortgage banking activities and Adjusted ROE assists the Committee in analyzing the Company’s results of operations. It is also a performance metric that the Committee believes, over the long-term, should be correlated with long-term stockholder returns.
Additional discussion, disclosure and details relating to Adjusted ROE are set forth within Annex B to this Proxy Statement.
•Adjusted EAD ROE. Adjusted EAD ROE is a non-GAAP financial performance metric derived from Redwood’s ROE based on GAAP financial results, but which differs in key respects. Adjusted EAD ROE is calculated by first deriving non-GAAP Adjusted Earnings Available for Distribution (“Adjusted EAD”) from earnings and then dividing Adjusted EAD by average common equity capital adjusted to exclude certain unrealized mark-to-market gains and losses from equity.
◦Adjusted EAD is derived from earnings through, among other things, the following adjustments: (i) exclude investment fair value changes, net; (ii) exclude HEI income, net; (iii) adjust for change in economic basis of investments; (iv) exclude realized gains and losses; (v) exclude certain acquisition-related expenses – e.g., exclude amortization expense related to intangible assets acquired in acquisitions; and (vi) exclude certain organizational restructuring charges (as applicable).
The Committee believes that Adjusted EAD ROE is an appropriate measure of financial performance to use within its methodology for determining realization of annual bonuses for Redwood’s NEOs because, among other reasons, a key source of returns to Redwood’s stockholders is through regular quarterly dividends and Adjusted EAD ROE assists the Committee in analyzing the Company’s results of operations and helps to facilitate the Committee’s comparisons of Redwood’s financial performance to industry peers, including by supplementing the Committee’s analysis of the Company’s ability to pay dividends, and provides for the Committee an indication of the current income generating capacity of the Company's business operations on a quarterly basis. It is also a performance metric that the Committee believes, over the long-term, should be correlated with long-term stockholder returns.
Additional discussion, disclosure and details relating to Adjusted EAD and Adjusted EAD ROE are set forth within Annex B to this Proxy Statement.
Financial Performance Targets for 2023 Annual Bonuses. As noted above, for 2023, the Committee determined that 50% of the target amount of the financial performance component of annual bonuses would be realized based on 2023 Adjusted ROE and the other 50% of the target amount of the financial performance component of annual bonuses would be realized based on 2023 Adjusted EAD ROE, in each case based on 2023 financial performance relative to a 2023 target level established by the Committee in the first quarter of

2023. The 2023 financial performance targets established by the Committee were as follows: Adjusted ROE of 11.5% and Adjusted EAD ROE of 7.5%. In determining these financial performance targets for 2023, the Committee took into account input from, management, its independent compensation consultant, and the Board of Directors, and followed a process consistent with how it has historically determined targets for the Company performance component of annual bonuses for executive officers.
The Committee decided to continue its historical practice of using an Adjusted ROE financial performance target determined at the beginning of each year based on a risk-free interest rate plus an incremental premium determined by the Committee to be appropriate (each of which can vary from year to year). This decision continued to be premised, as it was in 2022, in large part on the nature of Redwood’s business model, which has had a significant focus on investing in residential mortgage loans and other real-estate related loans and debt instruments. Returns that Redwood can earn on new investments in residential mortgage loans and other real-estate related loans and debt investments are, to a certain extent, correlated with the market-driven interest rates for these and other types of loans and debt instruments (which rates depend on the perceived risk of these investments). These market-driven interest rates are typically analyzed as the risk-free interest rate for investment in U.S. Treasury obligations (or other debt backed by the full faith and credit of the U.S.) with a comparable duration plus an incremental risk premium above the risk-free rate.
The decision to use an Adjusted ROE target based on a risk-free interest rate plus an incremental premium was also premised on the fact that management believes that investors focused on investing in companies like Redwood, including companies that operate mortgage banking platforms, also compare return on equity to risk-free rates of return in evaluating Redwood’s financial performance and that the Adjusted ROE financial performance target should take into account stockholders’ return and dividend yield expectations. As a result, the Committee also reviewed recent and historical dividend yields on Redwood’s common stock and determined a range of incremental premiums above the risk-free rate that would be supportive of those yields. In addition to its review of market returns Redwood could earn on new investments generated from mortgage banking operations, and the level of Adjusted ROE financial performance necessary to meet stockholders’ return and dividend yield expectations, the Committee reviewed the level of Adjusted ROE performance necessary to support the payment of regular quarterly dividends declared by the Board of Directors.
The Committee believes that setting an Adjusted ROE performance target at an appropriate level above the risk-free interest rate (by adding the incremental premium to the risk-free interest rate) establishes an incentive for executives to achieve attractive financial performance for Redwood (and aligns the interests of executives and stockholders in seeking this level of financial performance), without exposing Redwood to inappropriate risk. If risk-free interest rates were to rise significantly in future years, all other factors being equal, the company financial performance target used for determining the Company performance component of annual bonuses for executive officers could be increased in recognition of the fact that accomplishing the same financial performance in a higher interest rate environment might only require lower risk investments. Conversely, if risk-free interest rates were to decline in future years, all other factors being equal, the company financial performance target used for determining the Company performance component of annual bonuses for executive officers could be lowered in recognition of the fact that reaching for the same financial performance in a lower interest environment could necessitate taking greater investment or other risks. Overall, the Committee believes that the use of a performance target that can vary from year to year provides the ability to adjust compensation incentives in a manner consistent with Redwood’s business model and the market environment in which Redwood operates.
In setting an Adjusted EAD ROE financial performance target for 2023, the Committee took into account the factors described above with respect to its process for setting an Adjusted ROE target and also considered factors relating to the adjustments made to calculate Adjusted EAD ROE and how those adjustments assist management and investors in analyzing Redwood’s financial performance and help facilitate comparisons to industry peers and how those adjustments can also supplement analysis of the Redwood’s ability to pay a sustainable and growing level of dividends. After consideration of the foregoing, as well as the alternative line-of-sight that this financial performance metric provides into fundamental Company performance and key metrics that drive stockholder value creation, the Committee believes it set the Adjusted EAD ROE target at an appropriate level for the market environment the Company expected to operate in during 2023 and thereby established an important incentive for executives to achieve attractive Adjusted EAD ROE financial performance for Redwood, without exposing Redwood to inappropriate risk.
Other Aspects of 2023 Annual Bonus Methodology. Following this process for determining the financial performance targets to be used in the methodology for determining Company performance bonuses, the Committee also established how above- and below-target bonus amounts would be formulaicly determined based on these financial performance targets, as follows: (i) with respect to the portion of the financial performance component of annual bonus determined based on Adjusted ROE, no bonus amounts would be earned if Adjusted ROE was 2.875% or less; bonus amounts below or at the target bonus amounts would be earned if Adjusted ROE was between 2.875% and 11.5%; and bonus amounts in excess of the target bonus amounts would not be earned unless Adjusted ROE was more than 11.5%; and (ii) with respect to the portion of the financial performance component of annual bonus determined based on Adjusted EAD ROE, no bonus amounts would be earned if Adjusted EAD ROE was 1.875% or less; bonus amounts below or at the target bonus amounts would be earned if Adjusted EAD ROE was between 1.875% and 7.5%; and bonus amounts in excess of the target bonus amounts would not be earned unless Adjusted EAD ROE was more than 7.5%. Additional detail regarding the formulaic determination of above- and below-target bonus amounts based on these financial performance targets – i.e., the formulaic “leverage” of this annual bonus methodology – is set forth within Annex B to this Proxy Statement.
The use of an initial performance threshold of greater than 2.875% Adjusted ROE and greater than 1.875% Adjusted EAD ROE for the payment of any of portion of target Company performance bonuses based on these metrics, respectively, represents a determination by the Committee that financial performance below that threshold is not significant enough margin to merit payment of any portion of this component of annual bonuses. The payment of target Company performance bonuses or a portion of target Company performance bonuses for Adjusted ROE in the range between 2.875% and 11.5% and Adjusted EAD in the range between 1.875% and 7.5%, respectively, reflects the determination by the Committee that financial performance within this range merits payment of below-target or target Company performance bonuses as financial performance improves above the initial performance threshold.
The Committee also determined that for Adjusted ROE in excess of 11.5% and for Adjusted EAD ROE in excess of 7.5%, respectively, subject to the maximum total bonus opportunity for each NEO noted below and assuming the individual performance bonuses are earned at target level, the Company performance bonus would be increased by a pro-rated amount for the portion based on such metric above the target amount (based on a straight-line, mathematical interpolation) as described in Annex B to this Proxy Statement, but subject to each executive officer’s maximum annual bonus opportunity (annual bonus cap).
Additionally, the Committee determined at the outset of 2023 that individual performance in 2023 for each NEO would be reviewed in the context of, among other things, the specific pre-determined goals and factors discussed below under “Performance-Based Annual Bonuses Earned for 2023 — Individual Performance Component of 2023 Annual Bonuses.” As in past years, during 2023 these individual factors and goals were subject to adjustment when circumstances warranted, at the discretion of the Committee. For 2023, the individual performance component of annual bonuses could be earned up to 200% of the target amount depending on the Committee’s assessment of individual performance.
With respect to the maximum annual bonus opportunity (i.e., the maximum sum of the two components of the annual bonus) that each executive officer could earn, for 2023, these annual bonus caps were reduced from the levels that applied in 2022 – to 3.5x of total target annual bonus for each NEO. However, as described below under “2024 Maximum Total Annual Bonuses”, going forward into 2024, the Committee further lowered the maximum annual bonus opportunity for all of its NEOs to 3.0x of total target annual bonus for each NEO.

NEOs’ 2023 Target Annual Bonus Amounts. At the end of 2022, the Committee made determinations with respect to each NEO’s target 2023 annual bonus after consultation with its independent compensation consultant and consideration of compensation peer group comparisons for the position, competitive factors and the NEO’s role, experience, and performance at Redwood.
•Mr. Abate. The Committee determined that the 2023 target bonus percentage for Mr. Abate would remain unchanged at 200% of base salary.
•Mr. Robinson. The Committee determined that the 2023 target bonus percentage for Mr.
    Robinson would remain unchanged at 190% of base salary.
•Ms. Carillo. The Committee determined that the 2023 target bonus percentage for Ms. Carillo would be increased from 175% to 185% of base salary.
•Mr. Matera. The Committee determined that the 2023 target bonus percentage for Mr. Matera would set at 185% of base salary.
•Mr. Stone. The Committee determined that the 2023 target bonus percentage for Mr. Stone would remain unchanged at 150% of base salary.
•Ms. Macomber. The Committee determined that the 2023 target bonus percentage for Ms.
    Macomber would remain unchanged at 150% of base salary.

	2023	2023	2023
	Base Salary	Target Annual Bonus	Target Annual Bonus
NEO	($ per annum)	(as % of Base Salary)	($)
Mr. Abate, Chief Executive Officer	$900,000	200%	$1,800,000
Mr. Robinson, President	$850,000	190%	$1,615,000
Ms. Carillo, Chief Financial Officer	$800,000	185%	$1,480,000
Mr. Matera, Chief Investment Officer	$775,000	185%	$1,433,750
Mr. Stone, Executive Vice President and Chief Legal Officer	$450,000	150%	$675,000
Ms. Macomber, Chief Human Resource Officer	$450,000	150%	$675,000

Performance-Based Annual Bonuses Earned for 2023
Annual performance-based bonuses earned by NEOs for 2023 consisted of both a Company performance component and an individual performance component. A further discussion of each of these components is set forth below.
Company Performance Component of 2023 Annual Bonuses. As described above, for 2023, the Committee determined that 50% of the target amount of the Company performance component of annual bonuses would be realized based on 2023 Adjusted ROE and the other 50% of the target amount of the Company performance component of annual bonuses would be realized based on 2023 Adjusted EAD ROE.
•Redwood’s Adjusted ROE for 2023 was below the initial performance threshold of 2.875% Adjusted ROE. Accordingly, the portion of the Company performance component of 2023 annual bonuses determined based on Adjusted ROE was realized at 0% of the target amount for that component.
•Redwood’s Adjusted EAD ROE for 2023 was above the initial performance threshold of 1.875%, but below the financial performance target of 7.5% for Adjusted EAD ROE. Accordingly, the portion of the Company performance component of 2023 annual bonuses determined based on Adjusted EAD ROE was realized at 54% of the target amount for that component.
The table below sets forth the target bonus amount for each NEO for the Company performance component of annual bonus, together with the amount of this component each NEO realized/earned based on the Company’s financial performance in 2023.

	Company Performance Component of 2023 Target Annual Bonus	2023 Company Performance Component of Annual Bonus Earned	% of Company Performance Component Earned
NEO	($)	($)	(%)
Mr. Abate, Chief Executive Officer	$1,350,000	$362,782	27%
Mr. Robinson, President	$1,211,250	$325,496	27%
Ms. Carillo, Chief Financial Officer	$1,110,000	$298,287	27%
Mr. Matera, Chief Investment Officer	$1,075,312	$288,966	27%
Mr. Stone, Executive Vice President and Chief Legal Officer	$506,250	$136,043	27%
Ms. Macomber, Chief Human Resource Officer	$506,250	$136,043	27%

Individual Performance Component of 2023 Annual Bonuses. For 2023, the individual performance components of annual bonuses were determined after a review of each NEO’s individual achievements and contributions to the collective achievements of the senior management team. The Committee reviewed the individual performance of each of the NEOs, which included a review of the NEOs’ self-assessment and the assessment by Mr. Abate of the other NEOs. Among other factors, the Committee considered each NEO’s contribution to the achievement of the company-wide goals noted below in assessing each NEO’s individual performance for 2023. With respect to each of these goals, the Committee took into account various factors (other than the Company’s financial performance) in evaluating the level of attainment of the goal and each NEO’s contribution to achieving the goal, including the principal factors described below and the related level of attainment (presented in italics after each listed goal). In considering these goals and factors, the Committee did not assign specific weightings to each factor and goal, but instead considered them together as part of a comprehensive qualitative review.

Goal: Position Redwood’s Residential Consumer Mortgage Banking platform to dynamically respond to market conditions by, among other things: deepening the network of originators that sell “jumbo” mortgage loans to Redwood, increasing market share, and maintaining a diversified distribution strategy for residential consumer loans; in addition, proactively monitor markets for opportunities to address consumer demand for access to home equity in the current interest rate environment, including through further development of Redwood’s in-house HEI origination initiative and distribution strategies.
The Committee evaluated achievement of this goal in the context of various factors, including that during 2023 management’s initiatives relating to the Residential Consumer Mortgage Banking platform resulted in: an effective response to the regional bank crisis in early 2023, as well as to the Federal proposal to evolve banks’ Basel III capital requirements) by adding 68 new or re-established loan seller relationships with bank counterparties (with the result that this platform ended 2023 with approximately 190 loan seller relationships – across banks, independent mortgage companies and other counterparties); an increase in market share from approximately 1% to 5% by locking $3.5 billion of jumbo mortgage loans (i.e., volume of loan purchase commitments); the distribution of $1.8 billion of loans, including $1.7 billion through five SEMT® securitizations and $126 million through whole loan sales – representing the continuation of ongoing efforts to maintain a diversified distribution strategy across capital markets executions and whole loan sales – a strong foundation that will continue to support future growth across varying market environments; the launch of Redwood’s in-house HEI origination platform, branded as “Aspire”, to directly originate HEIs to qualified homeowners; the issuance of the Company’s first securitization of HEIs with an investment-grade rating, a key to expanding the investor base for this emerging home equity product; and the coupling of the creation of the Aspire HEI origination platform with roll-out of a new program to acquire second lien mortgage loans – positioning Redwood to respond to increased demand from homeowners for a variety of products to access their home equity.
Goal: Optimize the Residential Investor Mortgage Banking platform’s strategic positioning in the marketplace and relative to competitors by, among other things: continuing to diversify distribution channels through whole-loan sales, private securitizations and a targeted origination footprint that serves durable market demand; enhancing capital efficiency through joint ventures and other structures that allow Redwood to invest pari passu alongside capital partners and augment traditional revenue streams (and by arranging financing structures that are responsive to the structured needs of these vehicles); and, subject to financial market conditions and risk management considerations, execute on operational, capital markets and product development initiatives to continue to provide a full spectrum of financing solutions that is responsive to housing investors’ borrowing needs.
•From a Corporate Responsibility/ESG perspective, continue focus on financing workforce and affording housing, consistent with Redwood's mission to make quality housing – whether rented or owned – accessible to all American households.
The Committee evaluated achievement of this goal in the context of various factors, including that during 2023 management’s initiatives relating to the Residential Investor Mortgage Banking platform resulted in: funding of $1.6 billion of loans, including $1.1 billion of bridge loans and $525 million of term loans; distribution of $1.1 billion of loans, including $528 million through two CAFL® securitizations and $600 million through whole loan sales; the addition of new whole loans buyers to Redwood’s network; the launch of a new debt service coverage ratio (“DSCR”) loan product, furthering the full spectrum of financing solutions this platform provides to respond to housing investors’ borrowing needs; the establishment of a new joint venture with Oaktree Capital Management to invest in the Company’s bridge loan originations (and the establishment of a corresponding financing facility for this joint venture); and the initiation of the negotiation of an additional strategic partnership to further enhance corporate financing and distribution strategy for this platform (leading to the March 2024 announcement of new strategic joint venture and financing relationship with CPP Investments).
•From a Corporate Responsibility/ESG perspective, Redwood continued its focus on financing affordable housing, a segment of the market that is supported by strong forward-looking supply-demand dynamics – with 70% of units in rental properties that Redwood provided long-term financing for being considered affordable housing.

Goal: Within Redwood’s Investment Portfolio and corporate finance function optimize investment and financing strategies, explore alternative products/markets to diversify capital base, and position the Company to effectively address convertible debt maturities in 2023 and future years; in addition, maintain a sufficient excess capital position to appropriately balance risk and desired growth in Redwood’s mortgage banking platforms.
The Committee evaluated achievement of this goal in the context of various factors, including that during 2023 management’s initiatives relating to the Investment Portfolio and its corporate capital structure resulted in: raising $70 million of gross proceeds in an inaugural preferred stock issuance; positioning Redwood for the issuance of senior unsecured notes in early January 2024; through repayments and repurchases (at a discount to par), reducing Redwood’s convertible debt position by 28% year-over-year; through financing optimization and establishment of new warehouse lines, including executing three non-recourse securitizations of portfolio assets across HEI, bridge loan and re-performing loan categories, organically unlocking $210 million of capital; and, overall, lowering Redwood’s recourse debt exposure by 13% year-over-year and significantly enhancing the Company’s overall capital, liquidity and financing position (including as a result of actions noted above relating to Redwood’s mortgage banking platforms), supporting forward-looking growth objectives for Redwood’s operating platforms and future capital deployment opportunities for the Investment Portfolio.
Goal: Further public disclosures relating to Corporate Responsibility/ESG, including disclosures that align with SASB standards; maintain strong human capital engagement initiatives; and continue to invest in training, programs and mentorship efforts that contribute to an inclusive and equitable work environment.
The Committee evaluated achievement of this goal in the context of various factors, including that during 2023 management’s initiatives relating to Corporate Responsibility/ESG resulted in: publication of Redwood’s second annual ESG report, which included disclosures in accordance with principles and standards of the Sustainability Accounting Standards Board (SASB) Mortgage Finance and Asset Management & Custody Activities industry standards; ongoing outreach to and engagement with stockholders regarding Corporate Responsibility/ESG matters; continuing sponsorship of Employee Resource Groups (ERGs) focused on diversity, professional development that supports the advancement of women in leadership, and charitable giving and community engagement; offering of a variety of training program to develop employees across all areas of the Company; and continuation of a summer internship program for college-level students preparing to enter the workforce.
Based on the review described above, the individual performance components of annual bonuses for each NEO for 2023 were determined, as set forth in the table below.

	Individual Performance Component of 2023 Target Annual Bonus	% of Individual Performance Component Earned	2023 Individual Performance Component of Annual Bonus Realized/Earned
NEO	($)	(%)	($)
Mr. Abate, Chief Executive Officer	$$450,000	190%	$$855,000
Mr. Robinson, President	$$403,750	190%	$$767,125
Ms. Carillo, Chief Financial Officer	$$370,000	190%	$$703,000
Mr. Matera Chief Investment Officer	$358,437	180%	$645,187
Mr. Stone, Executive Vice President and Chief Legal Officer	$$168,750	170%	$$286,875
Ms. Macomber, Chief Human Resource Officer	$$168,750	170%	$286,875

Total Performance-Based Annual Bonus Earned for 2023. Based on the realization of the Company performance and individual performance components of annual bonuses described above, the table below sets forth the total performance-based annual bonus realized by each NEO for 2023.

	2023 Target Annual Bonus	2023 Annual Bonus Realized	2023 Annual Bonus Realized
NEO	($)	($)	(% of Target)
Mr. Abate, Chief Executive Officer	$$1,800,000	$1,217,782	$67.7%
Mr. Robinson, President	$$1,615,000	$1,092,621	$67.7%
Ms. Carillo, Chief Financial Officer	$$1,480,000	$1,001,287	$67.7%
Mr. Matera Chief Investment Officer	$1,433,750	$934,153	65.2%
Mr. Stone, Executive Vice President and Chief Legal Officer	$$675,000	$422,918	$62.7%
Ms. Macomber, Chief Human Resource Officer	$$675,000	$422,918	62.7%

2023 Long-Term Equity-Based Incentive Awards

Equity ownership in Redwood provides an important link between the interests of stockholders and executives by rewarding long-term stockholder value creation. To meet this objective, officers, directors, key employees, and other persons expected to contribute to Redwood’s management, growth, and profitability are eligible to receive long-term equity-based awards. The Committee oversees the issuance of these awards to NEOs. The Committee, in consultation with its independent compensation consultant, determines the types and sizes of awards granted based upon a number of factors, including the NEO’s position, responsibilities, total compensation level, individual and company financial performance, competitive factors, and compensation peer group comparisons.
The Committee’s annual practice is to make long-term equity-based awards to NEOs at the regularly scheduled (pre-established) fourth quarter meeting of the Committee, which for 2023 occurred on December 14, 2023. In addition, as described above, in the first quarter of 2023, for two of Redwood’s NEOs, the Committee also determined to make a long-term equity-based compensation award due to identified competitive, retention and incentive circumstances. As a result, in addition to their annual year-end long-term equity-based award, in January of 2023 Ms. Carillo received an award of DSUs with a grant date fair value of $4 million and in February of 2023 Mr. Matera received an award of cash-settled PSUs with a grant date fair value of $3 million, each as further described below.
The long-term equity-based awards the Committee granted to NEOs in 2023 were in four forms: Deferred Stock Units (“DSUs”), cash-settled RSUs (“csRSUs”), Performance Stock Units (“PSUs”) and cash-settled PSUs (“csPSUs”), the key terms of which are summarized below.

•	The DSUs granted to all NEOs on December 14, 2023 will vest over four years, with 25% vesting on January 31, 2025, and an additional 6.25% vesting on the last day of each subsequent quarter (beginning with the quarter ending March 31, 2025), with full vesting occurring on December 13, 2027. Shares of Redwood common stock underlying these DSUs will be distributed to the recipients not earlier than December 13, 2027 and not later than December 31, 2027, unless electively deferred under the terms of Redwood’s Executive Deferred Compensation Plan.

•
The csRSUs granted to all NEOs on December 14, 2023 will vest over four years, with 25% vesting on December 13, 2024, and an additional 25% vesting on December 13th of each of 2025, 2026 and 2027. The terms of the csRSUs granted on December 14, 2023 are otherwise generally consistent with the terms of the DSUs noted above, except that at each csRSU vesting date, the value of the common stock referenced by the csRSUs vesting on such date will be settled with a cash payment, rather than through the delivery of shares of common stock, based on the closing price of Redwood’s common stock on such vesting date.

•	The PSUs granted to all NEOs on December 14, 2023 are performance-based equity awards which provide for vesting to generally range from 0% to 250% of the target number of PSUs granted, with the target number of PSUs adjusted to reflect the value of any dividends declared on Redwood common stock during the vesting period (as further described below). Vesting of these PSUs will generally occur based on the performance metrics described below during a three-year measurement period and continued employment through January 1, 2027. Further detail on performance-based vesting of the PSUs granted in December 2023 is set forth below.
Performance-Based Vesting – PSUs Granted in December 2023. Performance-based vesting of the PSUs granted to NEOs in December 2023 will generally occur as of January 1, 2027, after a three-year performance measurement period encompassing January 1, 2024 to December 31, 2026, based on a three-step process as described below.

First, the target number of PSUs granted (“Target PSUs”) is divided into two tranches of Target PSUs, as follows:
(1)
one tranche (the “bvTSR Tranche”) represents 66.7% of the Target PSUs, with vesting for this portion of the Target PSUs to range from 0% to 250% of this portion of the Target PSUs based on the level of Redwood’s book value TSR (or “bvTSR”) over the three-year performance measurement period, with 100% of this portion of the Target PSUs vesting if cumulative bvTSR for the three-year performance period is 25%; and

(2)	a second tranche (the “rTSR Tranche”) represents 33.3% of the Target PSUs, with vesting for this portion of the Target PSUs to range from 0% to 250% of this portion of the Target PSUs based on the level of Redwood’s relative TSR (or “rTSR”) over the three-year performance measurement period, with 100% of this portion of the Target PSUs vesting if rTSR for the three-year performance period is at the 55th percentile relative to the comparator group of companies described below.
•Vesting for the bvTSR tranche of these PSUs will be in accordance with the following table:

	Cumulative bvTSR Over Three-Year Period:	% of Performance-Based Vesting:*
	Less than 12.5% bvTSR	0%
	12.5% bvTSR	50%
	25% bvTSR	100%
	37.5% or greater bvTSR	250%

*	If actual bvTSR is between two of the performance thresholds set forth in this table, the percentage of performance-based vesting is determined based on a straight-line, mathematical interpolation between the applicable performance-based vesting percentages.

•Vesting for the rTSR tranche of these PSUs will be in accordance with the following table:

	Three-Year Relative TSR (“rTSR”):	% of Performance-Based Vesting:*
	Less than 27.5th percentile	0%
	27.5th percentile	50%
	55th percentile	100%
	82.5th percentile or greater	250%

*
If actual relative TSR is between two of the performance thresholds set forth in this table, the adjustment to baseline vesting is determined based on a straight-line, mathematical interpolation between the applicable percentage point adjustments.

•bvTSR for the PSUs granted in December 2023 is generally defined as the percentage by which Redwood’s GAAP book value per share (after reversing the net impact of specified acquisition-related accounting items) has increased or decreased as of the last day of the three-year performance measurement period relative to the first day of such period, plus the value of cash dividends declared and/or paid during such period on Redwood common stock.
•rTSR for the PSUs granted in December 2023 is generally defined as Redwood’s three-year rTSR compared to a subset of the component companies of the FTSE NAREIT Mortgage REITs Index, as constituted on December 31, 2023, categorized within that index as “Property Sector: Mortgage-Home Financing” (other than Redwood), expressed as a percentile of relative performance.
Second, at the end of the three-year vesting period, the aggregate vesting level of the two tranches would be determined as the sum of (i) the bvTSR-based vesting of the bvTSR Tranche and (ii) rTSR-based vesting of the rTSR Tranche.
Third, if the aggregate vesting level after steps one and two is greater than 100% of the Target PSUs, but Redwood’s absolute total shareholder return (“TSR”) is negative over the three-year performance period, performance-based vesting will be capped at 100% of Target PSUs.
•Absolute TSR is generally defined as the percentage by which the per share price of Redwood’s common stock has increased or decreased as of the last day of the three-year performance measurement period relative to the first day of such period, adjusted to reflect the reinvestment of all dividends declared and/or paid during such period on Redwood common stock.
Vested shares of Redwood common stock underlying these PSUs, if any, will be distributed to the recipients not later than 45 days following April 1, 2027, unless electively deferred under the terms of Redwood’s Executive Deferred Compensation Plan. Prior to vesting, no dividend equivalent rights are paid in respect of PSUs. At the time of vesting, the value of any dividends paid during the vesting period will be reflected in the PSUs by increasing the target number of PSUs granted by an amount corresponding to the incremental number of shares of Redwood common stock that a stockholder would have acquired between the grant date and the end of the three-year performance measurement period, had all dividends during that period been reinvested in Redwood common stock on the applicable dividend payment dates. After the vesting of any of these PSUs on January 1, 2027, and until the delivery of the underlying shares of Redwood common stock, the underlying vested award shares will have attached dividend equivalent rights, resulting in the payment of dividend equivalents each time Redwood pays a common stock dividend.
Performance-Based Vesting – csPSUs Granted to Mr. Matera in February 2023. Performance-based vesting of the csPSUs granted to Mr. Matera in February 2023 will generally occur as of January 1, 2026, based on the same three-step process as described above with respect to PSUs granted in December 2023, except that the three-year performance measurement period will encompass January 1, 2023 to December 31, 2025 and Redwood’s three-year rTSR will be based on the subset of the component companies of the FTSE

NAREIT Mortgage REITs Index, as constituted on December 31, 2022, categorized within that index as “Property Sector: Mortgage-Home Financing.”
A cash settlement payment in respect of the vested shares of Redwood common stock referenced by these PSUs (rather than the delivery of shares of common stock), if any, will be distributed to Mr. Matera following vesting, but not later than 45 days following April 1, 2026, and will be based on the closing price of Redwood’s common stock on the payment date. Prior to vesting, no dividend equivalent rights are paid in respect of PSUs. At the time of vesting, the value of any dividends paid during the vesting period will be reflected in the PSUs by increasing the target number of PSUs granted by an amount corresponding to the incremental number of shares of Redwood common stock that a stockholder would have acquired between the grant date and the end of the three-year performance measurement period, had all dividends during that period been reinvested in Redwood common stock on the applicable dividend payment dates. After the vesting of any of these PSUs on January 1, 2026, and until the cash settlement payment in respect of the underlying shares of Redwood common stock referenced by these PSUs, the underlying vested award shares will have attached dividend equivalent rights, resulting in the payment of dividend equivalents each time Redwood pays a common stock dividend.
Equity-Based Award Agreements. The terms of the DSUs, csRSUs, PSUs and csPSUs granted in 2023 are established under applicable equity-based award agreements and Redwood’s 2014 Incentive Plan. These terms include provisions relating to dividend equivalent rights, forfeiture, retirement, mandatory net settlement for income tax withholding purposes, and change-in-control.
NEOs’ 2023 Year-End Long-Term Equity-Based Incentive Award Values. The Committee made the following determinations with respect to the value of each NEO’s 2023 year-end long-term equity-based incentive awards after consultation with its independent compensation consultant, a review of compensation peer group comparisons for the position and consideration of competitive factors, and the NEO’s role, experience, and performance at Redwood.
• Mr. Abate. In December 2023, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Mr. Abate would total $4.1 million, with this award value granted as: $2.255 million in PSUs (55% of total value), $922,500 in DSUs (22.5% of total value), $922,500 in csRSUs (22.5% of total value).
• Mr. Robinson. In December 2023, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Mr. Robinson would total $3.5 million, with this award value granted as: $1.75 million in PSUs (50% of total value), $875,000 in DSUs (25% of total value), $875,000 in csRSUs (25% of total value).
• Ms. Carillo. In December 2023, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Ms. Carillo would total $3.25 million, with this award value granted as: $1.625 million in PSUs (50% of total value), $812,500 in DSUs (25% of total value), $812,500 in csRSUs (25% of total value).
•Mr. Matera. In December 2023, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Mr. Matera would total $3.25 million, with this award value granted as: $1.625 million in PSUs (50% of total value), $812,500 in DSUs (25% of total value), $812,500 in csRSUs (25% of total value).
• Mr. Stone. In December 2023, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Mr. Stone would total $1.5 million, with this award value granted as: $750,000 in PSUs (50% of total value), $375,000 in DSUs (25% of total value), $375,000 in csRSUs (25% of total value).
• Ms. Macomber. In December 2023, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Mr. Macomber would total $1.5 million, with this award value granted as: $750,000 in PSUs (50% of total value), $375,000 in DSUs (25% of total value), $375,000 in csRSUs (25% of total value).

The number and grant date fair value of DSUs, csRSUs and PSUs comprising the 2023 year-end long-term equity-based awards granted to each NEO in December 2023 are set forth in the table below, with the January and February of 2023 awards of DSUs and csPSUs to Ms. Carillo and Mr. Matera, respectively, also noted.

	Deferred Stock Units (“DSUs”)(1)		Cash Settled Restricted Stock Units (“csRSUs”)(1)		Performance Stock Units (“PSUs”)(1)
NEO	#	Aggregate Grant Date Fair Value	#	Aggregate Grant Date Fair Value	#	Aggregate Grant Date Fair Value
Mr. Abate, Chief Executive Officer	118,421	$922,500	118,421	$922,500	255,988	$2,254,998
Mr. Robinson, President	112,323	$874,996	112,323	$874,996	198,660	$1,749,996
Ms. Carillo(2), Chief Financial Officer	104,300	$812,497	104,300	$812,497	184,470	$1,624,996
Mr. Matera(3), Chief Investment Officer	104,300	$812,497	104,300	$812,497	184,470	$1,624,996
Mr. Stone, Executive Vice President and Chief Legal Officer	48,138	$374,995	48,138	$374,995	85,140	$749,998
Ms. Macomber, Chief Human Resource Officer	48,138	$374,995	48,138	$374,995	85,140	$749,998

(1) Grant date fair value determined at the time the grant was made in accordance with FASB Accounting Standards Codification Topic 718. The value of dividend equivalent rights associated with DSUs and csRSUs and the value of any increase in the target number of PSUs to reflect dividends paid during the performance period were taken into account in establishing the grant date fair value of these DSUs, csRSUs and PSUs under FASB Accounting Standards Codification Topic 718 at the time the awards were granted. Therefore, dividend equivalent right payments and any increase in the target number of PSUs to reflect dividends paid during the performance period are not considered part of the compensation or other amounts reported in the summary table of NEO compensation under “Executive Compensation Tables — Summary Compensation,” or reported below under “Executive Compensation Tables — Grants of Plan-Based Awards.”
(2) As described above, in addition to the 2023 year-end long-term equity-based awards detailed in this table, in January 2023, Ms. Carillo received an award of 478,468 DSUs with an aggregate grant date fair value of $4 million determined at the time the grant was made in accordance with FASB Accounting Standards Codification Topic 718 in the same manner as described in the preceding footnote (1).
(3) As described above, in addition to the 2023 year-end long-term equity-based awards detailed in this table, in February 2023, Mr. Matera received an award of 307,537 cash-settled PSUs (“csPSUs”) with an aggregate grant date fair value of $3 million determined at the time the grant was made in accordance with FASB Accounting Standards Codification Topic 718 in the same manner as described in the preceding footnote (1).

Vesting and Mandatory Holding Periods for 2023 Long-Term Equity-Based Incentive Awards
DSUs Granted in December 2023. The DSUs granted to NEOs in December 2023 have the four-year vesting schedule described above on pages 69 – 73 within this CD&A under the heading “2023 Long-Term Equity-Based Incentive Awards.” Notwithstanding this vesting schedule, while continuously employed, the NEOs are subject to a mandatory four-year holding period with respect to these DSU awards, with the result that these DSU awards are not scheduled to be distributed to recipients in shares of Redwood common stock until four years following the grant date (i.e., in December 2027).

csRSUs Granted in December 2023. The cash-settled RSUs (“csRSUs”) granted to NEOs in December 2023 have the four-year vesting schedule described above on pages 69 – 73 within this CD&A under the heading “2023 Long-Term Equity-Based Incentive Awards.”
PSUs Granted in December 2023. The PSUs granted to NEOs in December 2023 have the vesting/performance measurement period described above on pages 69 – 73 within this CD&A under the heading “2023 Long-Term Equity-Based Incentive Awards.” For any of these PSUs that vest, they will be distributed to recipients in shares of Redwood common stock not later than 45 days following April 1, 2027.
DSUs and csPSUs Granted in Q1 2023. The DSUs granted to Ms. Carillo in January 2023 have a four-year vesting schedule – with 50% of such DSUs scheduled to vest in January 2025 and the remaining 50% scheduled to vest in January 2027. Notwithstanding this vesting schedule, while continuously employed, Ms. Carillo is subject to a mandatory four-year holding period with respect to these DSU awards, with the result that these DSU awards are not scheduled to be distributed to her in shares of Redwood common stock until four years following the grant date (i.e., in January 2027). The cash-settled PSUs (“csPSUs”) granted to Mr. Matera in February 2023 have a three-year vesting/performance measurement period the ends on January 1, 2026. For any of these csPSUs that vest, the resulting cash settlement payment to Mr. Matera will be made not later than 45 days following April 1, 2026.

Pay-for-Performance Outcomes from Long-Term Equity-Based Incentive Awards
As described above, long-term incentive awards, including awards in the form of DSUs and PSUs (collectively, “LTI Awards”), are a significant component of Redwood’s performance-based compensation program, and generally account for a majority of each executive officer’s annual target compensation. These LTI Awards are a key component of the overall executive compensation program, as actual value delivery/realization from these LTI Awards aligns executive compensation with long-term shareholder return experiences, with a key focus on three-year performance measurement periods.
As detailed below, in 2023, Redwood’s NEOs realized compensation from LTI Awards awarded in prior years as follows:
Mr. Abate: Vesting and delivery of 113,636 DSUs granted in December 2019; performance-based vesting of 214,549 PSUs granted in December 2020 (based on overall attainment of 88% of performance-based vesting criteria); and service-based vesting and payment of $750,000, which represented 50% of 2023-eligible value of the mid-2020 three-year LTI award granted in connection with the Company’s mid-2020 strategic repositioning following the severe market, operating, and personnel disruptions that occurred following the onset of the COVID pandemic in March 2020.
•As described and illustrated above in the Executive Summary of CD&A on page 44 of this Proxy Statement, Redwood’s three-year TSR over the 2020 to 2023 period was 12.9%. This level of performance, which was below target but outperformed peers and certain industry indices, was one of the underlying drivers of Mr. Abate’s below-target realization of the target/awarded amount of his long-term compensation that vested and/or was delivered in 2023. Redwood’s book value TSR (“bvTSR”) in 2021 of 29.6% was also a driver of a portion of the performance-based vesting of PSUs granted in December 2020.
Mr. Robinson: Vesting and delivery of 136,363 DSUs granted in December 2019; performance-based vesting of 143,032 PSUs granted in December 2020 (based on overall attainment of 88% of performance-based vesting criteria); and service-based vesting and payment of $618,750, which represented 50% of 2023-eligible value of the mid-2020 three-year LTI award granted in connection with the Company’s mid-2020 strategic repositioning following the severe market, operating, and personnel disruptions that occurred following the onset of the COVID pandemic in March 2020.
•As described and illustrated above in the Executive Summary of CD&A on page 44 of this Proxy Statement, Redwood’s three-year TSR over the 2020 to 2023 period was 12.9%. This level of performance, which was below target but outperformed peers and certain industry indices, was one of the underlying drivers of Mr. Robinson’s below-target realization of the target/awarded amount of his long-term compensation that vested and/or was delivered in 2023. Redwood’s bvTSR in 2021 of

29.6% was also a driver of a portion of the performance-based vesting of PSUs granted in December 2020.
Ms. Carillo: During 2023, Ms. Carillo did not have LTI Awards scheduled for final vesting/delivery and, as a result, did not realize any compensation from LTI Awards awarded in prior years.
Mr. Matera: Vesting and/or delivery of 59,611 DSUs granted in 2020, a portion of which DSUs were granted as compensation for service as a director of the Company during 2020; and service-based vesting and payment of $333,333, representing one-third of two three-year LTI awards granted to Mr. Matera in 2020 and 2021, respectively, prior to his appointment as an executive officer.
Mr. Stone. Vesting and delivery of 31,818 DSUs granted in December 2019; performance-based vesting of 60,073 PSUs granted in December 2020 (based on overall attainment of 88% of performance-based vesting criteria); and service-based vesting and payment of $266,250, which represented 50% of 2023-eligible value of the mid-2020 three-year LTI award granted in connection with the Company’s mid-2020 strategic repositioning following the severe market, operating, and personnel disruptions that occurred following the onset of the COVID pandemic in March 2020.
•As described and illustrated above in the Executive Summary of CD&A on page 44 of this Proxy Statement, Redwood’s three-year TSR over the 2020 to 2023 period was 12.9%. This level of performance, which was below target but outperformed peers and certain industry indices, was one of the underlying drivers of Mr. Stone’s below-target realization of the target/awarded amount of his long-term compensation that vested and/or was delivered in 2023. Redwood’s bvTSR in 2021 of 29.6% was also a driver of a portion of the performance-based vesting of PSUs granted in December 2020.
Ms. Macomber. Vesting and delivery of 18,181 DSUs granted in December 2019; performance-based vesting of 45,769 PSUs granted in December 2020 (based on overall attainment of 88% of performance-based vesting criteria); and service-based vesting and payment of $83,333, which represented 33% of 2023-eligible value of the mid-2020 three-year LTI award granted in connection with the Company’s mid-2020 strategic repositioning following the severe market, operating, and personnel disruptions that occurred following the onset of the COVID pandemic in March 2020.
•As described and illustrated above in the Executive Summary of CD&A on page 44 of this Proxy Statement, Redwood’s three-year TSR over the 2020 to 2023 period was 12.9%. This level of performance, which was below target but outperformed peers and certain industry indices, was one of the underlying drivers of Ms. Macomber’s below-target realization of the target/awarded amount of her long-term compensation that vested and/or was delivered in 2023. Redwood’s bvTSR in 2021 of 29.6% was also a driver of a portion of the performance-based vesting of PSUs granted in December 2020.

Section III - Other Compensation, Plans and Benefits

➢	Deferred Compensation

➢	Employee Stock Purchase Plan

➢	401(k) Plan and Other Matching Contributions

➢	Other Compensation and Benefits

➢	Severance and Change of Control Arrangements

Deferred Compensation
Under Redwood’s Executive Deferred Compensation Plan, NEOs (and other eligible officers of Redwood) may elect to defer up to 100% of their cash compensation as well as dividend equivalent right payments on DSUs, csDSUs and vested PSUs and, under certain circumstances, can also elect to re-defer scheduled distributions of cash or stock from the plan. Additionally, delivery of shares of Redwood common stock underlying DSUs and PSUs granted under Redwood’s 2014 Incentive Plan may be deferred under the Executive Deferred Compensation Plan. Deferred amounts may be deferred until a date chosen by the participant in the plan at the time of the initial deferral (subject to certain restrictions) or until separation from service, at which time the balance in the participant’s account will be delivered in cash or common stock (as applicable), or paid out over a period of up to 15 years, depending upon deferral elections.
Cash amounts deferred under the Executive Deferred Compensation Plan are credited with interest at 120% of the long-term applicable federal rate as published by the IRS, which does not constitute above-market interest under IRS regulations. As an example, for December 2023, 120% of the long-term applicable federal rate was approximately 5.89% per annum. Cash balances deferred under the Executive Deferred Compensation Plan remain available to Redwood for general corporate purposes subject to the obligation to deliver the deferred amounts on the deferral date. The ability of participants to receive interest on deferred amounts is one incentive to participate in this Plan, and has the benefit of making the funds available for use by Redwood.
Redwood also matches 50% of cash compensation deferred by participants in the Executive Deferred Compensation Plan, provided that total matching payments and contributions made by Redwood to participants in the Executive Deferred Compensation Plan and Redwood’s 401(k) plan (discussed below) are limited to 6% of base salary. Participants are fully vested in all prior and all new matching payments after three years of employment. Redwood believes the Executive Deferred Compensation Plan provides a vehicle for executive officers and other participants to plan for retirement and supports tax planning flexibility.

Employee Stock Purchase Plan
Redwood offers all eligible employees (including NEOs) the opportunity to participate in a tax-qualified Employee Stock Purchase Plan (“ESPP”). Through payroll deductions, employees can purchase shares of Redwood’s common stock at a discount from fair market value on a quarterly basis. The purchase price per share is the lower of (a) 85% of the fair market value per share on the first day of each 12-month offering period (January 1st) and (b) 85% of the fair market value per share on the purchase date (the end of each calendar quarter, March 31st, June 30th, September 30th, and December 31st). An employee is eligible to participate in the ESPP at the beginning of the quarter following 90 consecutive days of employment. Employees are allowed to contribute up to 15% of their cash compensation, subject to a limit of $25,000 per offering period, which is equivalent to a calendar year.

401(k) Plan and Other Matching Contributions
During 2023, Redwood offered a tax-qualified 401(k) plan to all eligible employees (including NEOs) for retirement savings. Under this plan, during 2023, eligible employees, including NEOs, were allowed to contribute and invest up to 100% of their cash earnings, subject to the maximum 401(k) contribution amount under Federal law. Contributions can be invested in a diversified selection of mutual funds.
In order to encourage participation and to provide a retirement planning benefit to employees, during 2023 Redwood also generally provided a matching contribution of up to 50% of employees’ 401(k) plan contributions, provided that matching contributions to the 401(k) plan were limited to the lesser of 4% of an employee’s cash compensation or $11,250. Employees who are provided with matching contributions are fully vested in all prior and all new matching contributions after three years of employment. As noted above, for 2023, total matching payments made to participants in the Executive Deferred Compensation Plan (taken together with matching contributions to the 401(k) plan) were limited to 6% of base salary.

Other Compensation and Benefits
During 2023, Redwood also provided employees (including NEOs) with certain other health and welfare benefits, generally consisting of: medical, dental, vision, disability, and life insurance, a disability income continuation program (which can supplement disability insurance payments), a paid parental leave program, an employee assistance program (which is a standard package of assistance benefits such as counseling and legal and financial consultation and referral services), a fitness-related activity reimbursement program, a housing-related benefit program (which assists with mortgage insurance and renter’s insurance premiums), a health savings account program and a flexible spending account program. The provision of these types of benefits is important in attracting and retaining employees. These plans were available in 2023 to all eligible employees on a substantially similar basis. During 2023, Redwood paid a portion of all employees’ monthly premium for medical and dental coverage, as well as for basic long-term disability and life insurance provided through Redwood plans. In addition, during 2023 Redwood temporarily relocated Mr. Matera to the Company’s New York office, and in connection with this temporary relocation reimbursed Mr. Matera’s October, November and December 2023 housing cost, as well as related temporary relocation expenses, in an aggregate amount of $138,900.

Severance and Change of Control Arrangements
For NEOs and other Redwood employees, the terms of outstanding long-term incentive award agreements include “change of control” double-trigger protection that provide for the acceleration of outstanding awards in the event of a termination without “cause” or a termination of employment with “good reason,” following a “change of control.”
In addition, each of Redwood’s NEOs has entered into an employment agreement with Redwood, which provide for severance payments and vesting (or, as applicable, non-forfeiture) of equity-related awards in the event Redwood terminates the executive’s employment without “cause” or the executive terminates his or her employment for “good reason” outside of a change of control context. These employment agreements also provide for payments and vesting of equity-related awards in the event of the executive’s death or disability.
In the event of a “change of control,” these employment or letter agreements provide for vesting of long-term incentive awards only after a “double trigger” — meaning that no awards would vest unless the executive is terminated without “cause” or, in certain cases, terminates his or her employment with “good reason,” following such a “change of control.” In addition, under these employment agreements, following a “change of control,” if the surviving or acquiring corporation does not assume outstanding long-term incentive awards or substitute equivalent awards, then the long-term incentive awards will generally vest in full. These agreements were entered into in order to attract and retain these executives in the competitive marketplace for executive talent.

For all NEOs, under the award agreements governing outstanding PSUs and csPSUs, in the event of a “change of control,” the per share price paid in connection with the change of control will be used to calculate TSR when determining performance-based vesting that is based on TSR. When applicable, absolute TSR performance goals will be annualized to reflect the number of days completed in the performance-measurement period (from the first day of the period through the closing date of the change of control).
The various levels of post-termination benefits for each of the NEOs were determined by the Committee to be appropriate based on that executive’s duties and responsibilities with Redwood and were the result of arm’s-length negotiations with these individuals. The different levels were also determined to be appropriate and reasonable when compared to post-termination benefits provided by Redwood’s peers to executives with similar titles and similar levels of responsibility. The levels of benefit were also intended to take into account the expected length of time and difficulty the executive may experience in trying to secure new employment. The amount of the severance is balanced against Redwood’s need to be responsible to its stockholders and also considers the potential impact the severance payments may have on other potential parties to a change in control transaction.
The terms of the executive severance and change of control arrangements that were in place with NEOs at the end of 2023 are described in more detail below under “Potential Payments upon Termination or Change of Control.”
Redwood does not provide for excise tax gross-ups for change-in-control severance payments. Redwood does not have any agreements in place with any executive officer (or any other employee) that provide for an excise tax gross-up for a change-in-control severance payment, whether imposed under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or otherwise. The Committee does not intend to offer any such excise tax gross-up provisions in any future agreements.

Section IV - Compensation-Related Policies and Tax Considerations

➢	Mandatory Executive Stock Ownership Requirements

➢	Prohibition on Use of Margin, Pledging, and Hedging in Respect of Redwood Shares

➢	Clawback Policy

➢	Tax Considerations

➢	Accounting Standards

Mandatory Executive Stock Ownership Requirements
As described on pages 16 – 17 of this Proxy Statement under the heading “Stock Ownership Requirements — Required Stock Ownership by Executive Officers,” the Committee maintains mandatory stock ownership requirements with respect to Redwood’s executive officers, which the Committee believes foster long-term alignment between executives and stockholders. The Committee regularly conducts a review of the executive stock ownership requirements and most recently updated these requirements in December 2022.
Mandatory Executive Stock Ownership Requirements
•Each executive officer is required to own stock with a value at least equal to (i) 6.25 times current salary for the Chief Executive Officer, (ii) 3.25 times current salary for the President, and (iii) three times current salary for the other executive officers;
•Five years are allowed to initially attain the required level of ownership and five years are allowed to acquire additional incremental shares if promoted to a position with a higher requirement or when a salary increase results in a higher requirement (if not in compliance at the indicated times, then the executive officer is required to retain net after-tax shares delivered as compensation from the 2014 Incentive Plan or from the Executive Deferred Compensation Plan until compliance is achieved);
•All shares owned outright are counted, including those held in trust for the executive officer and his or her immediate family, as well as vested and unvested DSUs and any other vested shares held pursuant to other employee plans; and
•Compliance with these requirements is measured on a purchase/acquisition cost basis for shares of common stock, and on grant date value for vested and unvested DSUs.
As of the date of this Proxy Statement, all of Redwood’s executive officers were in compliance with these requirements either due to ownership of the requisite number of shares and/or deferred stock units or because the time period during which the executive officer is permitted to attain the required level of ownership had not expired.

Prohibition on Use of Margin, Pledging, and Hedging in Respect of Redwood Shares
Under Redwood’s Insider Trading Policy, Redwood’s executive officers, employees and directors may not acquire securities issued by Redwood using borrowed funds, may not use margin in respect of the purchase of securities issued by Redwood, may not use margin accounts to hold Redwood securities, may not pledge or otherwise use as collateral securities issued by Redwood, and may not engage in hedging or other transactions with respect to their ownership of securities issued by Redwood (including short sales or transactions in puts, calls, or other derivative securities). The Committee believes these proscribed activities would be inconsistent with the purposes and intent of Redwood’s stock ownership requirements.

Clawback Policy
Redwood has historically maintained a “clawback” policy (the “Legacy Clawback Policy”) with respect to bonus, equity, and other incentive payments made to any executive officer whose fraud or misconduct resulted in a financial restatement. Under the Legacy Clawback Policy, in the event of a significant restatement of Redwood’s financial results due to fraud or misconduct, the Board of Directors of Redwood would review all bonus and incentive compensation payments made on the basis of Redwood having met or exceeded specific performance targets during the period affected by the restatement and, if any of the payments would have been lower if determined using the restated results, the Board of Directors would, in its discretion and to the extent permitted by law, seek to recoup from the executive officers whose fraud or misconduct materially contributed to the restatement the excess value or benefit of the prior payments made to those executive officers.
In October 2022, the SEC adopted final rules implementing the incentive-based compensation recovery (“clawback”) provisions of the Dodd-Frank Act. Under these final rules, the New York Stock Exchange (NYSE) established listing standards requiring listed companies, such as Redwood, to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. Subsequently, Redwood’s Board of Directors adopted a Policy for Recovery of Erroneously Awarded Compensation, effective from and after October 2, 2023 (the “Updated Clawback Policy”), which Updated Clawback Policy complies with the new SEC rules and NYSE listing standards and provides for the recovery of any erroneously awarded performance-based incentive compensation received by our executive officers following the effectiveness of the Updated Clawback Policy. Under the Updated Clawback Policy, Redwood is able to recoup any such erroneously awarded compensation from a variety of sources and forms of compensation, including time vesting equity-based awards. A copy of the Updated Clawback Policy is attached as Exhibit 97.1 to Redwood’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 29, 2024. The Legacy Clawback Policy continues to apply to compensation received by our executive officers prior to the effectiveness of the Updated Clawback Policy.

Tax Considerations
The Committee considers the anticipated tax treatment to Redwood and to executive officers when reviewing executive compensation levels and Redwood’s compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Committee’s control, also can affect the deductibility of compensation.
While the tax impact of any compensation arrangement is one factor considered by the Committee, that impact is evaluated in light of the Committee’s overall compensation philosophy and objectives. The Committee will consider the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

Accounting Standards
Under GAAP, ASC Topic 718 requires Redwood to calculate the grant date “fair value” of certain long-term incentive awards using a variety of assumptions. ASC Topic 718 also requires Redwood to recognize an expense for the fair value of certain equity-based and other long-term incentive compensation awards. Grants of deferred stock units, cash-settled deferred stock units, restricted stock, restricted stock units, and performance stock units will be accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity incentive award plans and programs. As accounting standards change, the Committee may revise certain programs to align appropriately the accounting expense of equity awards with Redwood’s overall executive compensation philosophy and objectives.

Section V - Conclusion

➢	Certain Compensation Determinations Relating to 2024

➢	2024 Maximum Total Annual Bonuses

➢	Compensation Committee Report

Certain Compensation Determinations Relating to 2024
In accordance with its normal practice, at its meeting in December 2023, the Committee made certain decisions relating to 2024 base salaries and 2024 targets for performance-based annual bonuses for Redwood’s NEOs, as further described below. The Committee retains the discretion to make adjustments to these decisions prior to the completion of its annual year-end review in December 2024.
2024 Base Salaries. In accordance with its above-described policy and practice relating to base salaries (see discussion above on page 60 within this CD&A under the heading “2023 Base Salaries”), in December 2023 the Committee reviewed the base salaries of Redwood’s NEOs. The following table sets forth each of the NEO’s 2024 base salary rate per annum, together with a comparison to their 2023 rate per annum.

	Base Salary
NEOs	2023	2024
Mr. Abate, Chief Executive Officer	$900,000	$950,000
Mr. Robinson, President	$850,000	$875,000
Ms. Carillo, Chief Financial Officer	$800,000	$825,000
Mr. Matera, Chief Investment Officer	$775,000	$800,000
Mr. Stone, Executive Vice President and Chief Legal Officer	$450,000	$500,000
Ms. Macomber, Chief Human Resource Officer	$450,000	$500,000

2024 Targets for Performance-Based Annual Bonuses. In December 2023 the Committee established a 2024 target annual bonus for each of Redwood’s NEOs. The table below sets forth the 2024 target annual bonuses for each of the NEOs.

NEOs	2024 Base Salary	2024 Target Annual Bonus (%)	Change from 2023 Target Annual Bonus Percentage (%)(1)	Total 2024 Target Annual Bonus ($)
Mr. Abate, Chief Executive Officer	$950,000	200%	0%	$1,900,000
Mr. Robinson, President	$875,000	195%	3%	$1,608,750
Ms. Carillo, Chief Financial Officer	$825,000	190%	3%	$1,567,500
Mr. Matera, Chief Investment Officer	$800,000	185%	0%	$1,480,000
Mr. Stone, Executive Vice President and Chief Legal Officer	$500,000	175%	17%	$875,000
Ms. Macomber, Chief Human Resource Officer	$500,000	175%	17%	$875,000

(1)    Amounts set forth in the table under “Change from 2023 Target Annual Bonus Percentage (%)” reflect the increase, if any, in the 2024 Target Annual Bonus (%) from the 2023 Target Annual Bonus (%) in effect for each current executive officer at the end of 2023.

2024 Maximum Total Annual Bonuses
As discussed under the heading “2023 Performance-Based Annual Bonus Compensation” on page 61 within this CD&A, for 2023, the CEO’s maximum annual bonus opportunity (bonus cap) was 3.5x of his target annual bonus for 2023, and the other executive officers were also subject to a maximum annual bonus opportunity (bonus cap) for 2023 equal to 3.5x of their respective target annual bonuses for 2023. These maximum total annual bonus amounts were established by the Committee in early 2023, in response to stockholder feedback following the 2022 annual meeting of stockholders and with input from the Committee’s independent compensation consultant, following a review of peer practice, competitive considerations, and other factors.
With respect to 2024, as discussed within the Executive Summary of CD&A under the heading “Stockholder Feedback” on pages 37 - 38 of this proxy statement, in the fourth quarter of 2023, the Committee lowered the maximum annual bonus opportunity for the CEO and the other executive officers from 3.5x to 3.0x of their target annual bonuses – marking the second reduction to maximum annual bonus opportunities for executive officers since 2022.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and Executive Summary of Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis and Executive Summary of Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee:
Georganne C. Proctor, Chair
Doneene K. Damon
Armando Falcon
Greg H. Kubicek
Debora D. Horvath

Executive Compensation Tables
Summary Compensation

The following table includes information concerning compensation earned by the NEOs for the years ended December 31, 2023, 2022, and 2021, as applicable.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Christopher J. Abate, Chief Executive Officer	2023	$900,000	—	$4,099,997	$1,967,782	$54,000	$7,021,779
	2022	$900,000	—	$3,999,993	$450,000	$55,000	$5,404,993
	2021	$800,000	—	$5,999,971	$6,750,000	$49,000	$13,598,971

Dashiell I. Robinson, President	2023	$850,000	—	$3,499,988	$1,711,370	$51,000	$6,112,358
	2022	$825,000	—	$3,249,981	$509,438	$49,500	$4,633,919
	2021	$750,000	—	$4,499,970	$5,956,250	$45,000	$11,251,220

Brooke E. Carillo, Chief Financial Officer	2023	$800,000		$7,249,983	$1,001,287	$48,000	$9,099,270
	2022	$700,000		$2,999,987	$505,000	$42,000	$4,246,987
	2021	$396,346	$750,000	$3,749,971	$4,750,000	$9,323	$9,655,640

Fred J. Matera(4), Chief Investment Officer	2023	$775,000	—	$6,249,983	$1,267,486	$150,150	$8,442,619

Andrew P. Stone, Executive Vice President and Chief Legal Officer	2023	$450,000	—	$1,499,988	$689,168	$28,000	$2,667,156
	2022	$445,000	—	$1,249,990	$250,313	$27,700	$1,973,003
	2021	$420,000	—	$1,499,985	$3,085,997	$26,188	$5,032,170

Sasha G. Macomber, Chief Human Resource Officer	2023	$450,000	—	$1,499,988	$506,251	$11,250	$2,467,489
	2022	$425,000	—	$1,249,990	$322,396	$10,250	$2,007,636
	2021	$400,000	—	$1,499,985	$2,937,854	$9,750	$4,847,589

(1)These amounts represent the grant date fair value of stock units awarded, as determined in accordance with FASB Accounting Standards Codification Topic 718.
In 2023, Redwood’s NEOs received the following stock unit awards:
-    All NEOs, received an annual grant of deferred stock units, cash-settled restricted stock units and performance stock units on December 14, 2023. These deferred stock units, cash-settled restricted stock units, and performance stock units were granted with the grant date fair values of $7.79, $7.79 and $8.809 per unit, respectively. The maximum potential value of the 2023 performance stock units granted to Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, and Ms. Macomber on December 14, 2023 (assuming the maximum number of units vest and calculated based on the closing price of Redwood's common stock on the NYSE on the grant date) are $4,985,366, $3,868,904, $3,592,553, $3,592,553, $1,658,102 and $1,658,102 respectively, assuming Redwood achieves the maximum performance goals during the performance period and that there is no adjustment to the target number of units to reflect the value of any dividends paid on Redwood common stock during the vesting period.
-    Ms. Carillo also received a grant of deferred stock units on January 31, 2023. These deferred stock units were granted with a grant date fair value of $8.36 per unit.
-    Mr. Matera also received a grant of cash-settled performance stock units on February 17, 2023. These cash-settled performance stock units were granted with a grant date fair value of $9.75 per unit. The maximum potential value of the February 2023 cash-settled performance stock units granted to Mr. Matera (assuming the maximum number of units vest and calculated based on the closing price of Redwood's common stock on the NYSE on the grant date) is $6,127,675, assuming Redwood achieves the maximum performance goals during the performance period and that there is no adjustment to the target number of units to reflect the value of any dividends paid on Redwood common stock during the vesting period.
-    For additional details regarding these awards, see the following “Grants of Plan-Based Awards” table.
(2)These amounts include annual performance-based bonuses paid in cash for each year indicated with respect to performance during such year (but paid early in the following year). With respect to 2023, these amounts are further described on pages 66

- 69 of this Proxy Statement under the heading “Compensation Discussion and Analysis – Performance Based Annual Bonuses Earned for 2023”. Additionally, for Mr. Abate, Mr. Robinson, Mr. Stone and Ms. Macomber, these 2023 amounts include payment of a portion of a three-year vesting cash award granted in mid-2020 that vested in mid-2023 in the amount of $750,000, $618,750, $266,350 and $83,333 respectively. Additionally, for Mr. Matera this 2023 amount includes payment of a portion of two separate three-year vesting cash awards granted in 2020 and 2021, respectively, in the amounts of $83,333 and $250,000, respectively.

(3)For the NEOs the amounts include matching contributions to our 401(k) Plan and Executive Deferred Compensation Plan (“EDCP”), temporary relocation expenses, and amounts provided under our fitness-related activity reimbursement program – and, with respect to 2023, included the following: Mr. Abate – matching contributions to 401(k) and EDCP of $11,250 and $42,750, respectively; Mr. Robinson – matching contributions to 401(k) and EDCP of $11,250 and $39,750, respectively; Ms. Carillo – matching contributions to 401(k) and EDCP of $11,250 and $36,750, respectively; Mr. Matera - matching contributions to 401(k) and temporary relocation expenses of $11,250 and $138,900 respectively; Mr. Stone – matching contributions to 401(k) and EDCP of $11,250 and $15,750, respectively, and fitness-related reimbursement of $1,000; and Ms. Macomber – matching contribution to 401(k) of $11,250. Additional details about these matching contributions and this reimbursement program are outlined on page 77 under headings “401(k) Plan and Other Matching Contributions” and “Other Compensation and Benefits.” Additional details about Mr. Matera’s temporary relocation expenses are outlined on page 77 under the headings “Other Compensation and Benefits.”
(4)Compensation data for Mr. Matera for 2021 and 2022 is not provided, as he was not an NEO with respect to 2021 and 2022.

Grants of Plan-Based Awards
The following table reflects estimated possible payouts to the NEOs for 2023 under Redwood’s performance-based bonus compensation program, as well as grants of plan-based awards made in 2023 under Redwood’s Incentive Plan. Actual bonus payments for 2023 are reflected in the “Summary Compensation” table above. As discussed above under “Compensation Discussion and Analysis — 2023 Performance-Based Annual Bonus Compensation,” 2023 target annual performance-based bonuses for 2023 were structured to be earned on a weighted basis based on Adjusted ROE (37.5%), Adjusted EAD ROE (37.5%), and on individual contributions to the Company’s pre-established annual strategic, operational, risk management, and sustainability/ESG goals for 2023 (25%). For 2023, total annual bonuses were subject to the overall maximum amounts (caps) set forth in the following table.

Name	Type of Award(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(5)						Estimated Possible Payouts Under Equity Incentive Plan Awards ($)						All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (8)
			Threshold		Target		Maximum		Threshold		Target (6)			Maximum (7)
Christopher J. Abate	Annual Bonus	—	—		1,800,000		6,300,000		—		—			—	—	—
	DSU (2)	12/14/2023	—		—		—		—		—			—	118,421	922,500
	csRSU (2)	12/14/2023													118,421	922,500
	PSU (3)	12/14/2023	—		—		—		—		255,988			639,970	—	2,254,998
Dashiell I. Robinson	Annual Bonus		—		1,615,000		5,652,500		—		—			—	—	—
	DSU (2)	12/14/2023	—		—		—		—		—			—	112,323	874,996
	csRSU (2)	12/14/2023	—		—		—		—		—			—	112,323	874,996
	PSU (3)	12/14/2023	—		—		—		—		198,660			496,650	—	1,749,996
Brooke E. Carillo	Annual Bonus	—	—		1,480,000		5,180,000		—		—			—	—	—
	DSU (2)	1/31/2023	—		—		—		—		—			—	478,568	3,999,992
	DSU (2)	12/14/2023	—		—		—		—		—			—	104,300	812,497
	csRSU (2)	12/14/2023	—		—		—		—		—			—	104,300	812,497
	PSU (3)	12/14/2023	—		—		—		—		184,470			461,175	—	1,624,996
Fred J Matera	Annual Bonus				1,433,750		5,018,125		—		—			—	—	—
	csPSU (4)	2/17/2023	—	—	—	—	—	—	—		307,537			768,843	—	2,999,993
	DSU (2)	12/14/2023	—	—	—	—	—	—	—	—	—	—	—	—	104,300	812,497
	csRSU (2)	12/14/2023	—	—	—	—	—	—	—	—	—	—	—	—	104,300	812,497
	PSU (3)	12/14/2023	—	—	—	—	—	—	—		184,470			461,175		1,624,996
Andrew P. Stone	Annual Bonus	—	—		675,000		2,362,500		—		—			—	—	—
	DSU (2)	12/14/2023	—		—		—		—		—			—	48,138	374,995
	csRSU (2)	12/14/2023	—		—		—		—		—			—	48,138	374,995
	PSU (3)	12/14/2023	—		—		—		—		85,140			212,850	—	749,998
Sasha G. Macomber	Annual Bonus	—	—		675,000		2,362,500		—		—			—	—	—
	DSU (2)	12/14/2023	—		—		—		—		—			—	48,138	374,995
	csRSU (2)	12/14/2023	—		—		—		—		—			—	48,138	374,995
	PSU (3)	12/14/2023	—		—		—		—		85,140			212,850	—	749,998

(1) DSU refers to deferred stock units, csDSU refers to cash-settled deferred stock units, csRSU refers to cash-settled restricted stock units, PSU refers to performance stock units, and csPSU refers to cash-settled performance stock units.
(2)     Mr. Abate received a 2023 annual long-term equity-based award in December 2023 and received 45% of that award value divided equally in the form of deferred stock units and cash-settled restricted stock units on December 14, 2023. The other NEOs also received a 2023 annual long-term equity-based award in December 2023 and received one-half of that award value divided equally in the form of deferred stock units and cash-settled restricted stock units on December 14, 2023. Deferred stock units and cash-settled restricted stock units were granted with a grant date fair value of $7.79 per share subject to a four-year vesting schedule (fully vesting on December 14, 2027). In addition, Ms. Carillo also received a grant of deferred stock units on January 31, 2023 with a grant date fair value of $8.36 per share subject to a four-year vesting schedule (fully vesting on January 31, 2027)
(3)    Mr. Abate received a 2023 annual long-term equity-based award in December 2023 and received 55% of that award value in the form of a target number of performance stock units on December 14, 2023. The other NEOs also received a 2023 annual long-term equity-based award in December 2023 and received one-half of that award value in the form of a target number of performance stock units on December 14, 2023. The performance stock units were granted with a grant date fair value of $8.809 per unit. Vesting of these performance stock units will generally occur, if at all, as of January 1, 2027 based on a three-step process, as described on page 70 of this Proxy Statement under the heading “Compensation Discussion and Analysis – 2023 Long-Term Equity-Based Incentive Awards – Performance-Based Vesting – PSUs Granted in December 2023.”
(4)    Mr. Matera received a grant of cash-settled performance stock units on February 17, 2023 with a grant date fair value of $8.75 per unit. Vesting of these cash-settled performance stock units will generally occur, if at all, as of January 1, 2026. The maximum potential value of the cash-settled performance stock units granted to Mr. Matera (assuming the maximum number of units vest and calculated based on the closing price of Redwood’s common stock on he NYSE on the grant date) is $6,127,675, assuming the Company achieves the maximum performance goals during the performance period and that there is no adjustment to the target number of reference units to reflect the value of any dividends paid on Redwood common stock during the vesting period.
(5)    The amounts reported in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column reflect the target, threshold and maximum payouts for each of the NEOs under Redwood’s performance-based bonus compensation program, which were structured to be earned based on Redwood’s 2023 Adjusted ROE, Redwood’s 2023 Adjusted EAD ROE and individual contributions to the Company’s pre-established annual strategic, operational, risk management, and sustainability/ESG goals for 2023. See “Compensation Discussion and Analysis — 2023 Performance-Based Annual Bonus Compensation” beginning on page 61 for a more complete description of the Company’s performance-based annual bonus program. Actual bonus amounts awarded to NEOs for 2023 are reflected above in the “Summary Compensation” table.

(6)     Represents the target number of shares to be awarded upon the contingent vesting of performance stock units as discussed above in Note 3. With respect to cash-settled performance stock units, represents the number shares to be referenced in determining the cash settlement payment upon the contingent vesting of cash-settled performance stock units as discussed above in Note 4. Information regarding the assumptions used to value our NEOs’ stock units is provided in Note 19 to our consolidated financial statements included in Redwood’s Annual Report on Form 10-K filed on February 29, 2024.

(7)    For December 2023 awards of performance stock units, represents the maximum number of shares that could contingently vest, as discussed above in Note 3, subject to any adjustment of the target number of performance stock units granted to reflect the value of any dividends paid on Redwood common stock during the vesting period. The maximum potential value of the performance stock units granted in December 2023 to Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone and Ms. Macomber (assuming the maximum number of units vest and calculated based on the closing price of Redwood’s common stock on the NYSE on the grant date) are $4,985,366, $3,868,904, $3,592,553, $3,592,553, $1,658,102 and $1,658,102, respectively, assuming the Company achieves the maximum performance goals during the performance period and that there is no adjustment to the target number of units to reflect the value of any dividends paid on Redwood common stock during the vesting period. For the award of cash-settled performance stock units to Mr. Matera in February 2023, represents the maximum number of reference shares that could contingently vest, as discussed above in Note 4, subject to any adjustment of the target number of cash-settled performance stock units granted to reflect the value of any dividends paid on Redwood common stock during the vesting period. The maximum potential value of the February 2023 cash-settled performance stock units granted to Mr. Matera (assuming the maximum number of reference units vest and calculated based on the closing price of Redwood’s common stock on the NYSE on the grant date) is $6,127,675, assuming the Company achieves the maximum performance goals during the performance period and that there is no adjustment to the target number of reference units to reflect the value of any dividends paid on Redwood common stock during the vesting period. Information regarding the assumptions used to value our NEOs’ stock units is provided in Note 19 to our consolidated financial statements included in Redwood’s Annual Report on Form 10-K filed on February 29, 2024.
(8)    These awards were approved by the Compensation Committee of the Board of Directors and granted pursuant to Redwood’s 2014 Incentive Plan. The value of these awards is determined in accordance with FASB Accounting Standards Codification Topic 718 based on, among other things, the closing price of Redwood’s common stock on the grant date.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding outstanding equity awards for each NEO as of December 31, 2023.

	Stock Awards
NEO	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, That Have Not Vested ($)(4)
Christopher J. Abate	431,686	$3,198,796	1,067,217	$7,908,078
Dashiell I. Robinson	576,602	$4,272,619	640,849	$4,748,691
Brooke E. Carillo	947,361	$7,019,943	437,146	$3,239,252
Fred J. Matera	525,853	$3,896,571	656,992	$4,868,311
Andrew P. Stone	230,988	$1,711,623	252,098	$1,868,046
Sasha G. Macomber	228,660	$1,694,372	240,102	$1,779,156

(1)Represents unvested deferred stock units, cash-settled deferred stock units and cash-settled restricted stock units as of December 31, 2023. The table below shows the vesting schedule for these stock units as of December 31, 2023. Deferred stock units and cash-settled deferred stock units generally time-vest over four years as follows: 25% after the first year, and 6.25% every quarter thereafter. Cash-settled restricted stock units generally time-vest over four years as follows: 25% after each annual anniversary of the grant date. Deferred stock unit, cash-settled deferred stock unit and cash-settled restricted stock unit awards relating to the schedule below were granted from December 2020 through December 2023.

Total DSUs Scheduled to Vest On:	Christopher J. Abate	Dashiell I. Robinson	Brooke E. Carillo	Fred J. Matera	Andrew P. Stone	Sasha G. Macomber
1/1/2024	13,794	9,789	3,260	15,541	3,649	4,265
1/31/2024	—	27,302	25,202	25,202	10,501	10,501
3/1/2024	—	—	—	—	—	1,062
4/1/2024	13,794	16,614	9,560	21,841	6,273	5,828
7/1/2024	13,794	16,614	9,560	21,841	6,273	5,828
10/1/2024	13,794	16,614	9,560	21,841	6,273	5,828
12/15/2024	6,681	4,454	—	6,057	1,870	1,425
1/1/2025	36,719	40,241	35,635	41,859	16,438	16,438
1/31/2025	—	—	239,234	—	—	—
4/1/2025	14,515	19,181	16,079	22,303	7,412	7,412
7/1/2025	14,515	19,181	16,079	22,303	7,412	7,412
10/1/2025	14,515	19,180	16,079	22,303	7,412	7,412
12/13/2025	7,113	5,335	3,260	9,484	1,778	1,778
1/1/2026	7,401	13,845	12,819	12,819	5,634	5,634
4/1/2026	7,401	13,845	12,819	12,819	5,634	5,634
7/1/2026	7,401	13,845	12,819	12,819	5,634	5,634
10/1/2026	7,401	13,845	12,819	12,819	5,634	5,634
12/14/2026	—	6,825	6,300	6,300	2,625	2,625
1/1/2027	7,401	7,020	6,519	6,519	3,008	3,008
1/31/2027	—	—	239,234	—	—	—
4/1/2027	7,401	7,020	6,519	6,519	3,008	3,008
7/1/2027	7,401	7,020	6,518	6,518	3,008	3,008
10/1/2027	7,401	7,020	6,518	6,518	3,008	3,008
12/14/2027	7,401	—	6,518	6,518	3,008	3,008
TOTAL	215,843	284,792	712,915	320,747	115,495	115,393

Total csDSUs Scheduled to Vest On:	Christopher J. Abate	Dashiell I. Robinson	Brooke E. Carillo	Fred J. Matera	Andrew P. Stone	Sasha G. Macomber
1/1/2024	13,794	9,789	3,260	—	3,649	3,203
1/31/2024	—	27,302	25,202	25,202	10,501	10,501
4/1/2024	13,794	16,615	9,561	6,301	6,274	5,829
7/1/2024	13,794	16,615	9,561	6,301	6,273	5,828
10/1/2024	13,794	16,615	9,561	6,301	6,273	5,828
12/15/2024	6,681	4,454	—	—	1,870	1,425
1/1/2025	7,113	12,160	9,561	6,301	4,403	4,403
4/1/2025	7,113	12,160	9,560	6,300	4,403	4,403
7/1/2025	7,113	12,159	9,560	6,300	4,403	4,403
10/1/2025	7,113	12,159	9,560	6,300	4,403	4,403
12/14/2025	7,113	5,334	3,260	—	1,778	1,778
1/1/2026	—	6,825	6,300	6,300	2,625	2,625
4/1/2026	—	6,825	6,300	6,300	2,625	2,625
7/1/2026	—	6,825	6,300	6,300	2,625	2,625
10/1/2026	—	6,825	6,300	6,300	2,625	2,625
12/14/2026	—	6,825	6,300	6,300	2,625	2,625
TOTAL	97,422	179,487	130,146	100,806	67,355	65,129
[Additional table that accompanies this footnote (1) is set forth on the following page.]

Total csRSUs Scheduled to Vest On:	Christopher J. Abate	Dashiell I. Robinson	Brooke E. Carillo	Fred J. Matera	Andrew P. Stone	Sasha G. Macomber
1/1/2025	29,606	28,081	26,075	26,075	12,035	12,035
12/14/2025	29,605	28,081	26,075	26,075	12,035	12,035
12/14/2026	29,605	28,081	26,075	26,075	12,034	12,034
12/14/2027	29,605	28,080	26,075	26,075	12,034	12,034
TOTAL	118,421	112,323	104,300	104,300	48,138	48,138
(2)    Assumes a common stock value of $7.41 per share (the closing price of Redwood’s common stock on the NYSE on December 29, 2023).

(3)    Represents unearned performance stock units and cash-settled performance stock units as of December 31, 2023. Performance stock units are performance-based equity awards under which the number of underlying shares of Redwood common stock that vest and that the award recipient becomes entitled to receive at the time of vesting (or, in the case of cash-settled performance stock units, the cash payment in respect of underlying reference shares) will generally range from 0% to 250% of the number of PSUs granted based on absolute, book value, and/or relative total shareholder return goals over the three-year performance period. Performance stock units are generally granted annually and vest, if at all, at the end of the three-year performance period, with the number of PSUs granted being adjusted to reflect the value of any dividends paid on shares of common stock during the vesting period. The tables below shows the vesting schedule for unearned performance stock units and cash-settled performance stock units, as of December 31, 2023. The number of PSUs shown below is dependent on the interim performance of the respective PSU grants as of December 31, 2023 and does not reflect any adjustment to the number of PSUs granted to reflect the value of any dividends paid on shares of common stock during the vesting period. Grant(s) performing at below-target level on December 31, 2023 are reflected as target number of shares, and grant(s) performing at above-target level on December 31, 2023 are reflected as the maximum number of shares that can be earned. The performance stock unit awards relating to the tables below were granted from December 2020 to December 2023.

PSUs Scheduled to Vest On:	PSUs Shown	Christopher J. Abate	Dashiell I. Robinson	Brooke E. Carillo		Fred J. Matera	Andrew P. Stone	Sasha G. Macomber
12/31/2023	Target	179,942	119,961	—		—	50,383	38,387
12/31/2024	Target	191,326	143,494	87,691		—	47,831	47,831
12/31/2025	Maximum	1,099,903	446,835	412,463		412,463	171,860	171,860
12/31/2026	Target	255,988	198,660	184,470		184,470	85,140	85,140
	TOTAL	1,727,159	908,950	684,624	684,624	596,933	355,214	343,218

csPSUs Scheduled to Vest On:	csPSUs Shown	Christopher J. Abate	Dashiell I. Robinson	Brooke E. Carillo	Fred J. Matera	Andrew P. Stone	Sasha G. Macomber
12/31/2025	Maximum	—	—	—	768,843	—	—
	TOTAL	—	—	—	768,843	—	—

(4)    Represents the applicable number of PSUs and csPSUs multiplied by a value per share of $7.41 (the closing price of Redwood common stock on the NYSE on December 29, 2023). Please refer to the preceding “Grants of Plan-Based Awards” table for additional detail on the vesting of PSUs and csPSUs.

Options Exercised and Stock Vested

The following table sets forth the value of accumulated deferred stock unit awards, cash-settled deferred stock units and performance stock unit awards that vested during 2023 for each NEO.

	Stock Awards
NEO	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Christopher J. Abate	188,540	$1,366,109
Dashiell I. Robinson	159,953	$1,152,641
Brooke E. Carillo	45,643	$350,019
Fred J. Matera	90,620	$672,668
Andrew P. Stone	49,809	$359,635
Sasha G. Macomber	46,227	$335,217

(1) The value realized on vesting is calculated by multiplying the number of shares vesting by the fair market value of Redwood’s stock on the respective vesting date.

Non-Qualified Deferred Compensation

Our Executive Deferred Compensation Plan permits eligible employees to voluntarily defer receipt of a portion or all of their salary, bonus, and/or dividend equivalent right payments on a tax-deferred basis for distribution from the plan to the employee at a later date, and deferred stock units awarded to eligible employees can also be deferred for distribution from the plan at a later date. Distributions of deferred stock units and voluntary cash amounts deferred under the Executive Deferred Compensation Plan are distributed according to the date provided in a deferral election form or related award agreement, in accordance with the terms and conditions of the Executive Deferred Compensation Plan. The earliest permissible distribution date for deferred stock units is generally four years after the grant date, when they have vested in full. The earliest distribution date of voluntary cash amounts deferred is the May 1 that occurs sixteen months after the end of the plan year in which the deferral occurred. Most of our NEOs participate in our Executive Deferred Compensation Plan. Each of Mr. Abate, Mr. Robinson, Ms. Carillo and Mr. Stone voluntarily deferred a portion of his or her cash earnings during fiscal year 2023.

Interest accrual in respect of cash amounts deferred in our Executive Deferred Compensation Plan is described above under “Compensation Discussion and Analysis — Deferred Compensation.” Our NEOs are also entitled to a Redwood matching contribution on all or a portion of their deferred cash compensation, subject to vesting requirements and a matching contribution limit, as described above under “Compensation Discussion and Analysis — Deferred Compensation.” As of December 31, 2023, with the exception of Ms. Carillo and Mr. Matera, all of our NEOs were fully vested in matching payments made under our Executive Deferred Compensation Plan.

The following table sets forth information with respect to our NEOs’ cash contributions, vested deferred stock unit contributions, cash and deferred stock unit withdrawals, earnings, and aggregate balances in our Executive Deferred Compensation Plan for the fiscal year ended December 31, 2023.

NEO	Executive Contributions in 2023	Redwood Matching Contributions in 2023	Aggregate Earnings in 2023(1)	Aggregate Withdrawals/ Distributions in 2023	Aggregate Balance at 12/31/2023(2)
Christopher J. Abate(3)	$1,451,609	$42,750	$14,081	$(971,924)	$2,102,629
Dashiell I. Robinson(4)	$1,232,141	$39,750	$11,066	$(1,132,043)	$1,589,560
Brooke E. Carillo(5)	$423,519	$36,750	$9,576	$—	$554,751
Fred J. Matera(6)	$672,668	$—	$—	$(524,658)	$1,890,669
Andrew P. Stone(7)	$391,135	$15,750	$4,392	$(286,921)	$590,533
Sasha G. Macomber(8)	$335,217	$—	$—	$(135,323)	$527,079

(1)Represents market rate interest earned on cash balances in our Executive Deferred Compensation Plan. “Market rate interest” is defined as 120% of long-term applicable federal rate compounded monthly, as published by the IRS.
(2)Reflects the value of vested stock units, assuming a price of $7.41 per share (the closing price of Redwood common stock on the NYSE on December 29, 2023), and the cash balance in the Executive Deferred Compensation Plan, all of which has been previously reported as compensation in 2023 or in prior years.
(3)Mr. Abate’s contribution included $85,500 in voluntary cash deferrals from his 2023 compensation (reported as compensation in the “Summary Compensation” table above) and $1,366,109 as a result of vesting of previously awarded deferred stock units (reported as compensation in previous years). Mr. Abate received a distribution of 113,636 shares of common stock underlying deferred stock units awarded in 2019.
(4)Mr. Robinson’s contribution included $79,500 in voluntary cash deferrals from his 2023 compensation (reported as compensation in the “Summary Compensation” table above) and $1,152,641 as a result of vesting of previously awarded deferred stock units (reported as compensation in previous years). Mr. Robinson received a distribution of 136,363 shares of common stock underlying deferred stock units awarded in 2019.
(5)Ms. Carillo’s contribution included $73,500 in voluntary cash deferrals from her 2023 compensation (reported as compensation in the “Summary Compensation” table above) and $350,019 as a result of vesting of previously awarded deferred stock units (reported as compensation in previous years).

(6)Mr. Matera’s contribution included $672,668 as a result of vesting of previously awarded deferred stock units (reported as compensation in previous years). Mr. Matera received a distribution of 72,070 shares of common stock underlying deferred stock units awarded in 2020.
(7)Mr. Stone’s contribution included $31,500 in voluntary cash deferrals from his 2023 compensation (reported as compensation in the “Summary Compensation” table above) and $359,635 as a result of vesting of previously awarded deferred stock units (reported as compensation in previous years). Mr. Stone received a distribution of 31,818 shares of common stock underlying deferred stock units awarded in 2019.
(7)     Ms. Macomber’s contribution included $335,217 as a result of vesting of previously awarded deferred stock units. Ms. Macomber received a distribution of 18,181 shares of common stock underlying deferred stock units awarded in 2019.

Potential Payments upon Termination or Change of Control

In 2023, each of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, and Ms. Macomber had an employment agreement in place with Redwood that provides for cash severance payments, vesting of long-term equity-based incentive awards and other long-term incentive awards, and other benefits in the event the executive is terminated without “cause” or the executive terminates employment for “good reason,” each as defined in the applicable agreement. As compensation for employment prior to the date of any such termination, these employment agreements also provide for payment of base salary through the date of any such termination, as well as, in the event of a “change of control” a performance-based bonus payment, pro-rated as applicable, through the date of any such termination. These employment agreements provide for a one-year term of service ending on December 31 of each year and are subject to automatic one-year renewals if not terminated by either party.

In particular, the employment agreements with each of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, and Ms. Macomber provide for the applicable executive to receive a cash severance payment in the event Redwood terminates the executive’s employment without “cause” or the executive terminates employment for “good reason.” The cash severance payments to these executives under these agreements in respect of any such termination are in addition to compensation for employment prior to the date of any such termination and, in each case, would be equal to the executive’s target annual bonus prorated through the date of termination plus the amount of additional cash severance specified in the table below.

Additional Cash Severance
	In Connection With a	Other Than in Connection With a
Name	Change of Control	Change of Control
Christopher J. Abate	2x the sum of Base Salary plus Target Annual Bonus (1)	1.5x the sum of Base Salary plus Target Annual Bonus
Dashiell I. Robinson	1.5x the sum of Base Salary plus Target Annual Bonus(2)	1x the sum of Base Salary plus Target Annual Bonus
Brooke E. Carillo	1.25x the sum of Base Salary plus Target Annual Bonus(3)	1x the sum of Base Salary plus Target Annual Bonus
Fred J. Matera	1.5x the sum of Base Salary plus Target Annual Bonus(4)	1x the sum of Base Salary plus Target Annual Bonus
Andrew P. Stone	1x the sum of Base Salary plus Target Annual Bonus(5)	0.75x the sum of Base Salary plus Target Annual Bonus(7)
Sasha G. Macomber	1x the sum of Base Salary plus Target Annual Bonus(6)	0.75x the sum of Base Salary plus Target Annual Bonus

(1)	The total of the amount of the Additional Cash Severance in Connection With a Change of Control and the amount of the pro-rated target annual bonus, cannot exceed $7.5 million
(2)	The total of the amount of the Additional Cash Severance in Connection With a Change of Control and the amount of the pro-rated target annual bonus cannot exceed $5.5 million
(3)	The total of the amount of the Additional Cash Severance in Connection With a Change of Control and the amount of the pro-rated target annual bonus cannot exceed $5 million
(4)	The total of the amount of the Additional Cash Severance in Connection With a Change of Control and the amount of the pro-rated target annual bonus cannot exceed $5 million
(5)	The total of the amount of the Additional Cash Severance in Connection With a Change of Control and the amount of the pro-rated target annual bonus cannot exceed $2 million
(6)	The total of the amount of the Additional Cash Severance in Connection With a Change of Control and the amount of the pro-rated target annual bonus cannot exceed $2 million.
(7)	Subject to a minimum of 2x Base Salary plus pro-rated Base Salary.

In addition, for Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, and Ms. Macomber upon either such type of termination: (i) all outstanding time-based long-term equity-based incentive awards and other time-based long-term incentive awards will vest in full; and (ii) all outstanding performance-based long-term equity-based incentive awards and other performance-based long-term incentive awards will remain outstanding and continue to be eligible to vest in full or in part based on the achievement of relevant performance goals. Additionally, these six executives would be entitled to receive all life insurance, disability insurance, and medical coverage fringe benefits for periods ranging from nine to 24 months following termination of employment, depending on the individual executive and the type of termination.

The employment agreements with Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, and Ms. Macomber provide that 75% of severance amounts due will be paid in a lump sum six months following termination and the remaining 25% will be paid in equal monthly installments over the succeeding six months.

The employment agreements with Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, and Ms. Macomber do not provide excise tax gross-ups with respect to any excise taxes that may be imposed on change-in-control severance payments. The agreements provide that in the event that any payments or benefits under the employment agreements constitute an “excess parachute payment” for purposes of Section 280G of the Code, the amounts otherwise payable and benefits otherwise due under these employment agreements will either (i) be delivered in full or (ii) be reduced or limited to the minimum extent necessary to ensure that no payments will be subject to the excise tax imposed under Section 4999 of the Code, taking into account applicable federal, state and local income and employment taxes, whichever results in the largest benefit to the executive on an after-tax basis, notwithstanding that all or some portion of such payments and/or benefits may be subject to the excise tax imposed under Section 4999 of the Code.

All severance benefits under each employment agreement with these six executives are contingent on the applicable executive executing a release of all claims against Redwood. To the extent enforceable under applicable law, each of the executives is subject to non-solicitation restrictions for one year following a termination for which severance is paid.

“Cause” for purposes of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, and Ms. Macomber’s employment agreements is defined as (i) the executive’s material failure to substantially perform the reasonable and lawful duties of his or her position for Redwood, including any habitual or repeated neglect if such duties, which failure has caused, or could reasonably be expected to cause, significant injury to the interests, property, operations, business or reputation of Redwood, and which failure shall continue to be uncured for thirty (30) days after written notice thereof by the Board of Directors to the executive; (ii) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the executive in respect of the performance of his or her duties hereunder, his or her fiduciary obligations or otherwise relating to the business of Redwood, which failure has caused material injury to the interests, property, operations, business or reputation of Redwood, and which failure shall continue to be uncured for thirty (30) days after written notice thereof by the Board to the executive; (iii) unauthorized use or disclosure of trade secrets or confidential or proprietary information pertaining Redwood business, which use or disclosure has caused, or could reasonably be expected to cause significant injury to the interests, property, operations, business or reputation of Redwood, and which failure shall continue to be uncured for thirty (30) days after written notice thereof by the Board to the executive; (iv) acts or omissions constituting willful misconduct on the part of the executive in respect of the performance of his or her fiduciary duty of loyalty to Redwood, which failure has caused material injury to the interests, property, operations, business or reputation of Redwood; (v) theft or embezzlement, or attempted theft or embezzlement, of money, tangible, or intangible assets or property of Redwood or its employees, customers, clients, or others having business relations with Redwood; (vi) the executive’s conviction of, or plea of guilty or nolo contendere to, a non-vehicular felony, including, without limitation, a non-vehicular felony the elements of which involve fraud, dishonesty, or moral turpitude; (vii) the executive’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor the elements of which involve fraud, dishonesty, or moral turpitude, and which is substantially related to the executive’s employment and duties to Redwood; or (viii) the executive’s commission of a crime the elements of which involve fraud, dishonesty, or moral turpitude, and which has caused, or could reasonably be expected to cause, material injury to the interests, property, operations, business or reputation of Redwood.

“Good reason” for purposes of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, and Ms. Macomber’s employment agreements is defined as the occurrence, without the executive’s written consent, of (i) a material reduction in the executive’s responsibilities, title, duties or authority; (ii) a material reduction in the executive’s base salary or target annual bonus, or a material reduction by Redwood in the value of the executive’s total compensation package if such a reduction is not made in proportion to an across-the-board reduction of all senior executives of Redwood; (iii) the relocation of the executive’s principal office to a location not within a designated area of Marin County, California; (iv) a failure at any time to renew the employment agreement; (v) the complete liquidation of Redwood; or (vi) in the event of a merger, consolidation, transfer, or closing of a sale of all or substantially all the assets of Redwood, the failure of the successor company to affirmatively adopt the employment agreement.

In the event of a “change of control” (as defined below) in which the surviving or acquiring corporation does not assume outstanding long-term equity-based incentive awards and other long-term incentive awards or substitute equivalent awards, outstanding long-term equity-based incentive awards and other long-term incentive awards for all the NEOs will immediately vest and become exercisable.

In the event of a “change of control” in which outstanding long-term equity-based incentive awards and other long-term incentive awards are assumed or substituted, then acceleration only would occur upon a qualifying employment termination as specified in the award agreement for such award or the executives’ employment agreements. The number or amount of any outstanding performance-based long-term equity-based incentive awards or other long-term incentive awards eligible to vest will be determined by reference to the applicable performance goals for each such award, pro-rated on an annualized basis to reflect the shortened performance period.

In addition, in the event of a termination due to the executive’s death or disability, the employment agreements with Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, and Ms. Macomber provide for (i) the payment to the executive or his or her estate of (a) the executive’s base salary to the date of termination, and (b) the executive’s target annual bonus for the year, prorated to the date of termination (as well as any earned but unpaid annual bonus from a prior service year (as and when such bonus becomes payable generally)), (ii) vesting in full of all long-term equity-based incentive awards and other long-term incentive awards with time-based vesting, and (iii) with respect to long-term equity-based incentive awards and other long-term incentive awards with performance-based vesting, such awards to remain outstanding and to continue to be eligible to vest and become payable based on the number of target shares or granted award value and the performance goals set forth in the applicable award agreement by which such awards are evidenced, in each case unless otherwise provided in the award agreement for the award.

With respect to the employment agreements with Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, and Ms. Macomber, “change of control” is defined as follows:
(a)    With respect to any long-term equity-based incentive award or other long-term incentive award granted prior to December 16, 2020, the occurrence of any of the following:
(1)    any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires ownership of stock of Redwood that, together with other stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of all stock of Redwood; or
(2)    any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Redwood possessing 30 percent or more of the total voting power of the stock of Redwood; or
(3)    during any 12-month period, a majority of the members of Redwood’s Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of Redwood’s Board of Directors prior to such appointment or election; or
(4)    any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Redwood that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Redwood immediately before such acquisition or acquisition; provided, that no change of control shall be deemed to occur when the assets are transferred to (x) a stockholder of Redwood in exchange for or with respect to its stock, (y) a person, or more than one person acting as a group (within the meaning of Section 409A of the Code), that owns, directly or indirectly, 50 percent or more of the total value or voting power of all of the outstanding stock of Redwood, or (z) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person that owns directly or indirectly 50 percent or more of the total value or voting power of all of the outstanding stock of Redwood, in each case with such persons status determined immediately after the transfer of assets.

(b)    With respect to any severance payment or benefit or any long-term equity-based incentive award or other long-term incentive award granted on or after December 16, 2020, the occurrence of any of the following:
(1)    a transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (a) and (b) of subsection (3) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than Redwood, any of its subsidiaries, an employee benefit plan maintained by Redwood or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Redwood) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Redwood possessing more than 30% of the total combined voting power of Redwood’s securities outstanding immediately after such acquisition; or
(2)    during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with Redwood to effect a transaction described in subsections (1) or (3) of this definition) whose election by the Board or nomination for election by Redwood’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(3)    the consummation by Redwood (whether directly involving Redwood or indirectly involving Redwood through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Redwood’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
a.    which results in Redwood’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Redwood or the person that, as a result of the transaction, controls, directly or indirectly, Redwood or owns, directly or indirectly, all or substantially all of Redwood’s assets or otherwise succeeds to the business of Redwood (Redwood or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and
b.    after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 30% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in Redwood prior to the consummation of the transaction.

For additional information related to the employment agreements with Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, and Ms. Macomber, please refer to Exhibits 10.28 through 10.33 to Redwood’s Annual Report on Form-K for the year ended December 31, 2023, filed on February 29, 2024.

Termination (No Change of Control)

If any of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, or Ms. Macomber had been terminated as of December 31, 2023 without “cause” or, if applicable, had terminated his or her employment as of that date for “good reason,” the approximate value of the severance benefits payable to him or her would have been as follows, as calculated in accordance with the terms of the respective agreements in place with each such NEO on December 31, 2023.

NEOs	Cash Severance Payment	Accelerated Vesting of Long-Term Cash Awards(1)	Accelerated Vesting of DSUs, csDSUs and csRSUs(2)	Benefits(3)	Total Value Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason”
Christopher J. Abate	$5,850,000	$—	$3,198,796	$139,651	$9,188,447
Dashiell I. Robinson	$4,080,000	$—	$4,272,619	$93,100	$8,445,719
Brooke E. Carillo	$3,760,000	$—	$7,019,943	$98,362	$10,878,305
Fred J. Matera	$3,642,500	$250,000	$3,896,571	$56,332	$7,845,403
Andrew P. Stone	$1,518,750	$—	$1,711,623	$53,269	$3,283,642
Sasha G. Macomber	$1,518,750	$—	$1,694,372	$54,905	$3,268,027

(1) The long-term cash awards granted to Mr. Matera in December 2021 provide for accelerated vesting of the unvested award amount in the event of a termination without “cause.” The employment agreement with Mr. Matera provide for accelerated vesting of the unvested award amount of this long-term cash award in the event he terminates his employment for “good reason.”
(2) The value of acceleration of deferred stock units, cash-settled deferred stock units, and cash-settled restricted stock units assumes a common stock price of $7.41 per share (the closing price of Redwood’s common stock on the NYSE on December 29, 2023). Although unvested performance stock units are not forfeited following a termination without “cause” (or following a voluntary termination for “good reason”), no value for unvested performance stock units was included due to the fact that under the applicable award agreements the performance stock units would vest, if at all, only at the end of the performance period and only to the extent the performance vesting threshold is met at the end of the performance period.
(3) Each of the NEOs is entitled to a continuation of health insurance, life insurance, and long-term disability insurance for the respective periods specified in their employment agreement (ranging from nine to 18 months depending on the individual executive) following a termination without “cause” or a voluntary termination for “good reason.”

Termination (Change of Control)

If a “change of control” occurred on December 31, 2023 and any of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, or Ms. Macomber had been terminated as of December 31, 2023 without “cause” or, in certain circumstances, had terminated his or her employment as of that date for “good reason,” the approximate value of the severance benefits payable to him or her would have been as reported in the table below, as calculated in accordance with the terms of the respective agreements in place on December 31, 2023.

NEOs	Cash Severance Payment(1)	Accelerated Vesting of Long-Term Cash Awards(2)	Accelerated Vesting of DSUs, csDSUs and csRSUs(3)	Accelerated Vesting of PSUs and csPSUs(4)	Benefits(5)	Total Value Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” (6)
Christopher J. Abate	$7,200,000	$—	$3,198,796	$7,082,924	$186,200	$17,667,920
Dashiell I. Robinson	$5,312,500	$—	$4,272,619	$3,772,722	$139,651	$13,497,492
Brooke E. Carillo	$4,330,000	$—	$7,019,943	$3,368,910	$122,951	$14,841,804
Fred J. Matera	$4,746,875	$250,000	$3,896,571	$5,996,208	$84,498	$14,974,152
Andrew P. Stone	$1,800,000	$—	$1,711,623	$1,497,086	$71,025	$5,079,734
Sasha G. Macomber	$1,800,000	$—	$1,694,372	$1,497,086	$73,205	$5,064,663

(1)Excludes actual annual or pro-rated performance-based bonus amounts attributable to service and performance during periods ending immediately prior to “change in control.” The cash severance payments following a “change of control” are capped for Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone and Ms. Macomber at $7.5 million, $5.5 million, $5 million, $5 million, $2 million and $2 million, respectively.
(2)The long-term cash awards granted to Mr. Matera in December 2021 provide for accelerated vesting of the unvested award amount in the event of a termination without “cause.” The employment agreement with Mr. Matera provides for accelerated vesting of the unvested award amount of this long-term cash award granted to him in the event he terminates his employment for “good reason.”
(3)The value of acceleration of deferred stock units, cash-settled deferred stock units and cash-settled restricted stock units assumes a “change in control” price of $7.41 per share (the closing price of Redwood’s common stock on the NYSE on December 29, 2023).
(4)The number of performance stock units eligible for accelerated vesting is determined by reference to the attainment of the related performance goals through December 31, 2023, assuming a “change in control” price of $7.41 per share (the closing price of Redwood’s common stock on the NYSE on December 29, 2023). The value of outstanding performance stock units granted in 2021 at a change in control price of $7.41 per share is based on estimated performance-based vesting of 29% of target units. The value of outstanding performance stock units granted in 2022 at a change in control price of $7.41 per share is based on estimated performance-based vesting of 124% of target units. The value of outstanding performance stock units granted in 2023 at a change in control price of $7.41 per share is based on assumed performance-based vesting of 100% of target units. Further details regarding the terms of performance stock units awarded in 2023 are provided on page 70 of this Proxy Statement under the heading “Compensation Discussion and Analysis – 2023 Long-Term Equity-Based Incentive Awards – Performance-Based Vesting – PSUs Granted in December 2023”; and further details regarding the terms of performance stock units granted in 2021 and 2022 are provided in the Company’s 2022 and 2023 annual proxy statements.
(5)Each of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, and Ms. Macomber is entitled to a continuation of health insurance, life insurance, and long-term disability insurance for the period specified in their employment agreement (ranging from 12 to 24 months depending on the executive) following a termination without “cause” or for “good reason.”
(6)In accordance with their employment agreement terms, if any payments made to Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, or Ms. Macomber in connection with a “change in control” would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G of the Code, such payments would be reduced if and to the extent that doing so would result in net after-tax payments and benefits for the executive officer that are more favorable than the net after-tax payments and benefits payable to the executive officer in the absence of such a reduction after the imposition of the excise tax. The figures reported in this table do not reflect any such reductions as a result of Code Section 280G limits. No executive officer is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).

Termination (Death or Disability)

If any of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Matera, Mr. Stone, or Ms. Macomber had his or her employment terminated as of December 31, 2023 as a result of death or disability, the approximate value of the severance benefits payable to him or her would have been as follows, as calculated in accordance with the terms of the respective agreements in place on December 31, 2023.

NEO	Cash Severance Payment	Accelerated Vesting of Long-Term Cash Awards(1)	Accelerated Vesting of DSUs, csDSUs & csRSUs(2)	Total Value Termination “Death or Disability”
Christopher J. Abate	$1,800,000	$—	$3,198,796	$4,998,796
Dashiell I. Robinson	$1,615,000	$—	$4,272,619	$5,887,619
Brooke E. Carillo	$1,480,000	$—	$7,019,943	$8,499,943
Fred J. Matera	$1,433,750	$250,000	$3,896,571	$5,580,321
Andrew P. Stone	$675,000	$—	$1,711,623	$2,386,623
Sasha G. Macomber	$675,000	$—	$1,694,372	$2,369,372

(1)The employment agreement with Mr. Matera provides for accelerated vesting of the unvested award amount of his long-term cash award granted to him in the event of death or disability.
(2)The value of acceleration of deferred stock units, cash-settled deferred stock units and cash-settled restricted stock units assumes a common stock price of $7.41 per share (the closing price of Redwood’s common stock on the NYSE on December 29, 2023). Although unvested performance stock units are not forfeited following death or disability, no value for unvested performance stock units was included due to the fact that under the applicable award agreements the performance stock units would vest, if at all, only at the end of the performance period and only to the extent the performance vesting threshold is met at the end of the performance period.

Compensation Risks

As noted above, the Compensation Committee reviews risks that may arise from Redwood’s compensation policies and practices. In particular, during the fourth quarter of 2023, management, in consultation with Semler Brossy and the Compensation Committee, prepared a framework for performing a compensation risk assessment, which framework provided for assessment of risks relating to, among other things, components of compensation, performance metrics, performance-based compensation leverage, the timing of compensation delivery, equity-based incentive compensation, stock ownership requirements, stock trading policies, methods for assessing performance, and leadership culture. Subsequently, the framework was utilized to prepare a compensation risk assessment for review and consideration by the Compensation Committee and the Audit Committee. Following the review and discussion of this assessment by those committees, as well as other reviews and discussions relating to risks that may arise from Redwood’s compensation policies and practices, the Compensation Committee determined, after consultation with Semler Brossy, that it does not currently believe that Redwood’s compensation policies and practices are reasonably likely to have a material adverse effect on Redwood.

CEO Pay Ratio

  As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of the SEC’s Regulation S-K, the following information is being provided regarding the ratio of the total compensation of Redwood’s median compensated employee to the total compensation of Redwood’s CEO during 2023.

For 2023, Redwood’s most recently completed fiscal year:

•Median Total Compensation – 2023. The annual total compensation of the employee who represents Redwood’s median compensated employee (excluding our CEO) was $141,166; and

•CEO’s Total Annual Compensation – 2023. The annual total compensation of Redwood’s CEO was $7,021,779.

CEO Pay Ratio of 50 to 1. Based on this information, for 2023, the estimated ratio of (x) the annual total compensation of Redwood’s CEO, to (y) the annual total compensation of Redwood’s median compensated employee, was 50 to 1.

Determining the Median Compensated Employee
•Employee Population
As of December 31, 2023, Redwood’s employee workforce consisted of 289 full-time employees. However, for purposes of determining the median compensated employee, the Chief Executive Officer and one employee on permanent leave of absence were excluded. As a result, 287 of the 289 employees were included in the CEO Pay Ratio calculation.
•Methodology for Determining Redwood’s Median Compensated Employee
To identify the median compensated employee from Redwood’s employee population, a review of the annual total compensation of each of Redwood’s employees was conducted. For purposes of measuring the annual total compensation of each employee, Redwood selected base salary, overtime pay and bonus as the most appropriate measure of compensation, which was consistently applied to the 287 included employees. In identifying the median compensated employee, the compensation of permanent employees who were new hires in 2023 was annualized.
•Compensation Measure and Annual Total Compensation of Median Compensated Employee
With respect to the annual total compensation of the median compensated employee, Redwood calculated the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $141,166.
•Annual Total Compensation of CEO
With respect to the annual total compensation of Redwood’s CEO, Redwood used the annual total compensation amount as reported in the “Summary Compensation Table” in this proxy statement.

Pay vs. Performance Comparison

As described within the Compensation Discussion and Analysis section of this Proxy Statement, Redwood maintains a performance-based compensation philosophy and program for its executive officers that seeks to provide incentives to achieve business goals and sustainable stockholder returns, align the interests of executive officers with those of long-term stockholders in achieving strong stockholder returns, and enable it to hire and retain talented individuals in a competitive marketplace. Accordingly, under Redwood’s executive compensation program, base salary and standard benefits are generally the only fixed elements of compensation, while performance-based components of compensation and long-term incentive awards represent the predominant forms of compensation for the CEO and other executive officers. A fulsome discussion of how the Compensation Committee has structured executive compensation at Redwood to be consistent with the Company’s performance-based compensation philosophy is included in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 49 above.
The following table, the related footnotes, and the other disclosures set forth below in this “Pay vs. Performance Comparison” section of this Proxy Statement, have all been prepared in accordance with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of the SEC’s Regulation S-K, which were enacted and promulgated to, among other things, require the disclosure of information about the relationship between: (i) “Compensation Actually Paid” (as defined in Item 402(v) of Regulation S-K) to executives by a company over a specified period, and (ii) certain measures of the financial performance of the company over that period.
During 2023 and early 2024, when the Compensation Committee made certain executive compensation determinations related to 2023 and 2024, the Compensation Committee did not directly consider the table, the related footnotes, and the other disclosures set forth below in this “Pay vs. Performance Comparison” section. Amounts designated as “Compensation Actually Paid” in the table, the related footnotes, and the other disclosures set forth below are calculated in accordance with Item 402(v) of Regulation S-K and do not necessarily represent amounts actually earned or realized by Redwood’s CEO or other executive officers in the periods presented or in any other period. In accordance with SEC regulations, within this “Pay vs. Performance Comparison” section the term “NEOs” refers to Redwood’s five Named Executive Officers and does not include Ms. Sasha Macomber.
Pay vs. Performance Table

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)	Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)	Net Income (Loss) (in millions)	Adjusted ROE(6)
2023	$7,021,779	$7,052,048	$6,580,351	$6,728,959	$65	$80	$(2)	0.1%
2022	$5,404,993	$(2,530,287)	$3,215,636	$310,195	$53	$69	$(164)	-11.4%
2021	$13,598,971	$17,746,852	$6,713,889	$7,987,344	$92	$94	$320	26.3%
2020	$5,552,321	$165,376	$2,191,888	$280,033	$57	$81	$(582)	-49.2%

(1)    PEO for 2023, 2022, 2021, and 2020 was Christopher J. Abate
(2)    The non-PEO named executive officers (NEOs) reflects the following individuals in each year:
2023: Dashiell I. Robinson, Brooke E. Carillo, Fred J. Matera, Andrew P. Stone
2022: Dashiell I. Robinson, Brooke E. Carillo, Andrew P. Stone, Sasha G. Macomber
2021: Dashiell I. Robinson, Collin L. Cochrane, Andrew P. Stone, Sasha G. Macomber
2020: Dashiell I. Robinson, Collin L. Cochrane, Andrew P. Stone, Sasha G. Macomber, Shoshone (“Bo”) Stern

(3)    The dollar amounts reported as “Compensation Actually Paid” represent the amount of “compensation actually paid”, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned or paid during the applicable year. In accordance with the requirement of Item 402(v) of Regulation S-K, “Compensation Actually Paid” for 2023 is calculated by making the following adjustments from the Summary Compensation Table totals as follows:

Item and Value Added (Deducted)			2023
For PEO:
Summary Compensation Table Total			$7,021,779
	-	SCT “Stock Awards” column value	$(4,099,997)
	+	year-end fair value of outstanding equity awards granted in Covered Year that remain unvested(*)	$3,943,657
+	/ -	change in fair value of outstanding and unvested equity awards granted in prior years(*)(†)	$(336,946)
+	/ -	change in fair value of prior-year equity awards vested in Covered Year(*)(†)	$91,576
	+	dividends paid on equity awards in the Covered Year prior to vesting date not otherwise included in total compensation for covered year	$431,979
Compensation Actually Paid(©)			$7,052,048
For Non-PEO Named Executive Officers (Average)
Summary Compensation Table Total			$6,580,351
	-	SCT “Stock Awards” column value	$(4,624,986)
	+	year-end fair value of outstanding equity awards granted in Covered Year that remain unvested(*)	$4,268,442
+	/ -	change in fair value of outstanding and unvested equity awards granted in prior years(*)(†)	$13,346
+	/ -	change in fair value of prior-year equity awards vested in Covered Year(*)(†)	$50,292
	+	dividends paid on equity awards in the Covered Year prior to vesting date not otherwise included in total compensation for covered year	$441,514
Compensation Actually Paid(©)			$6,728,959

(*)     Fair value of outstanding and unvested equity awards were determined using valuation assumptions, methodologies and market condition inputs (including, for example, risk-free interest rates and the following metrics related to Redwood common stock: market value, volatility, and dividend yield) that are generally consistent with those used to estimate fair value at grant date in accordance with ASC Topic 718. For awards subject to financial performance-based vesting conditions (e.g., performance stock units), fair values reflect an estimate of the probable outcome of the financial performance-based vesting conditions updated as of each measurement date. See “Equity Compensation Plans” in Note 19 to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for 2023, which sets forth assumptions made in valuing awards subject to financial performance-based vesting conditions at grant date and at measurement dates subsequent to grant date during the corresponding vesting periods. Value of equity awards at vesting is determined by the closing market price of the number of shares of common stock that vest on the applicable vesting date.
(†)     Amounts represent changes in value from beginning of year to end of year or vesting date of individual awards.
(©)    Table does not include reconciling line items for (i) changes in pension benefits, (ii) awards that were granted and vested in the same year, or (iii) awards granted during a prior period that were forfeited during the Covered Year, as these items were not applicable for Redwood in 2023.
(4)    For the relevant fiscal year, represents the cumulative TSR of Redwood for the measurement periods ending on December 31 of each of 2023, 2022, 2021, and 2020, respectively, and in each case beginning on January 1, 2020. Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the company’s share price at the end and the beginning of the measurement period by the company’s share price at the beginning of the measurement period.
(5)    For the relevant fiscal year, represents the cumulative TSR of the FTSE NAREIT Mortgage REIT Index (for purposes of this Pay vs. Performance Table, and in accordance with Item 402(v) of Regulation S-K, “Peer Group TSR”) for the

measurement periods ending on December 31 of each of 2023, 2022, 2021, and 2020, respectively, and in each case beginning on January 1, 2020.
(6)    Adjusted ROE represents the “Company Selected Measure” as determined in accordance with Item 402(v) of Regulation S-K, and is a non-GAAP financial performance metric. Non-GAAP Adjusted ROE is further described on page 61 within the Compensation Discussion and Analysis section of this Proxy Statement and within Annex B to this Proxy Statement.

Analysis of Information Presented in the Pay vs. Performance Table
The graphs below describe and illustrate the relationships between (i) the “Compensation Actually Paid” (CAP) to the PEO and the other NEOs, as set forth in the Pay vs. Performance table above, and (ii) Net Income (Loss), Adjusted ROE, and TSR (including TSR of the FTSE NAREIT mREIT index).

Relationship of CAP to Net Income (Loss)

$20
$15
$10
$5
$0
CAP ($ millions)
$400
$300
$200
$100
$-
$(100)
$(200)
$(300)
$(400)
$(500)
$(600)
Net Income (Loss) ($ millions)
2020
2021
2022
2023
PEO CAP
Avg. non-PEO NEO CAP
Net Income

Relationship of CAP to Adjusted Return on Equity (Adjusted ROE)

$20
$15
$10
$5
$0
CAP ($ millions)
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
Adjusted ROE (AROE)
2020
2021
2022
2023
PEO CAP
Avg. non-PEO NEO CAP
AROE

Relationship of CAP to Total Stockholder Return (TSR)**

$20
$15
$10
$5
$0
CAP ($ millions)
$179
$159
$139
$119
$99
$79
$59
$39
$19
TSR (Based on $100 initial investment)
2020
2021
2022
2023
PEO CAP
Avg. non-PEO NEO CAP
Redwood TSR
Peer TSR*

* As set forth in this graph, “Peer TSR” represents the annual TSR of the FTSE NAREIT Mortgage REIT Index for each of the years presented.

** For each year presented within this graph, Redwood TSR and Peer TSR represent annual TSR as measured from January 1st of such year to December 31st of each such year, based on an initial fixed $100 investment on each such January 1st.

Financial Performance Measures
Disclosed below are the most important financial measures used by the Company to link (i) “Compensation Actually Paid” to the Company’s Named Executive Officers for 2023 (the Company’s most recently completed fiscal year) to (ii) the Company’s performance:

Most Important Performance Measures:
Adjusted Return on Equity (Adjusted ROE)
Adjusted Earnings Available for Distribution ROE (Adjusted EAD ROE)
Book Value Total Shareholder Return (bvTSR)
Total Shareholder Return (TSR)
Relative Total Shareholder Return (rTSR)
As discussed within the Compensation Discussion and Analysis section of this Proxy Statement, Redwood’s business model and internally-managed REIT structure inform the Compensation Committee’s selection of performance metrics used in Redwood’s performance-based executive compensation program. As described in the Compensation Discussion and Analysis section of this Proxy Statement, in addition to total stockholder return and relative total stockholder return, which is Redwood’s total stockholder return measured on a relative basis against the TSR of a comparator group of companies or the group of companies that comprise a stock index, the Compensation Committee believes that return-on-equity based measures, including Adjusted ROE, Adjusted EAD ROE, and book value total stockholder return, are highly relevant metrics for determining annual bonuses and measuring Redwood’s longer-term performance because, among other things, these financial performance measures should correlate with Redwood’s ability to increase book value and pay attractive levels of sustainable and growing dividends and, over the long-term, strong results under these performance measures should correlate with strong TSR.

A described within the Compensation Discussion and Analysis section of this Proxy Statement, Adjusted ROE and Adjusted EAD ROE are each non-GAAP performance measures that are defined and described on page 61 within this CD&A under the heading “2023 Performance-Based Annual Bonus Compensation.” Adjusted ROE and Adjusted EAD ROE should not be considered as alternatives to GAAP net income, GAAP ROE or other measurements of results of operations computed in accordance with GAAP or for federal income tax purposes. See Annex B to this Proxy Statement for additional discussion, disclosure and details regarding these non-GAAP financial performance metrics.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information, as of December 31, 2023, with respect to compensation plans under which equity securities of the registrant are authorized for issuance.

Plan Category	Plan Name	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:	2014 Incentive Award Plan	8,138,504	(1)(2)	—	(3)	10,211,459
	2002 Employee Stock Purchase Plan	—		—		86, 631(4)
Equity compensation plan not approved by security holders:	Director Stock-in-lieu-of-Cash Plan(4)	348,277	(5)	—	(3)	169,969
Total		8,486,781		—		10,381,428

(1)As of December 31, 2023, 8,138,504 shares of common stock may be issued pursuant to outstanding awards under the 2014 Incentive Award Plan, consisting of (i) 5,066,465 outstanding deferred stock units (DSUs) and restricted stock units (RSUs), and (ii) 3,072,039 outstanding performance stock units (PSUs) based on target number of shares awarded. For additional information regarding each category of equity award, please refer to Note 2 below.
(2)As of December 31, 2023, 5,066,465 outstanding DSUs and RSUs were issuable under the 2014 Incentive Award Plan, consisting of 1,936,203 vested DSUs and 3,130,262 unvested DSUs and RSUs. As of December 31, 2023, there were no outstanding stock options under the 2014 Plan. As of December 31, 2023, all 3,072,039 PSUs were unearned and outstanding (based on the target number of shares to be awarded upon the contingent vesting of PSUs). PSUs are performance-based equity awards under which the number of shares of common stock that may be issued at the time of vesting will generally range from 0% to 250% of the number of PSUs granted based on the level of satisfaction of the applicable performance-based vesting condition over the vesting period, with the number of PSUs granted being adjusted at the time of vesting to reflect the value of any dividends paid on shares of common stock during the vesting period.
(3)As of December 31, 2023, there were no outstanding stock options and under our equity compensation plans no exercise price is applicable to DSUs, RSUs and PSUs.
(4)The maximum number of shares of common stock subject to issuance pursuant to our ESPP offering period outstanding as of December 31, 2023 was 86,631.
(5)As of December 31, 2023, 348,277 shares of common stock may be issued pursuant to the Director Stock-in-lieu-of-Cash Plan provisions of Redwood’s Amended and Restated Executive Deferred Compensation Plan. Through this Director Stock-in-lieu-of-Cash Plan, non-employee directors may elect to defer receipt of cash compensation and/or dividend equivalent rights, and instead acquire fully vested DSUs. The Director Stock-in-lieu-of-Cash Plan is a “value-neutral” plan, which means that with respect to cash amounts electively deferred by non-employee directors who participate in the Plan, there is no additional premium or matching contribution provided to the participant with regards to deferred amounts, and any vested DSUs acquired under the Plan are acquired at market value in accordance with the terms of the Plan. For additional information, please refer to the Amended and Restated Executive Deferred Compensation Plan, as amended, in Exhibits 10.20, 10.21, 10.22, 10.23, and 10.24 to Redwood’s Annual Report on Form-K for the year-ended December 31, 2023 filed on February 29, 2024.

ADDITIONAL INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC within certain time periods following events giving rise to such filing requirements. Their initial report must be filed using the SEC’s Form 3 and subsequent stock purchases, sales, option exercises and other changes must be reported on the SEC’s Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on the SEC’s Form 5. Based solely on a review of the copies of such reports, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers, and stockholders were complied with during 2023.

Absence of Compensation Committee Interlocks and No Insider Participation on Compensation Committee

Our Compensation Committee currently consists of Ms. Proctor (the Chair), Ms. Damon, Mr. Falcon, Ms. Horvath, and Mr. Kubicek. No member of our Compensation Committee has served as an officer or employee of Redwood at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Certain Relationships and Related Transactions

Our Board of Directors monitors and reviews issues involving potential conflicts of interest and related party transactions. In this regard, the Board of Directors applies Redwood’s Code of Ethics, which provides that directors, officers, and all other employees are prohibited from taking actions, having interests, or having relationships that would cause a conflict of interest, and our directors, officers, and all other employees are expected to refrain from taking actions, having interests, or having relationships that would appear to cause a conflict of interest. There were no relationships or related party transactions between Redwood and any affiliated parties that are required to be reported in this Proxy Statement.

AUDIT COMMITTEE MATTERS
Audit Committee Report

The Audit Committee of the Board of Directors reports to and acts on behalf of the Board of Directors in providing oversight of the financial and risk management, independent registered public accounting firm, and financial reporting procedures of Redwood. Redwood’s management is responsible for internal controls and for preparing Redwood’s financial statements. The independent registered public accounting firm is responsible for performing an independent audit of Redwood’s consolidated financial statements in accordance with the Public Company Accounting Oversight Board (“PCAOB”) standards and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities by Redwood’s management and the independent registered public accounting firm, including responsibility for the appointment, compensation and oversight of the independent registered public accounting firm.

In this context, the Audit Committee met and held discussions during 2023 and 2024 with management and the independent registered public accounting firm (including private sessions with the independent registered public accounting firm and Redwood’s head of internal audit). During these meetings, the Audit Committee, among other things, reviewed and discussed with both management and the independent registered public accounting firm the quarterly and audited year-end financial statements and reports prior to their issuance. These meetings also included an overview of the preparation and review of these financial statements and a discussion of any significant accounting issues. Management and the independent registered public accounting firm advised the Audit Committee that these financial statements were prepared under generally accepted accounting principles in all material respects. The Audit Committee also discussed the quality, not just the acceptability, of the accounting principles used in preparing the financial statements, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. During these meetings, the Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB Auditing Standard No. 1301 “Communications with Audit Committees.”

In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter regarding the firm’s independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The independent registered public accounting firm provided certain other services in 2023. These disclosures and other matters relating to the firm’s independence, including any provision of non-audit services and the fees billed for professional services by the independent registered public accounting firm, were reviewed by the Audit Committee and discussed with the independent registered public accounting firm.

The independent registered public accounting firm discussed the scope of its audit with the Audit Committee prior to the audit. The Audit Committee discussed the results of the audit with management and the independent registered public accounting firm. The Audit Committee also discussed with management and the independent registered public accounting firm the adequacy of Redwood’s internal controls, policies, and systems, and the overall quality of Redwood’s financial reporting.

The Audit Committee also considered the reappointment of the independent registered public accounting firm, including based on an assessment of the service provided by the independent registered public accounting firm and the effectiveness of the external audit process. The Audit Committee considered, among other factors, the independence and integrity of the independent registered public accounting firm and its controls and procedures; the performance and qualifications of the independent registered public accounting firm, including expertise related to Redwood’s business and operations; the quality and effectiveness of the independent registered public accounting firm's personnel and communications; and the appropriateness of fees for professional services.

Based on its review of the financial statements, and in reliance on its review and discussions with management and the independent registered public accounting firm, the results of internal and external audit examinations, evaluations by the independent registered public accounting firm of Redwood’s internal controls, and the quality of Redwood’s financial reporting, the Audit Committee recommended to the Board of Directors that Redwood’s audited financial statements be included in Redwood’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the Securities and Exchange Commission.

Audit Committee:
  Debora D. Horvath, Chair
  Georganne C. Proctor
Faith A. Schwartz

Fees to Independent Registered Public Accounting Firm for 2023 and 2022

Grant Thornton LLP audited Redwood’s financial statements and otherwise acted as Redwood’s independent registered public accounting firm with respect to the fiscal years ended December 31, 2023 and 2022. The following is a summary of the fees billed to Redwood by Grant Thornton LLP for professional services rendered for 2023 and 2022:

	2023	2022
Audit Fees	$2,053,040	$2,268,400
Audit-Related Fees	42,800	42,800
All Other Fees	$320,000	$40,000
Total Fees	$2,415,840	$2,311,200

Audit Fees were for the audits of our annual consolidated financial statements included in our Annual Report on Form 10-K, review of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, audits of our internal controls over financial reporting as required by Sarbanes-Oxley, audits of annual financial statements of certain of our subsidiaries, provision of comfort letters, as well as other services in connection with statutory and regulatory filings or engagements.

Audit-Related Fees reflect fees for attestation services related to certain of our subsidiaries.

All Other Fees reflects fees for agreed-upon procedures related to certain of our securitization transactions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

It is the Audit Committee’s policy to review and pre-approve the scope, terms, and related fees of all auditing services and permitted non-audit services provided by the Independent Registered Accounting Firm, subject to de minimis exceptions for non-audit services which are approved by the Audit Committee prior to the completion of the audit.

ITEM 2 — RATIFICATION OF APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP as the independent registered public accounting firm to audit the books of Redwood and its subsidiaries for the year ending December 31, 2024, to report on the consolidated financial statements of Redwood and its subsidiaries, and to perform such other appropriate accounting services as may be required by our Board of Directors. The Board of Directors recommends that the stockholders vote in favor of ratifying the appointment of Grant Thornton LLP for the purposes set forth above. If the stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will consider a change in auditors for the next year. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Redwood.

Grant Thornton LLP has advised the Audit Committee that they are independent accountants with respect to Redwood, within the meaning of standards established by the American Institute of Certified Public Accountants, the PCAOB, and the Independence Standards Board and federal securities laws administered by the SEC. A representative of Grant Thornton LLP will be present at the Annual Meeting, will have the opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

Vote Required

If a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2024. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the results of the vote in ratifying the appointment of Grant Thornton LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS REDWOOD’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

ITEM 3 — VOTE ON AN ADVISORY RESOLUTION TO
APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Each year, Redwood’s stockholders have an opportunity to vote on a resolution to approve, on an advisory (non-binding) basis, the compensation of Redwood’s Named Executive Officers as disclosed in this Proxy Statement in the “Compensation Discussion and Analysis” section and the related executive compensation tables and narrative discussion. This proposal, commonly known as a “Say-on-Pay” proposal, gives Redwood’s stockholders the opportunity to express their views on the compensation of Redwood’s Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Redwood’s Named Executive Officers and the executive compensation philosophy, objectives, programs, plans, policies, and practices described in this Proxy Statement. Redwood’s Named Executive Officers are:
•Christopher J. Abate, Chief Executive Officer
•Dashiell I. Robinson, President
•Brooke E. Carillo, Chief Financial Officer
•Fred J. Matera, Chief Investment Officer
•Andrew P. Stone, Executive Vice President, Chief Legal Officer, and Secretary
The Compensation Committee of Redwood’s Board of Directors acts on behalf of the Board of Directors in administering Redwood’s executive compensation plans and programs. As described in detail within the “Compensation Discussion and Analysis” section of this Proxy Statement, Redwood has a performance-based executive compensation philosophy and program that incentivizes attainment of business goals and sustainable stockholder returns, aligns the interests of executive officers with those of long-term stockholders, and enables Redwood to hire and retain talented individuals in a competitive marketplace.
The Compensation Committee is committed to providing disclosure within the “Compensation Discussion and Analysis” section of this Proxy Statement that gives insight into the process by which it arrives at determinations relating to executive compensation and the underlying rationales. Among other things, the Compensation Discussion and Analysis describes:
•The Compensation Committee’s process for reviewing and determining the elements of the CEO’s compensation and that of the other Named Executive Officers.
•The rationale for the different elements of the Named Executive Officers’ compensation and Redwood’s compensation philosophy, objectives, and methodology for peer comparisons.
•The metrics and goals used for performance-based compensation and factors taken into account in the Compensation Committee’s determination of whether those metrics and goals were satisfied.
•The severance and change of control payments that Named Executive Officers may become entitled to receive under certain circumstances.
•The role of the Compensation Committee’s independent compensation consultant.
Each year the Compensation Committee reviews Redwood’s compensation philosophy and its executive compensation plans and programs. After taking into account various factors and analyses, input from its independent compensation consultant, feedback from stockholders obtained during ongoing outreach efforts, and the outcome of recent stockholder advisory votes on executive compensation (commonly referred to as “Say-on-Pay” votes), the Committee makes compensation determinations it believes are appropriate in light of its executive compensation objectives.
Please read the “Executive Summary of Compensation Discussion and Analysis” and “Compensation Discussion and Analysis” sections of this Proxy Statement, which begin on pages 35 and 49, respectively, and the related executive compensation tables, which begin on page 83, for more information about the compensation of Redwood’s Named Executive Officers for 2023. The Board of Directors and the Compensation Committee believe these disclosures should be taken into consideration by stockholders in exercising their advisory vote on executive compensation.

At this Annual Meeting, stockholders are being asked to indicate their support for the compensation of Redwood’s Named Executive Officers as disclosed in this Proxy Statement. As noted above, this vote is not intended to address any specific item of compensation, but rather the overall compensation of Redwood’s Named Executive Officers and the executive compensation philosophy, objectives, programs, plans, policies, and practices described in this Proxy Statement.
Accordingly, Redwood’s stockholders are asked to vote “FOR” the following advisory resolution at the Annual Meeting:
“RESOLVED, that the compensation of the Named Executive Officers, as disclosed in the Annual Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related tables and narrative disclosure, is hereby approved.”
This “Say-on-Pay” vote is a non-binding advisory vote. The approval or disapproval of this resolution by stockholders will not require the Board of Directors or the Compensation Committee to take any action regarding Redwood’s executive compensation practices. The final decision on the compensation and benefits of Redwood’s Named Executive Officers and on whether, and if so, how, to address stockholder disapproval of this resolution remains with the Board of Directors and the Compensation Committee.

In 2011, again in 2017, and again in 2023, the Board of Directors determined to hold an advisory “Say-on-Pay” vote every year. Unless the Board of Directors modifies its determination of the frequency of future “Say-on-Pay” advisory votes, the next “Say-on-Pay” advisory vote (following the 2024 Annual Meeting) will be held at Redwood’s 2025 annual meeting of stockholders.

Vote Required
If a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve, on an advisory basis, the resolution approving the compensation of Redwood’s Named Executive Officers. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

ITEM 4 — VOTE ON AN AMENDMENT TO THE 2002 REDWOOD TRUST, INC. EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES
AVAILABLE FOR PURCHASE THEREUNDER
At a meeting on February 22, 2024, Redwood’s Board of Directors adopted, subject to approval of the stockholders, an amendment to the 2002 Redwood Trust, Inc. Employee Stock Purchase Plan (the ESPP), increasing the number of shares available for purchase (and reserved for issuance) under the ESPP. If our stockholders do not approve the amendment to the ESPP, the amendment to the ESPP will not become effective, the ESPP will continue in effect, and Redwood may continue to grant awards under the ESPP, subject to the terms, conditions and limitations set forth therein (without giving effect to the amendment to the ESPP).
The ESPP allows eligible officers and employees who participate in the ESPP to purchase, through payroll deductions, shares of Redwood common stock on a quarterly basis, subject to modification by Redwood’s Board of Directors or the Compensation Committee of the Board of Directors (the “Committee”), at a discount to the fair market value of the shares as determined under the ESPP. As discussed above, Redwood believes that equity ownership in Redwood provides an important link between the interests of long-term stockholders and officers and employees of Redwood. The ESPP is one way Redwood encourages and incentivizes officers and employees to acquire shares of Redwood common stock.
In 2002, the ESPP was established with a capacity for the purchase of up to 100,000 shares of Redwood common stock and in 2009, 2012, 2013, 2019, and 2021 amendments to the ESPP were approved by stockholders to add 100,000 shares in each of 2009 and 2012, 150,000 shares in each of 2013 and 2019, and 250,000 shares in 2021 (such that the maximum number of shares available for purchase (and reserved for issuance) under the ESPP is 850,000). As of December 31, 2023, approximately 86,600 shares remained available for future purchase. If the number of shares available for future purchase is not increased, Redwood’s ability to continue the ESPP will be limited in the future. Consequently, following a recommendation from management, Redwood’s Board of Directors approved an amendment to the ESPP to increase the number of shares of Redwood common stock available for purchase (and reserved for issuance) under the ESPP by an additional 250,000 shares (such that the aggregate number of shares available for purchase under the amended ESPP since inception will be 1,100,000).
In determining the size of the share increase, management’s recommendation to our Board of Directors took into account various factors, such as burn rate, dilution and overhang metrics. Burn rate is a measure of the speed at which a company uses shares available for grant or purchase in equity-based plans, which is an important factor for investors focused on stockholder dilution. Overhang is a measure of the potential dilution to which common stockholders are exposed due to possible grants or purchases of shares under equity-based plans.
Our 2023, 2022, and 2021 annual gross burn rates for the ESPP were 0.09%, 0.08% and 0.07%, respectively (calculated by dividing the number of shares issued under the ESPP during the applicable fiscal year by the weighted-average number of shares outstanding during such fiscal year). This represents a three-year average burn rate of 0.08% of common shares outstanding.
In 2023, 2022, and 2021, our year-end overhang rates for the ESPP were 0.07%, 0.17% and 0.24%, respectively (calculated by dividing the number of shares remaining available for issuance under the ESPP by the number of our shares outstanding at the end of the applicable fiscal year). If approved, the issuance of the additional 250,000 common shares to be reserved under the amended ESPP would have the potential to dilute the holdings of stockholders by an additional 0.19%, based on the number of shares of our common stock outstanding as of March 28, 2024.
Based upon historical levels of participation in the ESPP over the last three years, we expect the additional 250,000 shares will be sufficient to cover purchases under the ESPP for the next three to four years. However, the actual usage rate of the ESPP may differ from historical usage rates and will depend on various factors, including employee participation levels, changes in our stock price and hiring activity, which we cannot predict with any degree of certainty at this time. In approving the increase to the share pool under the ESPP, the Board of Directors believes that reserving shares expected to be sufficient for three to four years of new purchases at historical rates is appropriate.

Set forth below is a description of the material difference (consisting of an increase in the number of shares available for purchase and reserved for issuance) between the existing ESPP and the amended ESPP as adopted by the Board of Directors on February 22, 2024, as well as a summary of the principal features of the ESPP. This description is qualified in its entirety by the terms of the amended ESPP, a copy of which is attached to this Proxy Statement as Annex C and is incorporated herein by reference.
Material Difference: Increase in Authorized Shares
The only difference between the existing ESPP and the amended ESPP approved by the Board of Directors on February 22, 2024 is the number of shares available for purchase (and reserved for issuance) under the ESPP. Under the existing ESPP, an aggregate of 850,000 shares are available for purchase (and reserved for issuance) under the ESPP; of these, as of December 31, 2023, 86,631 shares remained available for purchase. On February 22, 2024, the Board of Directors approved an amendment to the ESPP to increase the number of shares available for purchase (and reserved for issuance) under the ESPP by 250,000 shares (such that the aggregate number of shares available for purchase under the amended ESPP since inception will be 1,100,000).
General
The ESPP provides for the grant of options (“ESPP Options”) for the purchase of shares of Redwood common stock to eligible employees of Redwood and its designated subsidiaries. Funds contributed by each participant for the purchase of shares under the ESPP are accumulated by regular payroll deductions made during each offering period. As of March 28, 2024, there were approximately 282 employees eligible to receive ESPP Options under the ESPP; none of our consultants or non-employee directors are eligible to participate in the ESPP.
Purpose
The purpose of the ESPP is to provide employees of Redwood and its designated subsidiaries with a convenient means of acquiring an equity interest in Redwood through payroll deductions, to enhance such employee’s sense of participation in the affairs of Redwood and its designated subsidiaries, to provide an incentive for continued employment with Redwood and its designated subsidiaries, to provide an additional form of tax-advantaged compensation for employees, and to provide a performance incentive that will inure to the benefit of all of Redwood’s stockholders.
Administration
The ESPP is administered by the Committee, the Plan Financial Agent (as defined in the ESPP) and any Redwood officers or employees to the extent the Committee delegates duties to the Plan Financial Agent and/or any Redwood officer or employee. The Committee, the Plan Financial Agent and any Redwood officer or employee to the extent delegated by the Committee, shall have exclusive authority to determine all matters relating to the ESPP Options and shall have exclusive authority to interpret the ESPP. The Committee and the Plan Financial Agent administer the ESPP but do not act as trustees or in any fiduciary capacity with respect thereto.
Eligible Persons
Any employee of Redwood or the designated subsidiaries is eligible to participate in the ESPP for any offering period under the ESPP except the following:
a.employees who have not been continuously employed by Redwood or its subsidiaries from the date of hire or rehire or return from an unapproved leave of absence for a period of at least three months before the beginning of the offering period;
b.employees who are customarily employed for less than 20 hours per week;
c.employees who are customarily employed for not more than five months in a calendar year; and
d.employees who, together with any other person whose stock would be attributed to the employee pursuant to Section 424(d) of the Internal Revenue Code of 1986, as amended (the “Code”), own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of Redwood, or who, as a result of being granted ESPP Options under the ESPP, would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of Redwood or any of its subsidiaries.

For all purposes of the ESPP, the term “designated subsidiaries” means those subsidiaries which have been, or which may in the future be, determined by the Committee or the Board of Directors to be designated subsidiaries. Currently, the following are designated subsidiaries: RWT Holdings, Inc., Redwood Residential Acquisition Corporation, and CoreVest American Finance Lender LLC.
Shares Subject to the Employee Stock Purchase Plan
As noted above, in 2002 the ESPP originally was established with a capacity for the purchase of up to 100,000 shares of Redwood common stock. On May 19, 2009 the ESPP was amended to increase the ESPP’s capacity by an additional 100,000 shares; on May 17, 2012 the ESPP was further amended to increase the ESPP’s capacity by an additional 100,000 shares; on May 16, 2013 the ESPP was further amended to increase the ESPP’s capacity by an additional 150,000 shares; on May 15, 2019 the ESPP was further amended to increase the ESPP’s capacity by an additional 150,000 shares; and on May 20, 2021 the ESPP was further amended to increase the ESPP’s capacity by an additional 250,000 shares. As of December 31, 2023, 86,631 of those shares remained available for future purchase. On February 22, 2024, the Board of Directors approved an amendment to the ESPP to increase the number of shares of Redwood common stock available for purchase (and reserved for issuance) under the ESPP by an additional 250,000 shares. If the proposed amendment is approved at the Annual Meeting, the aggregate number of shares available for purchase under the amended ESPP (including shares previously purchased) will be 1,100,000, subject to adjustments affected in accordance with the capital changes described in the ESPP. Any shares of common stock that have been made subject to an ESPP Option that cease to be subject to the Option (other than by means of exercise), including, without limitation, in connection with the cancellation or termination of the Option, will again be available for issuance in connection with future grants of ESPP Options under the ESPP.
Term of the Employee Stock Purchase Plan
Unless the ESPP is terminated by the Redwood’s stockholders or the Board of Directors, the ESPP shall remain in effect until all shares reserved for issuance have been purchased.
Term of Options
The offering periods of the ESPP consist of periods not to exceed the maximum period permitted by Section 423 of the Internal Revenue Code. Until determined otherwise by the Committee or the Board of Directors, offering periods commence on each January 1, and continue for twelve months (each, an “Offering Period”). Each Offering Period consists of one or more purchase periods during which payroll deductions of the participants are accumulated under the ESPP. Until otherwise determined by the Committee or the Board of Directors, each purchase period consists of a three-month period commencing each January 1, April 1, July 1, and October 1 (each, a “Purchase Period”). The last day of each Purchase Period is a purchase date (each, a “Purchase Date”).
Option Exercise
Each eligible employee may become a participant in an Offering Period under the ESPP for the first Purchase Period after which such employee satisfies the eligibility requirements and timely delivers an enrollment form to the administrator of the ESPP. Enrollment by an eligible employee in the ESPP with respect to an Offering Period will constitute the grant by Redwood to such employee as of the first day of the related Offering Period of an ESPP Option to purchase on each Purchase Date up to that number of whole shares of common stock of Redwood, determined by dividing (a) the amount accumulated in such employee’s payroll deduction account during the Purchase Period and ending on such Purchase Date by (b) the Purchase Price; provided that the number of shares which may be purchased pursuant to an ESPP Option may in no event exceed (i) the number determined by dividing the amount of $6,250 by the fair market value of a share of Common Stock on the Offering Date, or (ii) such other maximum number of shares as may be specified in the future by the Board of Directors or the Committee in lieu of the limitation contained in clause (i).
The Purchase Price per share at which a share of common stock will be sold on any Purchase Date shall initially be the lower of (a) 85% of the fair market value of such share on the first day of the Offering Period in which such Purchase Date occurs or (b) 85% of the fair market value of such share on the Purchase Date (the “Purchase Price”). For purposes of the ESPP, the term “fair market value” of the common stock on any date shall be the closing price on such date of the common stock reported on the New York Stock Exchange or any national securities exchange on which the common stock is listed.

During a participant’s lifetime, such participant’s ESPP Option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her ESPP Option until such Option has been exercised.
Purchase of Shares, Changes in Payroll Deductions, and Issuance of Shares
Funds contributed by each participant for the purchase of shares under the ESPP are accumulated by regular payroll deductions made during each Purchase Period. The deductions are made in $50 increments up to a maximum not to exceed 15% of a participant’s compensation as such term is defined in the ESPP.
A participant may lower (but not increase) the rate of payroll deductions during a Purchase Period, in which case the new rate will become effective for the next payroll period commencing more than 15 days after the ESPP administrator’s receipt of the authorization and will continue for the remainder of the Purchase Period unless changed. Notwithstanding the foregoing, a participant may lower the rate of payroll deductions to zero for the remainder of the Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Purchase Period. A participant who has decreased the rate of withholding to zero will be deemed to continue as a participant in the ESPP until the participant withdraws from the ESPP.
No interest will accrue on payroll deductions for the ESPP. All payroll deductions received or held by Redwood may be used by Redwood for any corporate purpose, and Redwood will not be obligated to segregate the payroll deductions.
On each Purchase Date, provided that the participant has not terminated employment and has not withdrawn from the ESPP, and the ESPP has not been terminated, Redwood will apply the funds then in the participant’s account to the purchase at the Purchase Price of whole share(s) of common stock issuable under the ESPP Option granted to the participant with respect to the Offering Period to the extent that the ESPP Option is exercisable on the Purchase Date. Any funds remaining in the participant’s account will be applied to the following Purchase Period. No fractional shares will be purchased.
The closing price per share of our common stock on the New York Stock Exchange on March 28, 2024, was $6.37.
Amendment and Termination of the Employee Stock Purchase Plan
The ESPP may be amended, suspended, or terminated by the stockholders of Redwood. The Board of Directors may also amend, suspend, or terminate the ESPP in the manner it deems advisable; however, stockholder approval will be required for any amendment that will increase the total number of shares as to which ESPP Options may be granted under the ESPP, or, but for such stockholder approval, cause the ESPP to fail to continue to qualify as an “employee stock purchase plan” under Section 423 of the Code.
New ESPP Benefits
The actual number of shares that may be purchased under the ESPP (after giving effect to the amendment of the ESPP) is not presently determinable, as eligible employees may adjust their participation in the ESPP from time to time. Therefore, it is not possible to determine the future benefits that will be received by participants in the ESPP.
ESPP Options Granted Since Inception
During 2023, the number of shares of common stock purchased under the ESPP was 105,592. The purchases were funded by payroll deductions from the eligible employees who purchased shares. The table below provides details on shares purchased under the ESPP from the inception of the ESPP through March 28, 2024 by employees who were Executive Officers for 2023 and by all current non-Executive Officer employees as a group.

2002 Redwood Trust, Inc. Employee Stock Purchase Plan
Name and Position	No. of Shares	Dollar Value ($)(1)
Christopher J. Abate, Chief Executive Officer	760	$27,221
Dashiell I. Robinson, President	—	$—
Brooke E. Carillo, Chief Financial Officer	—	$—
Fred J. Matera, Chief Investment Officer	—	$—
Andrew P. Stone, Executive Vice President and Chief Legal Officer	845	$12,578
Sasha G. Macomber, Chief Human Resources Officer	139	$703
All current Executive Officers (as a group) (2)	1,744	$40,502
All current Non-Executive Officer Directors (as a group) (3)	—	—
ESPP Participant who is 5% holder	—	—
All current Employees (as a group)	381,686	$4,358,179
(1) Based on the closing price (value) of Redwood common stock on the purchase date.
(2) Includes purchases made by current Named Executive Officers since inception of Plan.
(3) None of the current Non-Executive Officer Directors are eligible to participate in the Plan.

Federal Income Tax Consequences
The material federal income tax consequences of the ESPP under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the ESPP. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change.
The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an ESPP Option. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) an amount equal to 15% of the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.
If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and we will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the participant. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and we will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

Vote Required
The affirmative vote of the holders of a majority of the shares present (or represented) and entitled to vote on the proposal is required for approval of the amendment to our 2002 Employee Stock Purchase Plan. For purposes of the vote on the amendment, abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2002 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR PURCHASE THEREUNDER.

STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), stockholders may present proper proposals for inclusion in Redwood’s 2025 annual proxy statement and for consideration at Redwood’s 2025 annual meeting of stockholders. To be eligible for inclusion in Redwood’s 2025 annual proxy statement, a stockholder proposal must be received in writing not less than 120 calendar days before the first anniversary of the date Redwood released its proxy statement for the preceding year’s annual meeting and must otherwise comply with Rule 14a-8 under the Exchange Act. Accordingly, a stockholder nomination for director or proposal of business intended to be considered at the 2025 annual meeting of stockholders must be received by Redwood’s Secretary not later than December 12, 2024 to be eligible for inclusion in Redwood’s 2025 annual proxy statement. While the Board of Directors will consider stockholder proposals, Redwood reserves the right to omit from its annual proxy statement stockholder proposals that it is not required to include under the Exchange Act and Redwood’s Bylaws, including as a result of Rule 14a-8 under the Exchange Act.

In addition, Redwood’s current Bylaws contain advance notice provisions with respect to matters to be brought before an annual meeting of stockholders, including nominations for election to the Board of Directors. Redwood’s Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting, written notice containing the information required by the Bylaws must be delivered to the Secretary at Redwood’s principal executive office not earlier than the 150th calendar day nor later than 5:00 p.m., Pacific Time, on the 120th calendar day prior to the first anniversary of the date we released the proxy statement for the preceding year’s annual meeting. Accordingly, under Redwood's current Bylaws, a stockholder nomination for director or proposal of business intended to be considered at the 2025 annual meeting of stockholders must be received by the Secretary not earlier than November 12, 2024, and not later than 5:00 p.m., Pacific Time, on December 12, 2024. Proposals should be mailed to Redwood Trust, Inc., Attention: Secretary, One Belvedere Place, Suite 300, Mill Valley, CA 94941.

A copy of the Bylaws may be obtained from Redwood’s Secretary by written request to the same address.

INFORMATION INCORPORATED BY REFERENCE

This Proxy Statement incorporates by reference the information set forth in Redwood’s Annual Report on Form 10-K for the year ended December 31, 2023 (the 2023 Annual Report) under the following headings: Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; Item 7A. Quantitative and Qualitative Disclosures about Market Risk; Item 8. Financial Statements and Supplementary Data; and Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Copies of our 2023 Annual Report on Form 10-K are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of Redwood at (866) 269-4976 or at the principal executive offices of Redwood at the address set forth above under “Stockholder Proposals for the 2025 Annual Meeting.” In addition, within the Investor Relations section of Redwood’s website located at www.redwoodtrust.com, you can obtain, without charge, a copy of Redwood’s 2023 Annual Report on Form 10-K. Please note that the information on Redwood’s website is not part of this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS
April 1, 2024    /s/ Andrew P. Stone
Mill Valley, California    Secretary

ANNEX A

Reconciliation of
Non-GAAP EAD ROE
to
Return on Equity Based on GAAP Financial Results

A-1

Reconciliation of:
2023 GAAP Return on Equity (GAAP ROE)
to
2023 EAD Return on Equity (EAD ROE)
($ in thousands)

	Calculation of:
	GAAP ROE	EAD ROE
2023 GAAP net income (loss) available (related) to common shares	$(8,958)	$(8,958)
Adjustments:
Investment fair value changes, net (1)	$—	$44,400
Realized (gains)/losses, net (2)	—	(1,698)
Acquisition related expenses (3)	—	12,428
Organizational restructuring charges (4)	—	1,636
Tax effect of adjustments (5)	—	(40)
2023 Net Loss Related to/non-GAAP Earnings Available for Distribution to common stockholders	$(8,958)	$47,768

2023 Average GAAP Common Equity	$1,065,561	$1,065,561

Calculation: Divide 2023 Net Loss Related to/non-GAAP Earnings Available for Distribution to common stockholders by 2023 Average GAAP Common Equity	(0.8)%	4.5%

(1)	Investment fair value changes, net includes all amounts within that same line item on our consolidated statements of income, which primarily represents both realized and unrealized gains and losses on our investments (excluding HEI) and associated hedges.
(2)	Realized (gains)/losses, net includes all amounts within that line item on our consolidated statements of income.
(3)	Acquisition related expenses include transaction costs paid to third parties, as applicable, and the ongoing amortization of intangible assets related to the Riverbend, CoreVest and 5 Arches acquisitions.
(4)	Organizational restructuring charges represent costs associated with employee severance and related transition expenses.
(5)	The tax effect of adjustments represent the hypothetical income taxes associated with all adjustments used to calculate EAD ROE.

Non-GAAP Earnings Available for Distribution (“EAD”) and EAD Return on Equity (“EAD ROE”)

EAD and EAD ROE are non-GAAP measures derived from GAAP Net income (loss) available (related) to common shares and GAAP return on common equity (“GAAP ROE”), respectively.

EAD is defined as: GAAP net income (loss) available (related) to common shares adjusted to (i) exclude investment fair value changes; (ii) exclude realized gains and losses; (iii) exclude acquisition related expenses; (iv) exclude certain organization restructuring charges; and (v) adjust for the hypothetical income taxes associated with those adjustments.

EAD ROE is defined as: EAD divided by average common equity.

Management believes EAD and EAD ROE provide supplemental information to assist it and investors in analyzing the Company’s results of operations and help facilitate comparisons to industry peers. Management also believes that EAD and EAD ROE are metrics that can supplement its analysis of the Company’s ability to pay dividends, by providing an indication of the current income generating capacity of the Company's business operations as of the period being presented. More generally, EAD and EAD ROE should not be utilized in isolation, nor should they be considered as an alternative to GAAP net income (loss) available (related) to common shares, GAAP ROE or other measurements of results of operations computed in accordance with GAAP or for federal income tax purposes.
A-2

Annex B

Additional Disclosure Regarding
Non-GAAP Adjusted ROE
and
Non-GAAP Adjusted EAD ROE

Additional Disclosure Regarding
Non-GAAP Adjusted ROE and Non-GAAP Adjusted EAD ROE
and
the Use of These Non-GAAP Metrics in
Determining Realization of Performance-Based Annual Bonuses

As described in the Compensation Discussion and Analysis section of this Proxy Statement, two different non-GAAP financial performance metrics were used in 2023 within the Compensation Committee’s methodology for determining realization of each NEO’s performance-based annual bonus for 2023. In particular, for 2023, the Committee determined that 50% of the target amount of the financial performance component of annual bonuses would be realized based on 2023 Adjusted ROE and the other 50% of the target amount of the financial performance component of annual bonuses would be realized based on 2023 Adjusted EAD ROE.
Set forth within this Annex B is a detailed description of each of these non-GAAP financial performance metrics, as well as a review of the Compensation Committee’s methodology for determining annual bonus realization based on these metrics. Note: Adjusted ROE and Adjusted EAD ROE should not be considered as alternatives to GAAP net income, GAAP ROE or other measurements of results of operations computed in accordance with GAAP or for federal income tax purposes.
Adjusted ROE – Description. Adjusted ROE is a non-GAAP financial performance metric, which has historically been very closely correlated to Redwood’s ROE based on GAAP financial results, but differs in certain respects. Adjusted ROE generally reflects adjusted earnings on average common equity capital adjusted to exclude certain unrealized mark-to-market gains and losses from equity.
Because Adjusted ROE is a ratio of earnings to equity capital, the adjustment to exclude certain unrealized mark-to-market gains and losses from equity is made to enable the calculation of an “apples-to-apples” non-GAAP ratio of earnings to common equity capital for purposes of evaluating financial performance. For example, under GAAP, an unrealized loss recognized in equity capital but not recognized in earnings has the impact, all other factors being equal, of increasing the ratio of earnings to equity capital. Adjusted ROE addresses this by increasing equity capital by the amount of the unrealized loss, allowing for a non-GAAP calculation of a ratio using internally consistent earnings and equity capital amounts. Conversely, under GAAP, an unrealized gain recognized in equity capital but not recognized in earnings has the impact, all other factors being equal, of decreasing the ratio of earnings to equity capital. Adjusted ROE addresses this by decreasing equity capital by the amount of the unrealized gain, allowing for a non-GAAP calculation of a ratio using internally consistent earnings and equity capital amounts.
Adjusted ROE is determined by: (i) making the following adjustments to GAAP net income (loss) available (related) to common stockholders: (A) exclude certain acquisition-related expenses (e.g., excludes amortization expense related to intangible assets acquired in acquisitions); (B) exclude any valuation allowance, if any, on long-lived deferred tax assets in excess of specified levels; (C) exclude the impact, if any, of any variance in the consolidation treatment of specified entities under GAAP from a designated consolidation treatment of such specified entities; and (D) adjust for the hypothetical income taxes associated with these adjustments; and (ii) dividing adjusted net income (loss) available (related) to common stockholders by average common equity capital adjusted to exclude certain unrealized mark-to-market gains and losses. In addition, to the extent any adjustment in determining Adjusted ROE is applicable under either of the preceding clauses (B) or (C), a corresponding adjustment, if applicable, would also be made to average common equity capital for purposes of calculating Adjusted ROE.

Adjusted ROE – Methodology for Determining Annual Bonus Realization. As noted above, for 2023, the Committee determined that 50% of the target amount of the financial performance component of annual bonuses would be realized based on 2023 Adjusted ROE relative to a 11.5% target level of Adjusted ROE performance established by the Committee in the first quarter of 2023.
•Target-Level Performance: If 2023 Adjusted ROE equaled 11.5%, then 100% of the target amount of annual bonus for this sub-component of annual bonus would be realized by each NEO.
•Below Target-Level Performance: If 2023 Adjusted ROE was between 2.875% and 11.5%, then between 25% and 100% of the target amount of annual bonus for this sub-component of annual bonus would be realized by each NEO (based on a straight-line, mathematical interpolation).
•Above Target-Level Performance: If 2023 Adjusted ROE was above 11.5%, then above-target bonus for this sub-component of annual bonus would be realized by each NEO based on the following (using straight-line, mathematical interpolation): for each incremental percentage point of Adjusted ROE performance above 11.5%, an additional 27.75% of target bonus for this sub-component of annual bonus would be realized.
•Maximum Annual Bonus. As described in CD&A section of this Proxy Statement, each NEO was subject to a maximum annual bonus cap for 2023, such that the sum of the individual performance component of annual bonus, together with the realization of the company performance components of annual bonus (which is realized based on an equal weighting of Adjusted ROE and Adjusted EAD ROE performance), could not exceed 3.5x of such NEO’s target annual bonus.
Adjusted EAD ROE – Description. Adjusted EAD ROE is a non-GAAP financial performance metric derived from Redwood’s return on common equity determined based on GAAP financial results, but which differs in key respects. Adjusted EAD ROE is calculated by first deriving non-GAAP Adjusted Earnings Available for Distribution (“Adjusted EAD”) from GAAP net income (loss) available (related) to common stockholders and then dividing Adjusted EAD by average common equity capital adjusted to exclude certain unrealized mark-to-market gains and losses.
Because Adjusted EAD ROE is a ratio of earnings to equity capital, the adjustment to exclude certain unrealized mark-to-market gains and losses from equity is made to enable the calculation of an “apples-to-apples” non-GAAP ratio of earnings to common equity capital for purposes of evaluating financial performance. For example, under GAAP, an unrealized loss recognized in equity capital but not recognized in earnings has the impact, all other factors being equal, of increasing the ratio of earnings to equity capital. Adjusted EAD ROE addresses this by increasing equity capital by the amount of the unrealized loss, allowing for a non-GAAP calculation of a ratio using internally consistent earnings and equity capital amounts. Conversely, under GAAP, an unrealized gain recognized in equity capital but not recognized in earnings has the impact, all other factors being equal, of decreasing the ratio of earnings to equity capital. Adjusted EAD ROE addresses this by decreasing equity capital by the amount of the unrealized gain, allowing for a non-GAAP calculation of a ratio using internally consistent earnings and equity capital amounts.
Adjusted EAD is defined as: GAAP net income (loss) available (related) to common stockholders adjusted to: (i) exclude investment fair value changes, net (i.e., exclude all amounts within that same line item on Redwood’s consolidated statements of income); (ii) exclude HEI income, net (i.e., exclude all amounts within that same line item on Redwood’s consolidated statements of income); (iii) adjust for change in economic basis of investments1; (iv) exclude realized gains and losses (i.e., exclude all amounts within that same line item on Redwood’s consolidated statements of income); (v) exclude certain acquisition-related expenses (e.g., excludes amortization expense related to intangible assets acquired in acquisitions); (vi) exclude certain organizational restructuring charges (e.g., employee severance and related transition expenses associated with a reduction in force); (vii) exclude any valuation allowance, if any, on long-lived deferred tax assets in excess of specified levels; (viii) exclude the impact, i
1 Change in economic basis of investments is an adjustment representing the difference between GAAP interest income for Redwood’s investment portfolio assets and their current estimated economic income. Redwood derives estimated economic income each quarter by first calculating the internal rate of return (“IRR”) for an investment, using the investment’s carrying value at the beginning of the quarter and projected future cash flows for the investment. This IRR (or estimated economic yield) is applied to the average carrying value of the asset for the quarter to derive what we refer to as “estimated economic income.”

f any, of any variance in the consolidation treatment of specified entities under GAAP from a designated consolidation treatment of such specified entities; and (ix) adjust for the hypothetical income taxes associated with these adjustments. In addition, to the extent any adjustment in determining Adjusted EAD is applicable under either of the preceding clauses (vii) or (viii), a corresponding adjustment, if applicable, would also be made to average common equity capital for purposes of calculating Adjusted EAD ROE.
It should be noted that Adjusted EAD and Adjusted EAD ROE, which are utilized within the Compensation Committee’s methodology for determining realization of each NEO’s performance-based annual bonus for 2023, differ from the non-GAAP Earnings Available for Distribution (“EAD”) and non-GAAP EAD ROE financial reporting metrics that the Company published in the fourth quarter of 2023 in connection with reporting its fourth quarter earnings. Redwood’s 2023 non-GAAP EAD ROE is reported within the CD&A section of this proxy statement and is further discussed and reconciled to return on equity determined in accordance with GAAP within Annex A to this Proxy Statement.
Adjusted EAD ROE – Methodology for Determining Annual Bonus Realization. As noted above, for 2023, the Committee determined that 50% of the target amount of the financial performance component of annual bonuses would be realized based on 2023 Adjusted EAD ROE relative to a 7.5% target level of Adjusted EAD ROE performance established by the Committee in the first quarter of 2023.
•Target-Level Performance: If 2023 Adjusted EAD ROE equaled 7.5%, then 100% of the target amount of annual bonus for this sub-component of annual bonus would be realized by each NEO.
•Below Target-Level Performance: If 2023 Adjusted EAD ROE was between 1.875% and 7.5%, then between 25% and 100% of the target amount of annual bonus for this sub-component of annual bonus would be realized by each NEO (based on a straight-line, mathematical interpolation).
•Above Target-Level Performance: If 2023 Adjusted EAD ROE was above 7.5%, then above-target bonus for this sub-component of annual bonus would be realized by each NEO based on the following (using straight-line, mathematical interpolation): for each incremental percentage point of Adjusted EAD ROE performance above 7.5%, an additional 27.75% of target bonus for this sub-component of annual bonus would be realized.
•Maximum Annual Bonus. As described in CD&A section of this Proxy Statement, each NEO was subject to a maximum annual bonus cap for 2023, such that the sum of the individual performance component of annual bonus, together with the realization of the company performance components of annual bonus (which is realized based on an equal weighting of Adjusted EAD ROE and Adjusted ROE performance), could not exceed 3.5x of such NEO’s target annual bonus.

ANNEX C

2002 Redwood Trust, Inc.
Employee Stock Purchase Plan, As Amended

REDWOOD TRUST, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN
(as amended through [insert date of stockholder approval], 20242)

1.ESTABLISHMENT OF PLAN.
Redwood Trust, Inc., a Maryland corporation (the “Company”), proposes to grant options (“Options”) for purchase of the Company's common stock, $0.01 per share par value (“Common Stock”), to eligible employees of the Company and its Designated Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this “Plan”). For purposes of this Plan, “parent corporation” and “subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” set forth in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or successor provisions to such Section), and the provisions of this Plan shall be construed as reasonably necessary in order to effectuate such intent. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein.

2.STOCK SUBJECT TO PLAN.
A total of 1,100,000 shares of the Common Stock is reserved for issuance under this Plan. Such number shall be subject to adjustments affected in accordance with Section 16 of this Plan. Any shares of Common Stock that have been made subject to an Option that cease to be subject to the Option (other than by means of exercise of the Option), including, without limitation, in connection with the cancellation or termination of an Option, shall again be available for issuance in connection with future grants of Options under this Plan.

3.PURPOSE.
The purpose of this Plan is to provide employees of the Company and its designated subsidiaries, as that term is defined in Section 5 of this Plan (“Designated Subsidiaries”), with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees' sense of participation in the affairs of the Company and its Designated Subsidiaries, to provide an incentive for continued employment with the Company and its Designated Subsidiaries, to provide an additional form of tax-advantaged compensation for employees, and to provide a performance incentive that will inure to the benefit of all of the Company's stockholders.

4.ADMINISTRATION.
This Plan shall be administered by a committee (the “Committee”) appointed by the Company’s Board of Directors (the “Board”) consisting of at least two members of the Board, each of whom is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (unless the General Counsel of the Company shall have rendered a written opinion to the Board that such composition of the Committee is not required for the exemption under Rule 16b-3 to be available with respect to purchases of Common Stock under the Plan), which shall be the Compensation Committee of the Board if it satisfies such requirements. Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, the Committee shall have exclusive authority, in its discretion, to determine all matters relating to Options granted under this Plan, including all terms, conditions, restrictions, and limitations of Options; provided, however, that all participants granted Options under an offering pursuant to this Plan shall have the same rights and privileges within the meaning of Code Section 423(b)(5) except as required by applicable law. The Committee shall also have exclusive authority to interpret this Plan and may from time to time adopt rules and

2 The 2024 Annual Meeting of the Company’s stockholders is expected to occur on May 21, 2024.

regulations of general application for this Plan's administration. The Committee's exercise of discretion and interpretation of this Plan, its rules and regulations, and all actions taken and determinations made by the Committee pursuant to this Plan shall be conclusive and binding on all parties involved or affected. The Committee may delegate administrative duties to the Plan Financial Agent (defined in Section 12) or such of the Company’s officers or employees as it so determines (provided that no such delegation may be made that would cause the purchase of Common Stock by participants under this Plan to cease to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). All expenses incurred in connection with the administration of this Plan shall be paid by the Company and the Designated Subsidiaries; provided, however, that the Committee may require a participant to pay any costs or fees in connection with the sale by the participant of shares of Common Stock acquired under this Plan or in connection with the participant's request for the issuance of a certificate for shares of Common Stock held in the participant's account under the Plan.

5.ELIGIBILITY.
Any employee of the Company or the Designated Subsidiaries is eligible to participate in the Plan for any Offering Period (as hereinafter defined) under this Plan except the following:
(a)employees who have not been continuously employed by the Company or Subsidiaries from the date of hire or rehire or of return from an unapproved leave of absence for a period of at least three months before the beginning of such Offering Period;
(b)employees who are customarily employed for less than 20 hours per week;
(c)employees who are customarily employed for not more than five months in a calendar year; and
(d)employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries or who, as a result of being granted Options under this Plan, would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.
For all purposes of this Plan, the term Designated Subsidiaries shall mean those Subsidiaries which have been, or which may in the future be, determined by the Board to be Designated Subsidiaries. A Designated Subsidiary will cease to be a Designated Subsidiary on the earlier of (i) the date the Committee or the Board determines that such Subsidiary is no longer a Designated Subsidiary or (ii) such Designated Subsidiary ceases for any reason to be a “parent corporation” or “subsidiary corporation” as defined in Sections 424(e) and 424(f), respectively, of the Code.

6.EFFECTIVE DATE; OFFERING AND PURCHASE PERIODS.
The effective date of this Plan shall be July 1, 2002 (the “Effective Date”). The offering periods of this Plan (individually, an “Offering Period”) shall consist of periods determined as described below not to exceed the maximum period permitted by Section 423 of the Code. Until determined otherwise by the Committee or the Board, (a) Offering Periods shall commence on each January 1 and continue for twelve months, provided, however, that the first Offering Period shall begin on July 1, 2002 and continue for six months and the initial Offering Period for any newly eligible employee that becomes a participant during an otherwise ongoing Offering Period shall be deemed to begin on the first day of the first Purchase Period after eligibility, and (b) each Offering Period shall consist of one or more purchase periods (individually, a “Purchase Period”) during which payroll deductions of the participants are accumulated under this Plan. Until otherwise determined by the Committee or the Board, each Purchase Period shall be a three-month period commencing on each January 1, April 1, July 1, and October 1, provided, however, that the first Purchase Period shall commence with the first Offering Period on July 1, 2002. The first day of each Offering Period is referred to as the “Offering Date”. The last day of each Purchase Period is referred to as the “Purchase Date”. Subject to the requirements of Section 423 of the Code, the Committee or the Board shall have the power to change the duration of

Offering Periods or Purchase Periods with respect to future offerings if such change is announced at least 30 days prior to the first day of the first Offering Period or Purchase Period to be affected by such change.

7.PARTICIPATION IN THIS PLAN.
Eligible employees may become participants in an Offering Period under this Plan as of the Purchase Period first commencing after satisfying the eligibility requirements by delivering an enrollment form provided by the Company to the Secretary of the Company or such other officer as he or she may designate from time to time (“Redwood Plan Administrator”) not later than the 15th day of the month (or if such day is not a business day for the Company or the applicable Subsidiary, on the immediately preceding business day) before commencement of such Purchase Period unless a later time for filing the enrollment form authorizing payroll deductions is set by the Committee for all eligible employees with respect to a given Purchase Period. Notwithstanding the foregoing, for the initial Offering Period, commencing on the effective date, the time for filing an enrollment form and commencing participation for employees who satisfy the eligibility requirements as of the effective date shall be determined by the Committee and communicated to such employees. Once an employee becomes a participant in the Plan, such employee will automatically participate in all Purchase Periods commencing after satisfying the eligibility and enrollment requirements as set forth in the first sentence or second sentence of this section unless the employee withdraws from this Plan or terminates further participation in the Offering Period as set forth in Sections 13 and 14 below. Such participant is not required to file any additional enrollment forms in order to continue participation in this Plan.

8.GRANT OF OPTION ON ENROLLMENT.
Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant by the Company to such employee as of the relevant Offering Date of an Option to purchase on each relevant Purchase Date up to that number of whole shares of Common Stock of the Company, determined by dividing (a) the amount accumulated in such employee's payroll deduction account during the Purchase Period ending on such Purchase Date by (b) the Purchase Price as that term is defined in Section 9; provided, however, that the number of shares which may be purchased pursuant to an Option may in no event exceed (i) the number determined by dividing the amount of $6,250 by the fair market value (as defined in Section 9) of a share of Common Stock on the Offering Date, or (ii) such other maximum number of shares as may be specified in the future by the Board or Committee in lieu of the limitation contained in clause (i).

9.PURCHASE PRICE.
The purchase price per share (the “Purchase Price”) at which a share of Common Stock will be sold on any Purchase Date shall initially be the LOWER of (a) 85% of the fair market value of such share on the first day of the Offering Period in which such Purchase Date occurs or (b) 85% of the fair market value of such share on the Purchase Date.
For purposes of this Plan, the term “fair market value” of the Common Stock on any date shall be the closing price on such date of the Common Stock reported on the New York Stock Exchange or any national securities exchange on which the Common Stock is listed. If there is no reported closing price of the Common Stock on such date, then the “fair market value” shall be measured on the next preceding trading day for which such reported closing price is available. If there is no regular trading market for the Common Stock, the fair market value of the Common Stock shall be as determined by the Committee in its sole discretion, exercised in good faith. The Committee may change the manner in which the Purchase Price is determined with respect to future Offering Periods or Purchase Periods (provided such determination does not have the effect of lowering the Purchase Price to an amount less than that which would be computed utilizing the method for determining the Purchase Price set forth in the first paragraph of this Section 9) if such changed manner of computation applied to all eligible employees and is announced at least 30 days prior to the first day of the first Offering Period or Purchase Period to be affected by such change.

10.PURCHASE OF SHARES; CHANGES IN PAYROLL DEDUCTIONS; ISSUANCE OF SHARES.
(a)Funds contributed by each participant for the purchase of shares under this Plan shall be accumulated by regular payroll deductions made during each Offering Period. The deductions shall be made in $50 increments as selected by the Participant up to a maximum of not more than 15% of the participant's Compensation. As used herein, “Compensation” shall mean all base salary, wages, cash bonuses, commissions, current-pay dividend equivalent rights (“DERs”), and overtime; provided, however, that, for purposes of determining a participant's Compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. “Compensation” does not include severance pay, hiring and relocation allowances, pay in lieu of vacation, automobile allowances, imputed income arising under any Company group insurance or benefit program, income received in connection with stock options or other stock-based awards (other than current-pay DERs), or any other special items of remuneration. Payroll deductions shall commence on the first payday following the Offering Date and shall continue through the last payday of the Offering Period unless sooner altered or terminated as provided in this Plan.
(b)A participant may lower (but not increase) the rate of payroll deductions during a Purchase Period by filing with the Redwood Plan Administrator a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than 15 days after the Redwood Plan Administrator's receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during a Purchase Period, but not more than one change may be made effective during any Purchase Period. Notwithstanding the foregoing, a participant may lower the rate of payroll deductions to zero for the remainder of the Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Purchase Period by filing with the Redwood Plan Administrator a new authorization for payroll deductions not later than the 15th day of the month (or if such date is not a business day, the immediately preceding business day) before the beginning of such Purchase Period. A participant who has decreased the rate of withholding to zero will be deemed to continue as a participant in the Plan until the participant withdraws from the Plan in accordance with the provisions of Section 13. A participant shall have the right to withdraw from this Plan in the manner set forth in Section 13 regardless of whether the participant has exercised his or her right to lower the rate at which payroll deductions are made during an Offering Period.
(c)All payroll deductions made for a participant will be credited to his or her account under this Plan and deposited with the general funds of the Company. No interest will accrue on payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
(d)On each Purchase Date, provided that the participant has not terminated employment in accordance with Section 14 or has not submitted to the Redwood Plan Administrator a signed and completed withdrawal form, in either case on or before the 15th day (or if such date is not a business day, on the immediately preceding business day) of the last month of the Purchase Period in accordance with Section 10(b) or Section 13 of this Plan, or the Plan has not been terminated prior to the date referred to in the foregoing clause, the Company shall apply the funds then in the participant's account to the purchase at the Purchase Price of whole share(s) of Common Stock issuable under the Option deemed granted to such participant with respect to the Offering Period to the extent that such Option is exercisable on the Purchase Date; provided that in no event shall an Option be deemed exercised (by applying funds to a purchase) after the expiration of 27 months from the date such Option was deemed granted under Section 8 hereof. Subject to Section 11, any funds remaining in the participant's account will be applied to the following Purchase Period. No fractional shares will be purchased.
(e)During a participant's lifetime, such participant's Option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her Option until such Option has been exercised.

11.LIMITATIONS ON RIGHT TO PURCHASE.
(a)No employee shall be granted an Option to purchase Common Stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary which is intended to meet the requirements of Code Section 423, exceeds $25,000 in fair market value, determined as of the applicable date of the grant of the Option, for each calendar year in which the employee participates in this Plan (or any other employee stock purchase plan described in this Section 11(a)).
(b)The number of shares which may be purchased by any employee on a Purchase Date may not exceed the number of shares determined by dividing the sum of $6,250 by the fair market value (as defined in Section 9) of a share of Common Stock on the first day of the Offering Period in which such Purchase Date occurs or, in the event the Committee or Board may specify a different limitation to be applied in lieu of the foregoing limitation, then the number of shares which may be purchased by any employee on a Purchase Date may not exceed such other limitation.
(c)If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant's Option to each participant affected thereby.
(d)Any payroll deductions accumulated in a participant's account which are not used to purchase stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period without interest.

12.EVIDENCE OF STOCK OWNERSHIP.
(a)Promptly following each Purchase Date, the number of full shares of Common Stock purchased by each participant shall be deposited into an account established in the participant's name at a stock brokerage or other financial services firm designated or approved by the Committee (the “Plan Financial Agent”). A participant shall be free to undertake a disposition (whether by way of sale, gift, or other transfer) of the shares in his or her account at any time, subject to the Company's Insider Trading Policy and applicable securities law rules and regulations, but, in the absence of such a disposition, the shares must remain in the participant's account at the Plan Financial Agent until the holding period set forth in Code Section 423(a) has been satisfied. With respect to full shares for which the Code Section 423(a) holding period has been satisfied, the participant may move those shares to another brokerage account of the participant's choosing or request that a stock certificate for full shares be issued and delivered to him or her.
(b)Following termination of a participant's employment for any reason, the participant shall have a period of 60 days to notify the Plan Financial Agent whether such participant desires (i) to receive a certificate representing all full shares then in the participant's account with the Plan Financial Agent and any cash being held for future purchases or (ii) to sell the shares in the participant's account through the Plan Financial Agent. If the terminated participant fails to file such notice with the Plan Financial Agent within 60 days after termination, he or she shall be deemed to have elected the alternative set forth in clause (i) above, provided that the Plan Financial Agent will continue to hold the terminated participant's certificates, on his or her behalf, in an account no longer subject to this Plan, until otherwise directed by such participant or determined by the Plan Financial Agent. However, the participant shall not in any event receive a certificate representing shares with respect to which the Code Section 423(a) holding period has not been satisfied until such holding period has been satisfied.

13.WITHDRAWAL.
(a)Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Redwood Plan Administrator a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time on or prior to the 15th day of the last month (or if such date is not a business day, the immediately preceding business day) of a Purchase Period.
(b)Upon withdrawal from this Plan, the accumulated payroll deductions of the participant not theretofore utilized for the purchase of shares of Common Stock on a Purchase Date shall be returned to the withdrawn participant, without interest, and his or her participation in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period unless otherwise determined by the Committee, but he or she may participate in any subsequent Offering Period by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in this Plan.

14.TERMINATION OF EMPLOYMENT; LEAVE OF ABSENCE.
Termination of a participant's employment for any reason, including retirement, death, or the failure of a participant to remain an eligible employee, immediately terminates his or her participation in this Plan. In such event, except as provided in Section 15, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of his or her death, to his or her beneficiary or heirs, without interest. For purposes of this Section 14, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company in the case of any leave of absence permitted by applicable law or otherwise approved by the Committee.

15.RETURN OF PAYROLL DEDUCTIONS.
In the event a participant's interest in this Plan is terminated by withdrawal, termination of employment, or otherwise, or in the event this Plan is terminated by the Board, the Company shall promptly deliver to the participant all contributions of the participant to the Plan which have not yet been applied to the purchase of stock unless such termination of participation occurs later than the 15th day of the final month of any Purchase Period (or if such date is not a business day, on the preceding business day), in which event such contributions will be utilized to purchase Common Stock for the participant. No interest shall accrue on the payroll deductions of a participant in this Plan.

16.CAPITAL CHANGES.
In the event that at any time or from time to time a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares of Common Stock or any securities exchanged therefor or received in their place being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different, or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock, then the Committee, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in the maximum number and kind of shares of stock subject to this Plan as set forth in Sections 1 and 2, the number and kind of shares subject to outstanding Options, and the Purchase Price. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

17.NONASSIGNABILITY.
Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an Option or to receive shares under this Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 24 hereof) by the participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be void and without effect.

18.REPORTS AND STATUS OF ACCOUNTS.
Individual accounts will be maintained by the Plan Financial Agent for each participant in this Plan. The participant shall have all ownership rights with respect to shares of Common Stock held in his or her account by the Plan Financial Agent, including the right to vote such shares and to receive any dividends or distributions which may be declared thereon by the Board. The Plan Financial Agent shall send to each participant promptly after the end of each Purchase Period a report of his or her account setting forth the total of shares purchased, the total number of shares then held in his or her account, and the market value per share. Neither the Company nor any Designated Subsidiary shall have any liability for any error or discrepancy in any such report.

19.NO RIGHTS TO CONTINUED EMPLOYMENT; NO IMPLIED RIGHTS.
Neither this Plan nor the grant of any Option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary or restrict the right of the Company or any Subsidiary to terminate such employee's employment. The grant of any Option hereunder during any Offering Period shall not give a participant any right to similar grants thereafter.

20.EQUAL RIGHTS AND PRIVILEGES.
All eligible employees shall have equal rights and privileges with respect to this Plan except as required by applicable law so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Board, or the Committee, be reformed to comply with the requirements of Section 423. This Section 20 shall take precedence over all other provisions in this Plan.

21.NOTICES.
All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.AMENDMENT OF PLAN.
This Plan may be amended by the stockholders of the Company. The Board may also amend this Plan in such respects as it shall deem advisable; however, stockholder approval will be required for any amendment that will increase the total number of shares as to which Options may be granted under this Plan, or, but for such shareholder approval, cause this Plan to fail to continue to qualify as an “employee stock purchase plan” under Section 423 of the Code or cause the purchase of shares thereunder to fail to be exempt from the provisions of Section 16(b) of the Exchange Act.

23.TERMINATION OF THE PLAN.
The Company's stockholders or the Board may suspend or terminate this Plan at any time. Unless this Plan shall theretofore have been terminated by the Company’s stockholders or the Board, this Plan shall remain in full force and effect until all shares reserved under Section 2 have been purchased pursuant to the terms hereof.

24.DESIGNATION OF BENEFICIARY.
(a)A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under this Plan in the event of such participant's death prior to delivery to him or her (or to the Plan Financial Agent on his or her behalf) of such shares and cash.
(b)Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant's death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant or, if no spouse, dependent, or relative is known to the Company, to such other person as the Company may in good faith determine to be the appropriate designee.

25.CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES.
Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of the New York Stock Exchange or any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

26.WITHHOLDING.
The Committee shall have the right to make such provisions as it deems appropriate to satisfy any obligation of the Company to withhold federal, state, or local income or other taxes incurred by reason of the operation of the Plan.

27.GOVERNING LAW.
Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of federal law, this Plan shall be construed in accordance with, and shall be governed by, the substantive laws of the State of California without regard to any provisions of California law relating to the conflict of laws.

REDWOOD TRUST

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2, 3, and 4.

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Greg H. Kubicek	☐	☐	☐	02 - Christopher J. Abate	☐	☐	☐	03 - Doneene K. Damon	☐	☐	☐
04 - Armando Falcon	☐	☐	☐	05 - Douglas B. Hansen	☐	☐	☐	06 - Debora D. Horvath	☐	☐	☐
07 - Georganne C. Proctor	☐	☐	☐	08 - Dashiell I. Robinson	☐	☐	☐	09 - Faith A. Schwartz	☐	☐	☐

Proposal	For	Against	Abstain
2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2024. **The Board of Directors recommends a vote FOR ratification.**	☐	☐	☐
3. To vote on a non-binding advisory resolution to approve named executive officer compensation. **The Board of Directors recommends a vote FOR approval.**	☐	☐	☐
4. To vote on an amendment to our 2002 Employee Stock Purchase Plan to increase the number of shares available for purchase. **The Board of Directors recommends a vote for FOR approval.**	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card and insert the date of your signature(s). All joint holders must sign. When signing as an attorney, trustee, executor, administrator, guardian, or corporate officer, please provide your FULL title under your signature(s).

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1UPX 610441

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